UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Guardians of Gold Inc.

Nirek Resources Inc.
(Exact name of registrant as specified in its charter)

Nevada
and
Ontario, Canada
(State or other jurisdiction of incorporation or organization)

1040
(Primary Standard Industrial Classification Code Number)

421770671
98-0658269
(I.R.S. Employer Identification Number)

4 King Street West	4 King Street West
Suite 1320	Suite 1320
Toronto, Ontario, Canada M5H 1B6	Toronto, Ontario, Canada M5H 1B6
Telephone: (416) 603-1555	Telephone: (800) 313-6010
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Ron Haller Secretary 4 King Street West Suite 1320 Toronto, Ontario, Canada M5H 1B6 Telephone: (416) 603-1555 Facsimile: (416) 864-0175	Copies to: Matthew McMurdo Nannarone & McMurdo LLP 511 Avenue of the Americas Suite 800 New York, NY 10011 Telephone: (917) 318-2865 Facsimile: (646) 390-7090

Kretzmer & Associates, PLLP
Suite 2712, 228 East 45th Street, New York, NY 10017
Telephone: (212) 202-5158
(Name, address, including zip code and telephone number, including area code, of agent for service)

Approximate dates of commencement of proposed sale of the securities to public: ______ __, 2011

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (5)	Proposed maximum offering price per unit(6)	Proposed maximum aggregate offering price (7)	Amount of registration fee

Common Stock (1)	1,068,932	$0.00001	$1.97	$0.000003
Common Stock (2)	1,068,932	$0.00168	$1,795.80	$0.002927
Silver Certificates (3)	1,068,932	$0.00666	$7,119.08	$0.011604
Gold Warrants (4)	1,068,932	$0.1115	$22,024.24	$0.036000

(1)	Nirek Resources Inc. common stock, no par value per share; newly issued treasury shares.
(2)	Guardians of Gold Inc. common stock, $0.001 par value per share; newly issued treasury shares.
(3)	Silver certificates issued by Nirek Resources Inc. for ten (10) grams of silver. Such grams of silver shall be delivered to the holders of the silver certificates by March 31, 2016.
(4)

Gold warrants issued by Nirek Resources Inc., exercisable on or before July 18, 2011, at a cost of $190.00 for ten (10) grams of gold. Such grams of gold, assuming timely exercise of the related gold warrants, shall be delivered to the holders of such gold warrants by March 31, 2016. Delivery of any or all of the gold is not guaranteed. In the event that only a portion of the gold can be delivered by March 31, 2016, it shall be distributed, pro rata, among the shareholders who exercised the related gold warrants. The remaining balance of gold shall be replaced by an amount of silver equal in value to the aforementioned gold, based on the market prices of the silver and gold on the date the related gold warrant was exercised.

(5)	Represents the number of shares of such security that may be issued in the registrant’s exchange offer.

(6)

The sum of the offering prices per unit is $0.12 which is the average of the bid and asked price of the common stock of Silver Dragon Resources Inc. as reported on the Over-the-Counter Bulletin Board on June 27, 2011.

(7)

Pursuant to Rule 457(c) and Rule 457(f), and solely for the purpose of calculating the registration fee, the market value of the securities to be received by the co-registrants, Nirek Resources Inc. and Guardians of Gold Inc., in the exchange offer was calculated as the product of (i) 1,068,932 shares of Nirek Resources Inc. common stock times 0.01% of the average of the bid and asked price of the common stock of Silver Dragon Resources Inc. as reported on the Over-the-Counter Bulletin Board on June 27, 2011 ($0.12); plus (ii) 1,068,932 shares of Guardians of Gold Inc. common stock times 1.49% of the average of the bid and asked price of the common stock of Silver Dragon Resources Inc. as reported on the Over-the-Counter Bulletin Board on June 27, 2011($0.12); plus (iii) 1,068,932 silver certificates issued by Nirek Resources Inc. for ten (10) grams of silver (such grams of silver shall be delivered to the holders of the silver certificates by March 31, 2016) times 5.55% of the average of the bid and asked price of the common stock of Silver Dragon Resources Inc. as reported on the Over-the-Counter Bulletin Board on June 27, 2011 ($0.12) plus (iv) 1,068,932 warrants issued by Nirek Resources Inc., exercisable on or before July 18, 2011 at a cost of $190.00 for ten (10) grams of gold (such gold, or an equal value in silver, shall be delivered by March 31, 2016) times 92.95% of the average of the bid and asked price of the common stock of Silver Dragon Resources Inc. as reported on the Over-the-Counter Bulletin Board on June 27, 2011 ($0.12).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Guardians of Gold Inc. and Nirek Resources Inc. may not sell these securities until the registration statement filed with the Securities and Exchange Commission, of which this document is a part, is declared effective. This prospectus is not an offer to sell these securities and Guardians of Gold Inc. and Nirek Resources Inc. are not soliciting an offer to buy these securities in any state where an offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 28, 2011

GUARDIANS OF GOLD INC.

NIREK RESOURCES INC.

Offer to Exchange

(i) 1,068,932 Shares of Common Stock
of
Nirek Resources Inc.;

(ii) 1,068,932 Shares of Common Stock
of
Guardians of Gold Inc.;

(iii) 1,068,932 Silver Certificates
Issued by Nirek Resources Inc.
for ten (10) grams of silver. Such grams of silver shall be delivered to the holders of the silver certificates by March 31, 2016. (see Description of Silver Certificates, page 74); and

(iv) 1,068,932 Gold Warrants
Issued by Nirek Resources Inc.
exercisable on or before July 18, 2011 at a cost of $190.00
for ten (10) grams of gold. Such grams of gold, assuming timely exercise of the related gold warrants, shall be delivered to the holders of such gold warrants by March 31, 2016. Delivery of any or all of the gold is not guaranteed. In the event that only a portion of the gold can be delivered by March 31, 2016, it shall be distributed, pro rata, among the shareholders who exercised the related gold warrants in a timely manner. The undelivered gold shall be replaced by an amount of silver equal in value to such missing gold, based on the market prices of the silver and gold on the date the related gold warrant was exercised. (see Description of NRI Warrants, page 76).

For Shares of Issued and Outstanding
Silver Dragon Resources Inc., Common Stock
On the Basis of an Exchange of One Hundred (100) Silver Dragon Resources Inc. Shares for

(i) One (1) Guardians of Gold Inc. Share of Common Stock;

(ii) One (1) Nirek Resources Inc. Share of Common Stock;

(iii) One (1) Nirek Resources Inc. Silver Certificate for ten (10) grams of silver. Such grams of silver shall be delivered to the holders of the silver certificates by March 31, 2016.
(see Description of Silver Certificates, page 74); and

(iv) One (1) Nirek Resources Inc. Gold Warrant exercisable on or before July 18, 2011 at a cost of $190.00 for ten (10) grams of gold. Such grams of gold, assuming timely exercise of the related gold warrants, shall be delivered to the holders of such gold warrants by March 31, 2016. Delivery of any or all of the gold is not guaranteed. In the event that only a portion of the gold can be delivered by March 31, 2016, it shall be distributed, pro rata, among the shareholders who exercised the related gold warrants in a timely manner. The remaining balance of gold shall be replaced by an amount of silver equal in value to the aforementioned gold, based on the market prices of the silver and gold on the date the related gold warrant was exercised (see Description of NRI Warrants, page 76).

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 1:00 P.M. TORONTO TIME, ON _____________, 2011, (THE “EXPIRATION DATE”) UNLESS EXTENDED. SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

This prospectus is directed only at persons who are U.S. shareholders (all such persons together being referred to as “relevant persons”). This prospectus must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus relates is available only to relevant persons and will be engaged in only with relevant persons.

Guardians of Gold Inc. (“GOG”) and Nirek Resources Inc. (“NRI” and together with GOG, the “Offeror”) are offering to exchange (i) 1,068,932 shares of newly issued common stock of GOG; (ii) 1,068,932 shares of newly issued common stock of NRI; (iii) 1,068,932 silver certificates issued by NRI for (10) grams of silver (each a “Silver Certificate”); such silver will be delivered to the holders of the Silver Certificates on or before March 31, 2016 and (iv) 1,068,932 warrants issued by NRI, exercisable on or before July 18, 2011, each exercisable at a cost of $190.00 for ten (10) grams of gold (each, an “NRI Warrant”); such gold will be delivered to holders of the NRI Warrants who exercised such NRI Warrants in a timely manner and such delivery of the gold to the holders of the NRI Warrants shall occur on or before March 31, 2016 (in the event that only a portion of the gold can be delivered by March 31, 2016, it shall be distributed, pro rata, among the holders of the NRI Warrants who exercised such NRI Warrants in a timely manner; the remaining balance of gold shall be replaced, on or before March 31, 2016, by an amount of silver equal in value to the aforementioned gold, based on the market prices of the silver and gold on the date the related NRI Warrants were exercised) for shares of issued and outstanding Silver Dragon Resources Inc. (“SDRG”) common stock, at an exchange ratio of (a) one (1) share of GOG common stock; (b) one (1) share of NRI common stock; (c) one (1) Silver Certificate and (d) one (1) NRI Warrant for each one hundred (100) shares of SDRG upon the terms and subject to the conditions in this prospectus and accompanying letter of transmittal. The GOG common stock and NRI common stock will be treasury stock newly issued in this offer. The GOG common stock and NRI common stock shall be immediately tradable because there is no holding period required for Frankfurt listed shares issued from treasury. Delivery of any or all of the gold, pursuant to the terms of the NRI Warrants, is not guaranteed. In the event there is not a sufficient supply of gold by March 31, 2016, the Offeror shall replace such remaining balance of gold with an amount of silver equal in value to the aforementioned gold, based on the market prices of the silver and gold on the date the related NRI Warrant was exercised. See Other Terms of the Offer, page 54; Description of Silver Certificates, page 74 and Description of NRI Warrants, page 76.

This offer is referred to in this prospectus as the “exchange offer” or the “offer.” The GOG common stock, NRI common stock, Silver Certificates and NRI Warrants are collectively referred to herein as the “Consideration”.

The Offeror will acquire 106,893,198 issued and outstanding shares of SDRG common stock in the offer. In the event that fewer than 106,893,198 shares are tendered, the Offeror may take up,

at its sole option, a minimum of 53,553,500 shares. Failing the above minimum, the Offeror will forego the offer altogether. The Offeror proposes to supplement SDRG’s business by means of increasing SDRG’s opportunities in the resource industry, with a view of enhancing the Offeror’s investment in SDRG. In addition, the Offeror will explore and attempt to initiate joint venture efforts with SDRG’s associates and other potential partners. Although the Offeror does not presently have the intention to sell the SDRG common stock taken up under the exchange offer, the Offeror reserves the right to do so. The Offeror does not intend to make any additional offers for shares of SDRG common stock or to effect any business combinations with SDRG, such as a merger or share exchange, after the exchange offer. See Background and Reasons for the Offer, page 37.

GOG’s common stock is traded on the Frankfurt Stock Exchange under the symbol “QGD”. NRI’s common stock is traded on the Frankfurt Stock Exchange under the symbol “3N6”. SDRG’s common stock is traded on the Over-the-Counter Bulletin Board under the symbol “SDRG”. On _______ __, 2010, the last full trading day before the Offeror announced its intention to commence this offer, the closing price of a share of SDRG’s common stock was $[___], the closing price of a share of GOG’s common stock was $[___] and the closing price of a share of NRI’s common stock was $[___]. On ________, 2011, the last full trading day before the Offeror announced its intention to commence this offer, the market price of a gram of silver was $[___]. On __________, 2011, the last full trading day before the Offeror announced its intention to commence this offer, the market price of a gram of gold was $[___]. Based on these closing prices, the market prices and the exchange ratio in the offer of (i) one (1) share of GOG common stock, (ii) one (1) share of NRI common stock, (iii) one (1) Silver Certificate and (iv) one (1) NRI Warrant for each one hundred (100) shares of SDRG, the Offeror’s offer has a value of $[___] per share of SDRG common stock. This represents a [___]% markup from SDRG’s closing share price on ______________, 2011.

FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONSIDERATION WITH THE OFFER, PLEASE CAREFULLY READ THE SECTION CAPTIONED “RISK FACTORS” BEGINNING ON PAGE 26.

The Offeror’s obligation to exchange the Consideration for shares of SDRG common stock is subject to specified conditions, which are more fully described in The Offer – Conditions of the Offer, page 49. This offer is conditioned on acquiring 106,893,198 issued and outstanding shares of SDRG common stock in the offer. In the event that fewer than 106,893,198 unrestricted shares are tendered, the Offeror may take up, at its sole option, a minimum of 53,553,500 shares. Failing the above minimum, the Offeror will forego the offer altogether. Odd lots of less than 100 shares of SDRG common stock will only be accepted at the sole discretion of the Offeror.

The Offeror has not authorized any person to provide any information or to make any representation in connection with the offer other than the information contained in this prospectus.

THE OFFEROR IS NOT ASKING YOU FOR A PROXY AND THIS OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF STOCKHOLDERS OF SDRG.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this preliminary prospectus is June __, 2011.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

The following questions and answers are intended to address some commonly asked questions regarding the exchange offer. These questions and answers may not address all questions that may be important to you as a shareholder of SDRG. Please refer to the more detailed information contained elsewhere in this prospectus, the exhibits to this prospectus and the documents referred to in and delivered with this prospectus.

What is the Offeror’s proposed transaction?

Pursuant to the registration statement filed with the Securities and Exchange Commission (the “SEC”), of which this prospectus is a part, the Offeror is offering to acquire 106,893,198 shares of issued and outstanding SDRG common stock in exchange for (i) 1,068,932 shares of newly issued common stock of GOG and (ii) 1,068,932 shares of newly issued common stock of NRI; along with (A) 1,068,932 Silver Certificates and (B) 1,068,932 NRI Warrants (collectively, the “Consideration”).

The common stock to be issued by GOG and NRI will be issued from treasury. The newly issued GOG common stock and NRI common stock will be listed and immediately tradable on the Frankfurt Stock Exchange. There is no holding period required for Frankfurt listed shares issued from treasury. According to SDRG’s shareholder list, as of May 18, 2011, there were 106,893,198 shares of SDRG common stock outstanding. Of these, 81,547,188 shares were unrestricted and freely tradable and 25,346,010 shares were restricted. As of the date of this prospectus, the Offeror holds no shares of SDRG common stock. However, GOG holds warrants for 1,250,000 shares of SDRG common stock at a strike price of $0.50 per share and NRI holds warrants for 1,250,000 shares of SDRG common stock at a strike price of $0.20 per share. Upon acceptance of this entire tender offer, the Offeror would own 106,893,198 shares of SDRG common stock, representing 100% of the outstanding common stock.

If this offer is successful, the Offeror shall hold at least 50.01% of the outstanding common stock of SDRG. As the majority stockholder, the Offeror shall take all of the corporate steps necessary in order to position itself, or its designees, so that it has the authority to cause SDRG to deliver silver and gold from SDRG’s properties, on behalf of the Offeror. Delivery of any or all of the gold under the NRI Warrants is not guaranteed. In the event there is not a sufficient supply of gold to be delivered by March 31, 2016 to the holders of the NRI Warrants, who exercise such NRI Warrants in a timely manner, the Offeror shall cause SDRG to distribute the available gold among the shareholders who exercised the related NRI Warrants. Such distribution shall be done on a pro rata basis. The Offeror shall cause SDRG to replace the remaining balance of gold with an amount of silver equal in value to the aforementioned gold, based on the market prices of the silver and gold on the date the related NRI Warrant was exercised. The delivery of such replacement silver to the holders of the exercised NRI Warrants shall occur on or before March 31, 2016. See Other Terms of the Offer, page 54; Description of Silver Certificates, page 74 and Description of NRI Warrants, page 76.

How many shares will the Offeror purchase in the offer?

The Offeror will purchase 106,893,198 issued and outstanding shares of SDRG common stock in the offer. In the event that fewer than 106,893,198 shares of common stock are tendered, the Offeror may take up, at its sole option, a minimum of 53,553,492 shares. Failing the above minimum, the Offeror will forego the offer altogether.

What will I receive in exchange for my SDRG shares?

In exchange for each 100 shares of SDRG common stock purchased from you pursuant to the offer, you will receive (i) one (1) share of GOG common stock, (ii) one (1) share of NRI common stock, (iii) one (1) Silver Certificate and (iv) one (1) NRI Warrant. The amount of each item of the Consideration into which each 100 shares of SDRG common stock will be exchanged in the offer is sometimes referred to in this prospectus as the “exchange ratio.” GOG’s common stock is traded on the Frankfurt Stock Exchange under the symbol “QGD”. NRI’s common stock is traded on the Frankfurt Stock Exchange under the symbol “3N6”. The newly issued GOG common stock and NRI common stock will be listed and immediately tradable on the Frankfurt Stock Exchange. There is no holding period required for Frankfurt listed shares issued from treasury.

What is the per share value of the offer?

On ________, 2011, the most recent full day of trading before the Offeror announced its intention to tender pursuant to this form, the closing price of each share of SDRG common stock was $[__], the closing price of a share of GOG’s common stock was $[__] and the closing price of a share of NRI’s common stock was $[__]. Also, on ______, 2011, the market price of a gram of silver was $[___]. The market price of a gram of gold was $[___]. The exchange ratio in the offer would value SDRG at $[___] per share. This represents a markup of [___]% to the SDRG closing price described above.

What will the Offeror do in the event there is insufficient gold to meet the demand of the holders of the NRI Warrants by March 31, 2016?

If this offer is successful, the Offeror shall hold at least 50.01% of the outstanding common stock of SDRG. As the majority stockholder, the Offeror shall take all of the corporate steps necessary in order to position itself, or its designees, so that it has the authority to cause SDRG to deliver gold it owns, on the Offeror’s behalf. The gold to be issued upon the exercise of the NRI Warrants will originate from SDRG’s current portfolio of gold properties. However, the subject gold will be provided on a “best efforts” basis. In the event the supply of gold available is insufficient to meet the requirements of the exercised NRI Warrants by March 31, 2016, the Offeror shall cause SDRG to distribute the available gold among the shareholders who exercised the related NRI Warrants in a timely manner. Such distribution shall be made on a pro rata basis. The Offeror shall cause SDRG to replace the remaining balance of gold with an amount of silver equal in value to the aforementioned gold, based on the market prices of the silver and gold on the date the related NRI Warrant was exercised. The delivery of such replacement silver to the holders of the exercised NRI Warrants shall occur on or before March 31, 2016.

Is the offer open to all shareholders?

The offer is only open to U.S. shareholders who can tender common shares of SDRG.

May I tender in lots of less than 100 shares of SDRG common stock?

Odd lots of less than 100 shares of SDRG common stock will only be accepted at the sole discretion of the Offeror.

What does the Board of Directors of SDRG think about the offer?

SDRG has assessed the terms and conditions of the offer to exchange SDRG shares of common stock for the Consideration. SDRG will likely not be taking a position for either acceptance or rejection of the offer, leaving it up to their shareholders to take the action they deem appropriate based on their individual advisers’ analysis.

Why is the Offeror offering to exchange the Consideration for SDRG?

The Offeror believes additional value can be discovered by supplementing SDRG’s business through increasing SDRG’s opportunities in the resource industry, thereby enhancing its investment in SDRG. In addition, the Offeror hopes to explore and attempt to initiate joint venture efforts with SDRG’s associates and other potential partners.

Will I be taxed on the SDRG stock I receive?

The receipt of the Consideration by a U.S. holder in exchange for its shares of SDRG common stock pursuant to the offer is not expected to be a taxable transaction for U.S. federal income tax purposes. See The Offer-Taxation, page 48.

Is GOG’s financial condition relevant to my decision to tender in the offer?

Yes, GOG’s financial condition is relevant to your decision to tender your shares because shares of SDRG common stock accepted in the offer will be partially exchanged for shares of GOG common stock. You should therefore, consider GOG’s financial condition before you decide to become one of GOG’s stockholders through the offer. This prospectus contains financial information regarding GOG and SDRG, which we encourage you to carefully review.

Is NRI’s financial condition relevant to my decision to tender in the offer?

Yes, NRI’s financial condition is relevant to your decision to tender your shares because shares of SDRG common stock accepted in the offer will be partially exchanged for shares of NRI common stock and NRI Warrants. You should therefore, consider NRI’s financial condition and SDRG’s ability to deliver the gold to be issued upon exercise of the NRI Warrants before you decide to accept the offer. This prospectus contains financial information regarding NRI and SDRG, which we encourage you to carefully review.

Will I have to pay any fee or commission to exchange shares?

If you are the record owner of your shares and you tender your shares in the offer, you will not have to pay any brokerage fees, commissions or similar expenses. If you own your shares through a broker, dealer, commercial bank, trust company or other nominee and your broker dealer commercial bank, trust company or other nominee tenders your shares on your behalf, they may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

When and how do I receive the Consideration for my tendered shares?

The Offeror will exchange your validly tendered and not properly withdrawn shares through Heritage Transfer Agency Inc. (the “Depository”). The Silver Certificates and NRI Warrants shall be deposited with the Depository by NRI. The Depository will act as your agent for the purpose of receiving the Consideration from the Offeror and transmitting such Consideration to you. In all cases, exchange of tendered shares will be made only after timely receipt by the Depository of certificates for such shares (or of a confirmation of a book-entry transfer of such shares) and a properly completed and duly executed letter of transmittal and any other required documents for such shares.

If I decide not to tender, how will the offer affect my shares?

The exchange of shares of SDRG common stock pursuant to the offer will reduce the number of holders of SDRG common stock and could adversely affect the liquidity, marketability and value of the shares of SDRG common stock.

Are dissenters’ rights available?

Dissenters’ rights are the rights of stockholders, in certain cases, to receive “fair value” for their shares, plus accrued interest, as determined by a statutorily-prescribed process, which may include a judicial appraisal process. Dissenters` rights are not available in the offer.

What is the market value of my SDRG shares as of a recent date?

On _________, 2011 the closing price of a share of SDRG common stock was $[____]. The Offeror advises you to obtain a recent quotation for the SDRG common stock before deciding whether to tender your shares.

The cover page to this Prospectus states that the offer is subject to change and that the Registration Statement filed with the SEC is not yet effective. Does this mean that the offer has not commenced?

Yes. While completion of this preliminary prospectus and effectiveness of the registration statement are not necessary for the offer to commence, our offer has not yet commenced. Also, we cannot, accept for exchange any shares tendered in the offer or exchange any shares of SDRG common stock until the registration statement is declared effective by the SEC and the other conditions to the offer have been satisfied or to the extent legally permissible, waived.

EXCHANGE RATE INFORMATION; EXCHANGE CONTROLS

All audited financial statements for GOG and NRI are shown in Canadian dollars. All other dollar figures are shown in United States dollars. The shares of common stock of GOG (QGD) and NRI (3N6) trade on the Frankfurt Stock Exchange in Euros with their trading symbols shown in brackets.

In this prospectus, unless otherwise specified or the context requires, references to “U.S. $” or “U.S. dollars” are to United States dollars, references to “Cdn $” are to Canadian dollars and references to “€” are to Euros.

The following tables contain the exchange rate of U.S. dollars for Cdn $ and the exchange rate of U.S. dollars for €. This information has been extracted from the OANDA Historical Exchange Rate tables (see www.oanda.com/currency/historicalrates).

Exchange Rate of U.S. dollars for Canadian Dollars

	Average US$	High US$	Low US$

Jan. 1 to Dec. 31, 2007	1.074	1.187	0.906
Jan. 1 to Dec. 31, 2008	1.067	1.301	0.971
Jan. 1 to Dec. 31, 2009	1.142	1.306	1.021
Jan. 1 to Dec. 31, 2010	1.037	1.077	0.997
Jan. 1 to April 30, 2011	0.980	0.996	0.957

Exchange Rate of U.S. dollars for Euros

	Average US$	High US$	Low US$

Jan. 1 to Dec. 31, 2007	0.731	0.777	0.668
Jan. 1 to Dec. 31, 2008	0.683	0.811	0.624
Jan. 1 to Dec. 31, 2009	0.719	0.803	0.660
Jan. 1 to Dec 31, 2010	0.757	0.823	0.691
Jan. 1 to April 30, 2011	0.724	0.763	0.692

Canadian dollars and Euros are both convertible into U.S. dollars free floating rates. Currently there are no restrictions on the flow of the currencies.

WHERE YOU CAN FIND MORE INFORMATION

Questions and requests for assistance may be directed to the Depository or the Offeror and additional copies of the letter of transmittal and the notice of guaranteed delivery may be obtained without charge on request from those persons at their respective offices shown on the letter of transmittal. Shareholders whose SDRG shares are registered in the name of a nominee should contact their broker, investment dealer, bank, trust company or other nominee for assistance.

SDRG files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that SDRG files at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. SDRG’s public filings also are available to the public from commercial document retrieval services and at the Internet website maintained by the SEC at http://www.sec.gov.

NRI and GOG have filed a registration statement on Form S-4 to register with the SEC the offering and sale of shares of GOG common stock and NRI common stock to be issued in the offer. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all of the information that you can find in the registration statement or the exhibits to the registration statement. For further information, reference is made to the registration statement and its exhibits. NRI and GOG have filed, and may file in the future, amendments to the registration statement. Also, on ________, 2011, GOG and NRI filed with the SEC a Tender Offer Notification Form on Form CB under the Securities Exchange Act of 1934, as amended, to furnish certain information about the offer, and GOG and NRI may file amendments to the Form CB. In addition, on ________, 2011, GOG and NRI filed with the SEC a Tender Offer Statement on Schedule TO under the Securities Exchange Act of 1934, as amended, together with exhibits, to furnish certain information about the offer, and GOG and NRI may file amendments to the Schedule TO. You may obtain copies of the Form S-4, the Form CB and the Schedule TO (and any amendments to those documents) by contacting NRI, prior to the expiration date of this offer, at its principal office, 4 King Street West, Suite 1320, Toronto, Ontario, Canada M5H 1B6, Telephone: (416) 603-1555 or by contacting GOG, prior to the expiration date of this offer, at its principal office, 4 King Street West, Suite 1320, Toronto, Ontario, Canada M5H 1B6, Telephone: (1-800-313-6010).

NOTE ON SDRG INFORMATION

In respect of information relating to SDRG’s business, operations and management presented in, or omitted from, this prospectus, the Offeror has relied upon publicly available information, primarily information publicly filed by SDRG with the SEC. Information publicly filed by SDRG may be examined and copies may be obtained at the places and in the manner set forth in the preceding Section, Where You Can Find More Information. The Offeror is not affiliated with SDRG. Publicly available information and information provided by SDRG concerning SDRG may contain errors. The Offeror has no knowledge that would indicate that any statements contained herein regarding SDRG’s operations, financial condition or condition in general are inaccurate, incomplete or untrue. However, the Offeror was not involved in the preparation of any publicly available documents or reports of SDRG.

Pursuant to Rule 409 under the Securities Act and Rule 12b-21 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Offeror will amend or supplement this prospectus to include any and all information the Offeror receives from SDRG, if the Offeror receives the information before the offer expires and the Offeror considers it to be material, reliable and appropriate.

PROSPECTUS SUMMARY

The following is a summary of the information contained elsewhere in this prospectus. This summary may not contain all of the information that is important to you. You should carefully read this entire prospectus and the other documents to which it refers.

The Companies

Guardians of Gold Inc.
4 King Street West
Suite 1320
Toronto, Ontario, Canada M5H 1B6
Telephone: (1-800-313-6010)

General

GOG is a publicly traded company listed on the Frankfurt Stock Exchange under the symbol QGD, trading in the “EURO” currency. GOG is a corporation incorporated under the laws of Nevada.

GOG is an exploration company that intends to reprocess precious and base metals mine tailings utilizing a proprietary refining process. GOG is a United States company. However, all of its officers and directors are residents of Canada and a majority of its assets, are located outside the United States.

History

On February 5, 1997, 1221745 Ontario Inc. was formed in Ontario. It changed its name to Creighton Corporation on September 28, 2004. On November 4, 2005, Pearlstar Corporation was formed in Nevada. On November 18, 2005, Creighton Corporation merged with Pearlstar Corporation by filing Articles of Merger in Nevada. Pearlstar Corporation was the surviving corporation. It changed its name to Guardians of Gold Inc. on Apri1 22, 2009 and its common shares were consolidated on a 1 for 1000 basis. GOG currently has 45,136,000 issued and outstanding common shares.

Nirek Resources Inc.
4 King Street West
Suite 1320
Toronto, Ontario, Canada M5H 1B6
Telephone: (416) 603-1555

General

NRI is a corporation incorporated under the laws of Ontario in 2004. It is a Canadian based exploration company that is focused primarily on gold and secondarily on other precious and base metals in Canada. NRI currently has one exploration stage property in Quebec. NRI shares trade on the Frankfurt Stock Exchange (Deutsche Boerse) under the symbol 3N6.

NRI’s objective is to acquire mineral properties that had previous exploration work which indicated a potential resource. NRI looks for properties that have proven grade values where further exploration is required. The primary focus is precious metals, particularly gold and silver, although base metal properties with some precious metal content are also possible exploration candidates.

NRI originally acquired options on gold exploration properties in Northern Ontario, specifically in the Timmins and Kirkland Lake area. NRI had preliminary exploration done and geological reports prepared on three properties; however lease agreements were not renewed since an analysis of their economic value determined further expenditure was not justified. A fourth property, which NRI currently has an option agreement on, is Sarah Lake, Quebec, Canada. NRI had geologist on the property in May, 2009. The prepared technical report recommended a program to further explore the property.

Besides Canadian mineral properties, NRI has looked at prospective exploration properties in the USA, Mexico and Peru. The primary focus is Canadian properties and secondarily the USA and Mexico. NRI uses independent geologists to assess its properties and, when favorable, recommend a program for further exploration.

History

Nirek Resources Inc. was incorporated in Ontario as Dublin Castle Investments Inc. on August 6, 2004. It changed its name to Nirek Resources Inc. on August 2, 2007. Shareholders in Dublin Castle Investments Inc. were given one share in NRI for every 10 shares they held in Dublin Castle Investments Inc. On August 17, 2007 NRI shares began trading on the Frankfurt Stock Exchange, Germany under the symbol: 3N6. Also in August, 2007, the common stock of NRI was consolidated on a one-for ten-basis. As of April 21, 2010, there were 17,636,299 shares outstanding.

Silver Dragon Resources Inc.
5160 Yonge Street, Suite 803
Toronto, Ontario, M2N 6L9
(416) 223-8500

General

SDRG is a corporation incorporated in Delaware. SDRG is a mining and metals company focused on the exploration, acquisition, development and operation of silver mines in proven silver districts globally. SDRG’s objective is to acquire silver mining assets that contain promising exploration targets, have highly leveraged, out-of-the-money silver deposits, and/or are producing properties with significant untapped exploration potential. We are engaged in the acquisition, exploration and development of silver and other mineral properties in China and Mexico. SDRG’s primary focus is the exploration of nine properties located in the Erbaohuo Silver District in Northern China, as well as the Cerro Las Minitas property located in Guadalupe, Durango, Mexico. SDRG is still in its exploration stage and has not generated any revenues from the mining properties in China and Mexico.

History

SDRG was initially incorporated in the State of Delaware on May 9, 1996 under the name of American Electric Automobile Company Inc. On July 16, 2002, it changed its name to American Entertainment & Animation Corporation. On February 25, 2005, SDRG again amended its Certificate of Incorporation to change the name to Silver Dragon Resources, Inc. in order to better reflect its business focus on global silver exploration and development. SDRG operates in Mexico through a wholly-owned subsidiary, Silver Dragon Mining De Mexico S.A. de C.V. (“Silver Dragon Mexico”), a Mexico company incorporated on April 21, 2006.

SDRG owns 40% equity interest in Sanhe Sino-Top Resources and Technologies, Ltd. (“Sino-Top”), which was originally formed by Sino Silver and certain other Chinese individuals as a joint venture company.

SDRG is actively preparing for listing on a Canadian stock exchange.

The Offer (See Page 39)

The Offeror is offering to exchange the Consideration at an exchange ratio of (i) one (1) share of GOG common stock; (ii) one (1) share of NRI common stock; (iii) one (1) Silver Certificate; and (iv) one (1) NRI Warrant for each one hundred (100) shares of SDRG common stock upon the terms and subject to the conditions in this prospectus and accompanying letter of transmittal. Odd lots of less than 100 shares of SDRG common stock will only be accepted at the sole discretion of the Offeror. The offer is for 106,893,198 issued and outstanding shares of SDRG common stock. In the event that fewer than 106,893,198 shares are tendered, the Offeror may take up, at its sole option, a minimum of 53,553,492 shares. Failing the above minimum, the Offeror will forego the offer altogether.

As of March 11, 2011, Marc Hazout, a director of SDRG, beneficially owned approximately 16.5% of SDRG’s outstanding common stock.

A copy of the letter of transmittal is attached to this prospectus. We encourage you to read it carefully.

Background and Reasons for the Offer (See Page 37)

The purpose of the offer is to enable the Offeror to acquire at least 50.01% of the outstanding shares of SDRG common stock. The Offeror then proposes to supplement SDRG’s business by means of increasing SDRG’s opportunities in the resource industry, with a view of enhancing the Offeror’s investment in SDRG. In addition, the Offeror will explore and attempt to initiate joint venture efforts with SDRG’s associates and other potential partners.

Ownership of GOG after the Offer (See Page 47)

Based on the exchange ratio for the offer, the Offeror estimates that if 106,893,198 shares of SDRG common stock are exchanged pursuant to the offer, former shareholders of SDRG would own, in the aggregate, approximately 2.37 % of the outstanding shares of GOG common stock.

Ownership of NRI after the Offer (See Page 47)

Based on the exchange ratio for the offer, the Offeror estimates that if 106,893,198 shares of SDRG common stock are exchanged pursuant to the offer, former shareholders of SDRG would own, in the aggregate, approximately 6.06% of the outstanding shares of NRI common stock.

Conditions of the Offer (See Page 49)

The Offeror’s obligation to exchange the Consideration for SDRG common stock is subject to several conditions, including the effectiveness with the SEC of a registration statement registering the shares of GOG common stock and NRI common stock to be exchanged in the offer and the valid tender of the minimum number of SDRG shares.

Expiration Date of the Offer

The offer is scheduled to expire at 1:00 p.m., Toronto time, on _______, 2011 unless extended by the Offeror. To the extent legally permissible, the Offeror reserves the right, in its sole discretion, at any time or from time to time:

•	to extend, for any reason, the period of time during which the offer is open;

•	to delay acceptance for exchange of, or exchange of, any shares of SDRG common stock pursuant to the offer in order to comply in whole or in part with applicable law;

•

to terminate the offer and not accept or exchange any shares of SDRG common stock not previously accepted or exchanged, upon the failure of any of the conditions of the offer to be satisfied prior to the expiration date; and

•	to waive any condition or otherwise amend the offer in any respect.

In addition, even if the Offeror has accepted for exchange, but not exchanged, shares in the offer, it may terminate the offer and not exchange shares of SDRG common stock that were previously tendered if completion of the offer is illegal or if a governmental authority has commenced or threatened legal action related to the offer.

Procedure for Tendering Shares (See Page 42)

The procedure for tendering shares of SDRG common stock varies depending on whether you possess physical certificates or a nominee holds your certificates for you and on whether or not you hold your securities in book-entry form. A letter of transmittal with instructions for tendering shares accompanies this prospectus.

Withdrawal Rights (See Page 45)

You can withdraw tendered shares at any time until the offer has expired and, if the Offeror has not agreed to accept your shares for exchange by the expiration date, you can withdraw them at any time after that date until it accepts shares for exchange.

Commitments to Tender (See Page 52)

There are no commitments to tender or refrain from tendering any SDRG Shares.

Regulatory Approvals

The Offeror is not aware of any material filings that will be required or advisable with any regulatory authorities in connection with the proposed transaction.

Comparison of Stockholders’ Rights (See Page 104)

You will receive GOG common stock and NRI common stock if you tender your shares of SDRG common stock in the offer. There are some differences between the rights of a stockholder of SDRG, a Delaware corporation, and the rights of a stockholder of GOG, a Nevada corporation, or the rights of a stockholder of NRI, an Ontario corporation. These differences, as well as the similarities of the stockholders’ rights, are described herein.

Risk Factors (See Page 26)

SDRG shareholders should carefully consider the risk factors listed in this prospectus in evaluating whether to accept the offer.

FORWARD LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “projects,”

“targets,” “forecasts,” “seeks,” “could” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. The Offeror’s forward-looking statements are based on management’s current intent, belief, expectations, estimates and projections regarding us and our industry. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict, including those discussed below. Therefore, actual results may vary materially from what is expressed in or indicated by the forward-looking statements. Readers of this prospectus are cautioned not to place undue reliance on forward-looking statements since, while the Offeror believes the assumptions on which the forward-looking statements are based are reasonable, we cannot be certain that these forward-looking statements will prove to be accurate. This cautionary statement is applicable to all forward-looking statements contained in this prospectus and the material accompanying this prospectus.

RISK FACTORS

You should carefully consider the following risks before deciding whether to accept the exchange offer and tender your SDRG common stock.

Risk Factors Relating to the Offer

Because the market price of shares of GOG common stock, shares of NRI common stock, silver and gold may fluctuate while the exchange ratio is fixed, SDRG stockholders cannot be sure of the market value of the Consideration that they will receive in the offer.

Subject to the terms and conditions of the offer, (i) one (1) share of GOG common stock; (ii) one (1) share of NRI common stock; (iii) one (1) Silver Certificate; and (iv) one (1) NRI Warrant will be exchanged for each 100 shares of SDRG common stock that are accepted for exchange pursuant to the offer. This exchange ratio is fixed and will not be adjusted in case of any increases or decreases in the price or market value of the Consideration or the price of SDRG common stock. If the market value of the Consideration declines (which may occur as a result of a number of reasons, many of which are out of the Offeror’s control, including as a result of the risks described in this RISK FACTORS Section), SDRG stockholders will receive less value for their shares in the offer than the value calculated pursuant to the exchange ratio on the last full trading day before the Offeror announced its intention to commence the original offer. Because the offer may not be completed until specified conditions have been satisfied or waived, a significant period of time may pass between the commencement of the offer and the time that the Offeror accepts shares of SDRG common stock for exchange. See The Offer — Conditions of the Offer, page 49. Therefore, at the time you tender your shares pursuant to the offer, you will not know the exact market value of the Consideration that will be issued to you if the Offeror accepts your shares for exchange. SDRG stockholders are urged to obtain current market quotations for GOG common stock, NRI common stock, silver, gold and SDRG common stock when they consider whether to tender their shares of SDRG common stock pursuant to the offer.

The Offeror did not obtain an independent appraisal of the value of SDRG, or an independent opinion on the fairness of the Offeror’s offer.

The exchange offer was formulated by the management of GOG and NRI without obtaining any appraisal, or other opinion, from an independent third party, such as an investment bank, about the relative values or about the fairness of the Offeror’s offer. SDRG shareholders have no independent opinion or other assurance that the offer being made by the Offeror reflects the fair market value of the SDRG common stock to be acquired by the Offeror.

This transaction may adversely affect the liquidity and value of non-tendered SDRG common stock.

In the event that the Offeror accepts for exchange those shares tendered in the offer, the number of stockholders and the number of shares of SDRG common stock held by individual holders will be reduced. As a result, the closing of the offer could adversely affect the liquidity and market value of the shares of SDRG common stock.

Your attempted enforcement of civil liabilities of the Offeror under the United States federal securities laws may be ineffective.

The enforcement by investors of civil liabilities under the United States federal securities laws may be affected adversely by the fact that NRI is incorporated under the laws of the Province of Ontario, all of the directors and officers of GOG and NRI are residents of Canada and the Depository and some of the experts named in the prospectus are residents of Canada and all or a substantial portion of the assets of GOG and NRI and of such persons may be located outside the United States.

The price of NRI’s common stock is subjected to volatility.

The market for NRI’s common stock is highly volatile. The trading price of NRI’s common stock is subject to wide fluctuations in response to, among other things, quarterly variations in operating and financial results, and general economic and market conditions. In addition, statements or changes in opinions, ratings, or earnings estimates made by brokerage firms or industry analysts relating to their markets or relating to NRI could result in an immediate and adverse effect on the market price of their common stock. The highly volatile nature of NRI’s stock prices may cause investment losses for their shareholders. If securities class action litigation is brought against NRI, such litigation could result in substantial costs while diverting management’s attention and resources.

The price of GOG’s common stock is subjected to volatility.

The liquidity for GOG’s common stock is currently low due to its recent approval for listing on December 6, 2010. GOG’s trading pattern may be subject to significant volatility since its liquidity and price are being tested by market conditions.

Risk Factors Relating to GOG’s Business

GOG does not have sufficient funds to meet all of its future obligations.

GOG will need additional funding, either through equity or debt financings or partnering arrangements, which could negatively affect it and its stock price.

GOG may need significant additional funds to continue exploration projects, which it may not be able to obtain.

GOG may require future financing through the issuance of equity or debt to fund its future exploration and development projects. There can be no assurance that additional financing will be available to GOG when needed or on terms acceptable to GOG. In addition, capital markets have been volatile in recent months, and continued volatility could limit GOG’s ability to obtain financing, even if GOG has positive business results. GOG’s inability to raise capital to support any new exploration projects and to fund capital expenditures or acquisitions may limit GOG’s growth or may have a material adverse affect upon GOG. GOG estimates that it will require approximately $3,000,000 over the next 12 months to fund its anticipated capital requirements and financial operations.

As a result of the weakened global economic situation, GOG may have restricted access to capital and borrowing costs may increase.

Although GOG’s business and asset base have not changed, the lending capacity of some financial institutions was reduced and in some circumstances risk premiums were increased. As future capital expenditures will be financed out of funds generated from business transactions, borrowings and possible future equity sales, GOG’s ability to do so is dependent on, among other factors, the overall state of capital markets and investor appetite for investments in the energy industry and GOG’s securities in particular. To the extent that external sources of capital become limited or unavailable, or available on onerous terms, GOG’s ability to make capital investments and maintain existing assets may be impaired, and its assets, liabilities, business, financial condition and results of financial operations may be materially and adversely affected as a result. Should funds generated from business transactions be lower than expected or capital costs for these projects exceed current estimates, or if GOG incurs major unanticipated expenses related to development or maintenance of its existing properties, it may be required to seek additional capital to maintain its capital expenditures at planned levels. Failure to obtain any financing necessary for GOG’s capital expenditure plans may result in a delay in development or production on GOG’s properties.

The impact of governmental regulation could adversely affect GOG’s business.

GOG’s business may be subjected to applicable domestic laws and regulations, including laws and regulations on taxation, the exploration for and development, production and distribution of electricity, and environmental and safety matters. Many laws and regulations require drilling permits and govern mineral exploration and the accumulation and handling of waste materials known as tailings. In addition, GOG’s mineral explorations are subject to complex environmental laws and regulations adopted by domestic jurisdictions where it operates.

GOG could incur liability to governments or third parties for any unlawful discharge of pollutants into the air, soil or water, including responsibility for remedial costs.

GOG could incur liability to governments or third parties for any unlawful discharge of pollutants into the air, soil or water, including responsibility for remedial costs. In addition, the submission and approval of environmental impact assessments may be required. Environmental legislation is evolving in a manner which means stricter standards; enforcement, fines and penalties for noncompliance are more stringent. Environmental assessments of proposed projects carry a heightened degree of responsibility for companies and directors, officers and employees.

The cost of compliance with changes in governmental regulations has a potential to reduce the profitability of its businesses.

Because the requirements imposed by these laws and regulations frequently change, GOG cannot assure you that laws and regulations enacted in the future, including changes to existing laws and regulations, will not adversely affect Its business. In addition, because GOG may acquire interests in properties that have been operated in the past by others, it may be liable for environmental damage caused by former operators.

GOG may be unable to obtain regulatory and other required third party approvals in a timely manner.

In assessing the feasibility of potential gold and silver and other precious metals projects and in estimating the value of and the projected start-up dates for exploration projects, GOG’s management has made numerous assumptions that GOG will be able to obtain regulatory (including in respect of applicable environmental matters) and other required third party approvals in a timely manner and that the regulatory framework representing royalties, taxes and environmental matters will continue to support such exploration projects.

GOG may be unable to find strategic partners in order to enable it to fund projects at prices which support such projects.

GOG’s management has assumed that GOG will be able to find strategic partners in order to enable it to fund its exploration projects and future prices for minerals will continue to be at levels which support such projects. These assumptions may prove to be false which would adversely affect GOG’s business.

GOG may be unable to obtain qualified staff and equipment in a timely and cost efficient manner

GOG may not be able to obtain qualified staff and equipment in a timely and cost efficient manner. In the event this occurs, there could be an adverse effect on the ability of GOG to commence exploration projects within noted timelines, or at all.

Risk Factors Relating to NRI’s Business

NRI does not have sufficient funds to meet all of its future obligations.

NRI will need additional funding, either through equity or debt financings or partnering arrangements, which could negatively affect it and its stock price.

NRI will need significant additional funds to continue its exploration projects, which it may not be able to obtain.

NRI estimates that it will require approximately $500,000 over the next 12 months to fund its anticipated capital requirements and exploration projects.

NRI’s success depends on its ability to hire and retain skilled operating, marketing, technical, financial and management personnel.

In the mining sector, competition in connection with hiring and retaining skilled, dependable personnel is intense. NRI may not offer salaries or benefits that are competitive with those offered by its competitors, who may have significantly more resources when compared to NRI. As such, even if NRI was to succeed in hiring skilled personnel, it may not succeed in retaining them.

Because NRI has limited capital, it may have to limit its exploration activity.

Because NRI has limited capital, it must limit its exploration activity. This may limit NRI’s ability to generate revenues.

Exploration, development and mining activities involve a high degree of risk.

NRI cannot assure you of the success of its planned exploration projects. Exploration costs are not fixed, and resources cannot be reliably identified until substantial development has taken place, which entails high exploration and development costs. The costs of mining, processing, development and exploitation activities are subject to numerous variables which could result in substantial cost overruns.

NRI’s exploration may be curtailed, delayed or cancelled.

NRI’s exploration activities may be curtailed, delayed or cancelled, as a result of numerous factors, many of which are beyond its control, including economic conditions, mechanical problems, title problems, weather conditions, compliance with governmental requirements and shortages or delays of equipment and services. If NRI’s drilling activities are not successful, it will experience a material adverse effect on its future results of exploration project operations and financial condition.

The cost of compliance with changes in governmental regulations has a potential to reduce the profitability of its businesses.

Because the requirements imposed by these laws and regulations frequently change, NRI cannot assure you that laws and regulations enacted in the future, including changes to existing laws and regulations, will not adversely affect its business. In addition, because NRI may acquire interests in properties that have been operated in the past by others, it may be liable for environmental damage caused by former operators.

Risk Factors Relating to Ownership of GOG’s Common Stock

GOG’s common stock has limited liquidity.

The liquidity for GOG’s common stock is currently low due to the recent completion of the listing on December 06, 2010. GOG trading pattern maybe subject to significant volatility since its liquidity and price are being tested by market conditions. Therefore, there are many factors which can influence the volatility, for example: quarterly variations in operating and financial results, and general economic and market conditions.

The trading price of GOG’s common stock may be volatile.

The trading price of GOG’s common stock may be subject to significant fluctuations, which may be based on factors unrelated to its financial performance or prospects. These factors include macroeconomic developments in North America and globally, and market perceptions of the attractiveness of particular industries. The price of GOG’s common stock may also be significantly affected by changes in commodity prices, currency exchange fluctuation, GOG’s financial condition or results of operations, a weakened global economic situation, an inability to generate sufficient cash flow, an inability to complete mergers or acquisitions or a decrease in the demand for infrastructure renewals projects.

If securities or industry analysts do not publish research or reports about GOG’s business or if they issue an adverse or misleading opinion regarding GOG stock, its price and trading volume could decline.

The trading market for GOG’s common stock will be influenced by the research and reports that industry or securities analysts publish about GOG or its business, if any. Currently, there are no analysts reporting on GOG’s common stock.

GOG may incur substantial debt.

Loans GOG obtains may be collateralized by some or all of its properties or other assets, which will put those properties or other assets at risk of forfeiture if GOG is unable to pay its debts. Principal and interest payments on these loans reduce the amount of money that would otherwise be available for other purposes.

GOG intends to make foreign investments and will be susceptible to risks associated with such investments.

GOG intends to make foreign investments and will be susceptible to risks associated with such investments, including changes in currency exchange rates, foreign taxes, adverse political or economic developments and changes in foreign laws.

Recent disruptions in global financial markets and deteriorating global economic conditions could adversely affect the value of GOG investments and GOG exploration projects and cause lower returns to investors.

Recent disruptions in global financial markets and deteriorating global economic conditions could adversely affect the value of GOG’s investments and exploration projects. GOG believes that the risks associated with GOG’s business may be more severe during periods of economic slowdown or recessions if these periods are accompanied by declining values in minerals prices. The current state of the economy and the implications of future potential weakening may negatively impact the commodities market fundamentals, resulting in lower revenues and values for GOG’s business opportunities and investments.

Risk Factors Relating to Ownership of NRI’s Common Stock

The trading price of NRI’s common stock may be volatile with limited liquidity.

The trading prices of NRI’s common stock may be highly volatile. Trading volume is light and may not increase, resulting in limited liquidity for stockholders. Factors affecting the trading price of NRI’s common stock will include:

•	variations in its operating results;

•	continued weakened global economic situation;

•	ability to generate sufficient cash flow;

•	ability to complete mergers and acquisitions; and

•	delays with environmental government permits.

If securities or industry analysts do not publish research or reports about NRI’s business or if they issue an adverse or misleading opinion regarding NRI stock, its price and trading volume could decline.

The trading market for NRI’s common stock will be influenced by the research and reports that industry or securities analysts publish about NRI or its business, if any.

Recent disruptions in global financial markets and deteriorating global economic conditions could adversely affect the value of NRI investments and NRI business and cause lower returns to investors.

Recent disruptions in global financial markets and deteriorating global economic conditions could adversely affect the value of NRI’s investments and its business. NRI believes that the risks associated with NRI’s business may be more severe during periods of economic slowdown or recessions if these periods are accompanied by declining values in minerals prices. The current state of the economy and the implications of future potential weakening may negatively impact the commodities market fundamentals, resulting in lower revenues and values for NRI’s business opportunities and investments.

Risk Factors Relating to Ownership of Silver

The market price of silver is volatile.

Historically, the price of silver generally moves up or down in tangent with the price of gold. The usual ratio is 40 to 1, though presently it is closer to 72 to 1, so the ratio could tighten. NRI cannot assert, with any certainty, whether this will occur. It cannot be predicted what the price of silver will be by March 31, 2016.

Silver prices are affected by numerous factors beyond anyone’s control.

Silver prices fluctuate widely and are affected by numerous factors beyond anyone’s control such as interest rates, exchange rates, inflation or deflation, fluctuation in the value of the United States dollar and foreign currencies, global and regional supply and demand, and the political and economic conditions of silver-producing countries throughout the world. The price of silver fluctuates in response to many factors, which are beyond anyone’s predictive abilities. The percentage change in the price of a metal cannot be directly related to the estimated mineralized material quantities, which are affected by a number of additional factors. Because mining occurs over a number of years, it may be prudent to continue mining for some periods during which cash flows are temporarily negative for a variety of reasons. Such reasons include a belief that the low price is temporary, and/or the expense incurred is greater when permanently closing a mine.

Mining for silver and other base or precious metals may involve unprofitable efforts.

Mining for silver and other base or precious metals may involve unprofitable efforts, not only from dry properties, but from properties that are productive but do not produce sufficient net revenues to return a profit after accounting for mining, operating and other costs.

Risk Factors Relating to Ownership of Gold

The market price of gold is volatile.

Since 2000, the price of gold has gradually climbed from $650 to over $1,570 per ounce. However, the price can decrease steeply in a short time. NRI cannot assert, with any certainty, what the price of gold will be by March 31, 2016.

Gold prices are affected by a number of factors which are beyond NRI’s control.

Gold prices are subject to significant fluctuation and are affected by a number of factors which are beyond NRI’s control. Such factors include, but are not limited to, interest rates, exchange rates, inflation, deflation, fluctuation in the value of the United States dollar and foreign currencies, global and regional supply and demand and the political and economic conditions of major gold-producing countries throughout the world. The price of gold and other precious and base metals has fluctuated widely in recent years and future serious price declines could cause continued development of and commercial production from the Corporation’s mineral interests to be impracticable. Depending on the price of gold and other precious metals, projected cash flow from planned mineral exploration may not be sufficient and NRI could be forced to discontinue development and may lose its interest in, or may be forced to abandon participation in the Tailings project. Future production from NRI’s mineral interests is dependent on gold prices that are adequate to make these properties economic.

Risk Factors Relating to Ownership of Silver Certificates and NRI Warrants

The delivery of all or some of the silver to the owners of the Silver Certificates and/or the delivery of all or some of the gold to the owners of NRI Warrants, who exercised such NRI Warrants, may not occur by March 31, 2016, as planned.

If this offer is successful, the Offeror shall hold at least 50.01% of the outstanding common stock of SDRG. As the majority stockholder, the Offeror shall take all of the corporate steps necessary in order to position itself, or its designees, so that it has the authority to cause SDRG to deliver silver on its behalf. The Offeror will cause SDRG to provide the silver to be delivered to the tendering shareholders pursuant to the Silver Certificates from the silver production of SDRG’s Erbahuo silver mine, located in Wengniute county, Inner Mongolia, China. SDRG owns 70% of the Erbahuo silver mine through its holdings in Chifeng Silver Dragon Resources & Technologies, Ltd. (“Chifeng”). Chifeng is a Sino-American joint venture with Huaguan Industrial Corp., a Chinese state-owned entity which holds 30% of Chifeng. The Offeror believes that there is sufficient silver in the Erbahuo silver mine to supply the aggregate amount of silver that would be required pursuant to the Silver Certificates to be issued in the event all 106,893,198 shares of SDRG common stock are tendered. Furthermore, in the event the amount of gold available for distribution by March 31, 2016 is insufficient to meet the amount required pursuant to exercised NRI Warrants, the Offeror will be required to cause SDRG to substitute an amount of silver equal in value to the shortfall in the amount of available gold, based on the market prices of the silver and gold on the date the related NRI Warrant was exercised. The Offeror believes that there is sufficient silver in the Erbahuo silver mine to not only meet the potential requirements under the Silver Certificates discussed above, but to also fulfill any shortfall in the gold available for delivery, regardless of the number of NRI Warrants exercised. However, the amount of silver actually available for delivery by March 31, 2016, may be less than required by the Silver Certificates and the shortfall, if any, in the amount of gold available. If this occurs, the holders of the Silver Certificates and NRI Warrants may not receive the full value expected thereunder, by March 31, 2016. Other SDRG mining properties will also be explored.

If this offer is successful, the Offeror shall hold at least 50.01% of the outstanding common stock of SDRG. As the majority stockholder, the Offeror shall take all of the corporate steps necessary in order to position itself, or its designees, so that it has the authority to cause SDRG to deliver gold on its behalf. The gold to be issued upon the exercise of the NRI Warrants will come from SDRG’s current portfolio of gold properties. The gold will be provided on a “best efforts” basis. In the event the supply of gold available is insufficient to meet the requirements of the exercised NRI Warrants by March 31, 2016, the Offeror shall cause SDRG to distribute the available gold among the shareholders who exercised the related NRI Warrants, on a pro rata basis. The Offeror shall cause SDRG to replace the remaining balance of gold with an amount of silver equal in value to the aforementioned gold, based on the market prices of the silver and gold on the date the related NRI Warrant was exercised. However, the amount of gold available for delivery by March 31, 2016 may be too small for there to be a sufficient amount of silver to cure such gold shortfall. If this occurs, the holders of the Silver Certificates and NRI Warrants may not receive the full value expected thereunder, by March 31, 2016. Other SDRG mining properties will also be explored.

The Offeror currently has no alternate source for the gold to be issued under the NRI Warrants.

The Offeror currently has no identified source of gold. However, the “NI 43-101 Report on Dadi Property, Inner Mongolia, China for Silver Dragon Resources Inc. by: David G. Wahl, P.ENG., P.GEO. “designated qualified person”, D. George Cargill, PHD, P.ENG., QP and Philip Burt, P.GEO., MET., B.SC., QP, dated February 8, 2010, by Southampton Associates Inc. Consulting Engineers and Geoscientists” discloses the finding of a presence of “native gold” and “wide proportions of gold and silver”.

The Offeror has agreed to use “best efforts” to supply the gold but has made no guarantee that it will be able to fulfill the need. Furthermore, the Offeror currently has no alternate plan to obtain the potential amount of gold required. Although the Offeror will continue to explore alternative commodity sources of gold to meet the demands of the holders of the NRI Warrants, if a shortfall in the supply of gold occurs and the Offeror is unable to secure an alternate source of gold and the Offeror is unable to obtain the necessary amount of silver necessary to replace the shortfall in available gold, you may not receive the value in gold and silver that you expect.

NRI is an exploration company with no history of operations.

NRI is an early stage exploration company with no history of operations. NRI has limited funds available for development of its proposed mineral exploration and joint exploration projects and there can be no assurance the necessary funds required, will be raised.

NRI is dependent on certain key personnel.

NRI’s success will largely depend on the efforts and abilities of officers and directors. While NRI does not foresee any reason why such officers or directors will not remain, if for any reason they do not, NRI might be adversely affected.

Certain directors and officers of NRI may have conflicts of interest.

Certain of the directors and officers of NRI are directors or officers of other companies and, to the extent that such other companies may participate in ventures either in competition with NRI, or in which NRI participates, they may have a conflict of interest in negotiating and concluding terms related to such participation. In the event that such a conflict of interest arises at a meeting of the directors or officers of NRI, a director or officer who has such a conflict will abstain from voting for or against the approval of such participation. In appropriate cases NRI will establish a special committee of independent directors to review a matter in which several directors, officers or management, may have a conflict. Except as indicated or as required under the corporate governance rules of any regulatory body having jurisdiction, NRI does not have any other procedures or mechanisms for dealing with conflicts of interest. These may not be sufficient to compensate for any conflict of interest.

NRI’s directors are dependent on consultants for professional industry advice.

NRI’s directors have limited experience in the mineral exploration business. For technical advice on mineral matters, NRI’s Board of Directors relies on the input of professional geologists who act as independent consultants. The lack of availability of qualified consultants could have an adverse impact on NRI.

Resource exploration is a high risk business.

Funds for exploration are required for NRI to remain a going concern. Exploration is considered to be a high risk business because of the difficulty in discovering resources of sufficient grade and volume to justify the decisions of developing a mine. In addition, NRI has made an investment in other resource companies, specifically Millstream Resources Inc. NRI may make other investments in resource companies, take options on claims of mineral properties as well as enter into joint venture arrangements with other companies on properties.

Resource exploration is very speculative.

Unprofitable efforts may result not only from the failure to discover mineral deposits, but also from finding mineral deposits which, though present, are insufficient in size to return a profit from production. Mineral properties are often non-productive for reasons that cannot be anticipated in advance. It cannot be accurately predicted whether NRI’s exploration projects will result in an adequate return on invested capital in exploration and property development.

The mining industry is intensely competitive.

The mining industry is intensely competitive and even if commercial quantities of mineral resources are discovered, there are many factors to determine if the sale of such minerals can be profitable. NRI competes against larger companies for such items as funding, exploration properties and drilling arrangements. In addition, because larger companies have significantly more assets, financial resources and human resources than NRI, such companies may be able to sustain losses more easily than NRI.

COMPARATIVE MARKET PRICE DATA

GOG’s common stock is traded on the Frankfurt Stock Exchange under the symbol “QGD”. NRI’s common stock is traded on the Frankfurt Stock Exchange under the symbol “3N6”. SDRG’s common stock is traded on the Over-the-Counter Bulletin Board under the symbol “SDRG”. The following table lists the closing prices per share for the common stock of GOG, NRI and SDRG on the Frankfurt Stock Exchange and OTC Bulletin Board, respectively, on ______, 2011, the last full trading day before the Offeror announced its intention to commence the exchange offer. The table illustrates the value of the Consideration you would receive based on these closing prices, the current market value of silver and gold and the exchange ratio for the offer.

	Per Share Price of GOG Common Stock		Per Share Price of NRI Common Stock		Per Share Price of SDRG Common Stock		Value of the Stock Portion of Consideration per Share of SDRG Common Stock

_______, 2011	$	[ ]	$	[ ]	$	[ ]	$	[ ]

The value of each share of GOG common stock and NRI common stock is only a portion of the value to be received by an SDRG stockholder who tenders SDRG common stock. The Consideration to be exchanged for each 100 shares of SDRG common stock also includes a Silver Certificate and an NRI Warrant. On ______, 2011, the market price of a gram of silver was $[___]. On _______, 2011, the market price of a gram of gold was $[___].

	Value of each Silver Certificate		Value of each NRI Warrant		Per Share Price of SDRG Common Stock		Value of the Remaining Portion of Consideration per Share of SDRG Common Stock

_______, 2011	$	[ ]	$	[ ]	$	[ ]	$	[ ]

As stated above, the value of the stock portion of the Consideration to be received by SDRG shareholders per share of SDRG common stock is $_____. The value of the remaining portion of the Consideration to be received by SDRG shareholders per share of SDRG common stock is $_____. Therefore the total value of the Consideration per share of SDRG common stock is $_____.

The value of the offer will change as the market prices of GOG common stock, NRI common stock, silver, gold and SDRG common stock fluctuate during the offer period and thereafter, and may therefore be different from the prices set forth above at the expiration of the offer period and at the time you receive the Consideration. You are encouraged to obtain current market quotations prior to making any decision with respect to the offer.

BACKGROUND AND REASONS FOR THE OFFER

Background of the Offer

In December 2009, GOG and NRI researched SDRG’s property holdings, management and stock trading. GOG and NRI concluded that the SDRG’s stock volatility did not reflect well on the management and operations. They believe they can assist in bringing more stability to SDRG’s ongoing operations and financial plans.

As both GOG and NRI work with professionals in the mining industry, they believe they can be of assistance to SDRG’s strategic plans and development. GOG and NRI believe that, over the long term, SDRG’s asset value will improve and eventually be reflected in SDRG’s share price. In addition, GOG and NRI believe that there may be joint venture opportunities with SDRG.

Resolutions authorizing management to pursue the exchange offer was passed by the Board of Directors of NRI on December 4, 2009. Resolutions authorizing management to consider the exchange offer was passed by the Board of Directors of GOG on December 5, 2009.

Initially, GOG was a co-registrant in the Form F-4 exchange offer for SDRG shares. GOG’s was offering ten million (10,000,000) shares of Grit International Inc. (“GII”) held by GOG as part of the consideration for the SDRG shares. After review of the initial F-4 filing, the SEC insisted that the GII shares, could not be previously issued shares, but must be new shares issued directly from treasury.

After several attempts to structure an offer without the inclusion of GII as a co-Offeror or registrant, NRI officially asked GII to join it as co-Offeror and to register the 18,622,251 shares of GII common stock to be issued in the offer. On April 7, 2010, GII agreed to become a co-Offeror and to register its shares of common stock which were to be issued by GII in the offer. GOG stepped down as a co-Offeror.

Subsequently, the Frankfurt Stock Exchange approved and listed the shares of GOG common stock on December 6, 2010.

Recently, the initial registrants both NRI and GOG of the exchange offer, ascertained that there were significant divergent philosophies between the original registrants and GII given its changing corporate direction. Therefore, NRI asked GII to step down as a co-Offeror and requested that GOG rejoin it as Co-Offeror, offering shares of GOG common stock. Consequently, including the shares of GOG, this is now a more suitable mix of securities for the SDRG shareholders in lieu of the GII securities.

Ownership of SDRG Common Stock

NRI does not own any SDRG common stock. GOG does not own any SDRG common stock. However, on May 27, 2011, GOG acquired warrants for 1,250,000 shares of SDRG common stock at an exercise price of $0.50 and NRI acquired warrants for 1,250,000 shares of SDRG common stock at an exercise price of $0.20. Other than through GOG’s beneficial holding of such warrants, neither the directors and officers of GOG nor the directors and officers of NRI beneficially own, directly or indirectly, or control or exercise direction over, or have the right to acquire any SDRG common stock as of May 26, 2011. To the knowledge of the Offeror, after reasonable inquiry, no securities of SDRG are beneficially owned, directly or indirectly, by, nor is control or direction over any securities of SDRG exercised by, any person or company acting jointly or in concert with GOG or NRI, any affiliate of GOG or NRI, any director or officer of GOG or NRI, or any person or company who beneficially owns, directly or indirectly, more than 10% of the GOG outstanding equity and/or the NRI outstanding equity, except as may otherwise be disclosed herein, in the prospectus. Other than pursuant to this offer, the Offeror may attempt to acquire shares of SDRG common stock or additional warrants to purchase such shares from SDRG directly, third parties or in the open market.

Trading in SDRG Securities by the Offeror

No securities of SDRG have been traded during the six month period preceding the date of the offer by GOG or NRI, by any director or senior officer of GOG or NRI, or to the knowledge of the Offeror, after reasonable inquiry, by any person or company acting jointly or concert with GOG or NRI, any affiliate of GOG or NRI, any director or officer or any person or company who beneficially owns, directly or indirectly, more than 10% of any the outstanding capital stock of GOG or NRI.

Commitments to Acquire Securities of SDRG or Other Arrangements between the Offeror and SDRG, its Directors or Officers

No commitments or other arrangements have been made by the Offeror, or by any director or officer of GOG or NRI, or to the knowledge of the Offeror, after reasonable inquiry, by any person or company acting jointly or in concert with the GOG or NRI, any affiliate of GOG or NRI, any director or officer of SDRG or any person or company who beneficially owns, directly or indirectly, more than 10% of the outstanding capital stock of GOG or NRI to acquire any securities of SDRG, except for the offer to acquire SDRG common stock.

Reasons for the Offer

The purpose of the offer is to enable the Offeror to acquire at least 50.01% of the outstanding common stock of SDRG. If the offer is successful, the Offeror proposes to supplement SDRG’s business by means of increasing SDRG’s opportunities in the resource industry, with a view of enhancing the Offeror’s investment in SDRG. In addition, the Offeror will explore and attempt to initiate joint venture efforts with SDRG’s associates and other potential partners.

Although the Offeror does not presently have the intention to sell SDRG common stock taken up under the offer, the Offeror reserve the right to make or enter into an arrangement, commitment or understanding at or prior to the Expiration Date to sell any such SDRG common stock after the Expiration Date.

THE OFFER

The Offeror is offering to exchange (i) 1,068,932 shares of common stock of GOG; (ii) 1,068,932 shares of common stock of NRI; (iii) 1,068,932 Silver Certificates; and (iv) 1,068,932 NRI Warrants for shares of common stock of SDRG at an exchange ratio of (i) one (1) share of GOG common stock, (ii) one (1) share of NRI common stock, (iii) one (1) Silver Certificate and (iv) one (1) NRI Warrant for each 100 shares of SDRG common stock, upon the terms and subject to the conditions in this prospectus and accompanying letter of transmittal. This offer is referred to in this prospectus as the “exchange offer” or the “offer.”

The offer is open only to U.S. shareholders. Furthermore, the offer is for not less than 50.01% of the outstanding shares of SDRG. Odd lots of less than 100 shares of SDRG common stock will only be accepted at the sole discretion of the Offeror.

If you are a registered stockholder and tender your shares of SDRG common stock directly to the Depository, you will not be obligated to pay any charges or expenses of the Depository or any brokerage commissions. If you hold your shares through a broker or bank, you should consult your institution as to whether or not they will charge you any service fees. Transfer taxes on the exchange of shares of SDRG common stock pursuant to the offer will be paid by the Offeror.

Extension, Termination and Amendment of the Offer

The offer will expire at 1:00 p.m., Toronto time, on _________, 2011 (a date at least 20 business days after commencement of the exchange offer), unless extended to a later date by the Offeror (the “Expiration Date”), which date shall not be prior to date on which the SEC declares the registration statement, of which this prospectus is a part, effective. Subject to the rules of the SEC and the terms and conditions of this offer, the Offeror reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the offer remains open, and the Offeror can do so by giving oral or written notice of such extension to the Depository. If the Offeror decides to so extend the offer, the Offeror will make an announcement to that effect no later than 9:00 a.m., Toronto time, on the next business day after the previously scheduled expiration date. The Offeror is not making any assurance that it will exercise its right to extend the offer, although it currently intends to do so until all conditions to the offer have been satisfied or waived. During any such extension, all shares of SDRG common stock previously tendered and not withdrawn will remain subject to the offer, subject to your right to withdraw your shares of SDRG common stock. See The Offer—Withdrawal Rights, page 45.

To the extent legally permissible, the Offeror also reserves the right, in its sole discretion, at any time or from time to time:

•	to delay acceptance for exchange of, or exchange of, any shares of SDRG common stock pursuant to the offer in order to comply in whole or in part with applicable law;

•

to terminate the offer and not accept or exchange any shares of SDRG common stock not previously accepted or exchanged, upon the failure of any of the conditions of the offer to be satisfied prior to the expiration date; and

•	to waive any condition or otherwise amend the offer in any respect.

In addition, even if the Offeror has accepted for exchange, but not exchanged, shares in the offer, it may terminate the offer and not exchange shares of SDRG common stock that were previously tendered if completion of the offer is illegal or if a governmental authority has commenced or threatened legal action related to the offer.

SDRG will effect any extension, termination, amendment or delay by giving oral or written notice to the Depository and by making a public announcement as promptly as practicable thereafter. In the case of an extension, any such announcement will be issued no later than 9:00 a.m., Toronto time, on the next business day after the previously scheduled expiration date. Subject to applicable law and without limiting the manner in which the Offeror may choose to make any public announcement, the Offeror assumes no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release.

The Offeror acknowledges that Rule 14e-1(c) under the Exchange Act requires that the Offeror pay the consideration offered or return the shares of SDRG common stock tendered promptly after the termination or withdrawal of the offer. The Offeror will make the exchange offer for a minimum of 20 business days, as required by SEC rules.

The Offeror confirms to you that if it makes a material change in the terms of the offer or the information concerning the offer, or if it waives a material condition of the offer, it will extend the offer to the extent required under the Exchange Act. If, prior to the expiration date, the Offeror changes the percentage of shares of SDRG common stock being sought or the consideration offered to you, that change will apply to all holders whose shares of SDRG common stock are accepted for exchange pursuant to the Offeror’s offer, regardless of whether the shares were tendered before or after the change. If at the time notice of that change is first published, sent or given to you, the offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Offeror will extend the offer until the expiration of that ten business day period. For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Toronto time.

Exchange of SDRG Shares; Delivery of the Consideration

Upon the terms and subject to the conditions of the offer, as described in the prospectus, (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), the Offeror will accept for exchange, and will exchange, (i) 1,068,932 shares of common stock of GOG; (ii) 1,068,932 shares of common stock of NRI; (iii) 1,068,932 Silver Certificates; and (iv) 1,068,932 NRI Warrants for shares of SDRG common stock validly tendered and not properly withdrawn promptly after the expiration date. In addition, subject to applicable rules of the SEC, the Offeror expressly reserves the right to delay acceptance for exchange of, or the exchange of, shares of SDRG common stock in order to comply with any applicable law. In all cases, exchange of shares of SDRG common stock tendered and accepted for exchange pursuant to the offer will be made only after timely receipt by the Depository of certificates for those shares of SDRG common stock (or a confirmation of a book-entry transfer of those shares of SDRG common stock in the Depository’s account at The Depository Trust Company, referred to as “DTC”), a properly completed and duly executed letter of transmittal and any other required documents.

For purposes of the offer, the Offeror will be deemed to have accepted for exchange shares of SDRG common stock validly tendered and not properly withdrawn as, if and when it notifies the Depository of its acceptance of the tenders of those shares of SDRG common stock pursuant to the offer. The Depository will deliver the Consideration in exchange for shares of SDRG common stock pursuant to the offer promptly after receipt of such notice. The Depository will act as your agent for the purpose of receiving the Consideration from the Offeror and transmitting the Consideration to you.

Settlement will be made by the Offeror issuing and delivering a share of GOG common stock, a NRI Warrant, a share of NRI common stock and a Silver Certificate. Unless otherwise directed in the letter of transmittal, a GOG share, an NRI Warrant, a Silver Certificate and an NRI share will be issued in the name of the registered shareholder and will be forwarded by first-class mail to such person at the address specified in the letter of transmittal. If no address is therein specified, a GOG share, an NRI Warrant, a Silver Certificate and an NRI share will be forwarded to the address of the shareholder as shown on the register maintained by SDRG. The Silver Certificate shall be redeemable on or after March 31, 2016 by depositing such by registered mail or hand delivery to the office of NRI or the Depository. The NRI Warrant shall be exercisable on or before July 18, 2011 by the holder tendering $190.00 by registered mail or hand delivered to the office of NRI or the Depository.

Within ten (10) business days of receipt by NRI of an NRI Warrant being exercised, together with a subscription form duly completed and executed, NRI shall deliver or cause to be delivered to the holder of the NRI Warrant an gold certificate representing the ten (10) grams of gold subscribed for and purchased by such holder thereunder (a “Gold Certificate”). The holder of the NRI Warrant must also deliver the applicable payment in order to receive a Gold Certificate. Such payment must be in the form of a certified check, bank draft or money order in US Dollars, payable to NRI. A form of a Gold Certificate is attached as an exhibit hereto.

If the Offeror does not accept any tendered shares of SDRG common stock for exchange pursuant to the terms and conditions of the offer for any reason (including shares not accepted because of proration), the Offeror will return certificates for such unexchanged shares of SDRG common stock without expense to the tendering stockholder or, in the case of shares of SDRG common stock tendered by book-entry transfer of such shares of SDRG common stock into the Depository’s account at DTC pursuant to the procedures set forth below in The Offer—Procedure for Tendering, page 42, those shares of SDRG common stock will be credited to an account maintained within DTC promptly following expiration or termination of the offer.

Procedure for Tendering Shares

For you to validly tender shares of SDRG common stock pursuant to the offer, either (a) a properly completed and duly executed letter of transmittal, along with any required signature guarantees, or an agent’s message in connection with a book-entry transfer, and any other required documents, must be received by the Depository at one of its addresses set forth on the back cover of this prospectus, and certificates for tendered shares of SDRG common stock must be received by the Depository at such address or those shares of SDRG common stock must be tendered pursuant to the procedures for book-entry transfer set forth below (and a confirmation of receipt of such tender, referred to as a “book-entry confirmation,” must be received), in each case before the expiration date, or (b) you must comply with the guaranteed delivery procedures set forth below under The Offer—Guaranteed Delivery, page 42.

The term “agent’s message” means a message transmitted by DTC to, and received by, the Depository and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the DTC participant tendering the shares of SDRG common stock that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the letter of transmittal and that The Offeror may enforce that agreement against such participant.

The Depository has established accounts with respect to the shares of SDRG common stock at DTC in connection with the offer, and any financial institution that is a participant in DTC may make book-entry delivery of shares of SDRG common stock by causing DTC to transfer such shares into the Depository’s account in accordance with DTC’s procedure for such transfer. However, although delivery of shares of SDRG common stock may be effected through book-entry transfer at DTC, the letter of transmittal with any required signature guarantees, or an agent’s message, along with any other required documents, must, in any case, be received by the Depository at one of its addresses set forth on the back cover of this prospectus prior to the expiration date, or the guaranteed delivery procedures described below must be followed. The Offeror cannot assure you that book-entry delivery of its shares will be available. If book-entry delivery is not available, you must tender SDRG shares by means of delivery of SDRG share certificates or pursuant to the guaranteed delivery procedures set forth below under The Offer—Guaranteed Delivery, page 42.

Signatures on all letters of transmittal must be guaranteed by an eligible institution (as defined below), except (1) in cases in which shares of SDRG common stock are tendered by a registered holder of shares of SDRG common stock who has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the letter of transmittal or (2) if shares of SDRG common stock are tendered for the account of a financial institution that is a member of the Securities Transfer Agents Medallion Program or by any other “eligible guarantor institution,” as that term is defined in SEC Rule 17Ad-15 (each of the foregoing is referred to as an “eligible institution”). Most banks, savings and loan associations and brokerage houses are able to effect these signature guarantees for you.

If the certificates for shares of SDRG common stock are registered in the name of a person other than the person who signs the letter of transmittal, or if the offer consideration is to be delivered, or certificates for unexchanged shares of SDRG common stock are to be issued, to a person other than the registered holder(s), the SDRG share certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed by an eligible institution.

In all cases, the Offeror will exchange shares of SDRG common stock tendered and accepted for exchange pursuant to the offer only after timely receipt by the Depository of certificates for shares of SDRG common stock (or timely confirmation of a book-entry transfer of such securities into the Depository’s account at DTC as described above), properly completed and duly executed letter(s) of transmittal (or an agent’s message in connection with a book-entry transfer) and any other required documents.

By executing a letter of transmittal as set forth above, you irrevocably appoint the Offeror’s designee as your attorney-in-fact and proxies, with full power of substitution, to the full extent of your rights with respect to your shares of SDRG common stock tendered and accepted for exchange by the Offeror and with respect to any and all other shares of SDRG common stock and other securities issued or issuable in respect of the shares of SDRG common stock on or after the expiration date. That appointment is effective, and voting rights will be affected, when and only to the extent that the Offeror deposits with the Depository the Consideration. All such proxies will be considered coupled with an interest in the tendered shares of SDRG common stock and therefore will not be revocable. Upon the effectiveness of such appointment, all prior proxies that you have given will be revoked, and you may not give any subsequent proxies (and, if given, they will not be deemed effective). The Offeror’s designee will, with respect to the shares of SDRG common stock for which the appointment is effective, be empowered, among other things, to exercise all of your voting and other rights as it, in its sole discretion, deem proper at any annual, special or adjourned meeting of SDRG’s stockholders or otherwise. The Offeror reserves the right to require that, in order for shares of SDRG common stock to be deemed validly tendered, immediately upon the exchange of those shares, the Offeror must be able to exercise full voting rights with respect to those shares.

The method of delivery of SDRG share certificates and all other required documents, including delivery through DTC, is at your option and risk, and the delivery will be deemed made only when actually received by the Depository. If delivery is by mail, the Offeror recommends registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery.

This prospectus is directed only at persons who are U.S. shareholders (all such persons together being referred to as “relevant persons”). This prospectus must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus relates is available only to relevant persons and will be engaged in only with relevant persons.

Guaranteed Delivery

If a shareholder wishes to deposit his or her SDRG shares pursuant to the offer and (i) the certificates representing the SDRG shares are not immediately available, or (ii) such shareholder is not able to deliver the certificates representing the SDRG shares and all other required documents to the Depository prior to the Expiration Date, such shares of SDRG common stock may nevertheless be deposited pursuant to the offer provided that all of the following conditions are met:

          (a) such deposit is made by or through an eligible institution;

          (b) a properly completed and duly executed notice of guaranteed delivery in the form enclosed herewith (printed on yellow paper), or a manually signed facsimile thereof, is received by the Depository at its office as set forth on the notice of guaranteed delivery, prior to the Expiration Date; and

(c) the certificates representing deposited shares of SDRG common stock in proper form for transfer, together with a properly completed and duly executed letter of transmittal in the form enclosed herewith (printed on blue paper), or a manually signed facsimile thereof and all other documents required by such letter of transmittal, are received at the office of the Depository set forth on the last page of the letter of transmittal on or before 1:00 p.m. (Toronto time) not later than ten (10) trading days after delivery to the Depository of a properly completed and duly executed notice of guaranteed delivery.

The notice of guaranteed delivery may be delivered by hand or sent by facsimile transmission or mail to the Depository at the office specified in the notice of guaranteed delivery and must include a signature guarantee by an eligible institution in the form set forth in such notice of guaranteed delivery.

Matters Concerning Validity and Eligibility

The Offeror will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of SDRG common stock, in its sole discretion, and its determination will be final and binding to the fullest extent permitted by law. The Offeror reserves the absolute right to reject any and all tenders of shares of SDRG common stock that it determines is not in proper form or the acceptance of or exchange for which may, in the opinion of its counsel, be unlawful. The Offeror also reserves the absolute right to waive any defect or irregularity in the tender of any shares of SDRG common stock. No tender of shares of SDRG common stock will be deemed to have been validly made until all defects and irregularities in tenders of shares of SDRG common stock have been cured or waived. None of the Offeror, the Depository or any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares of SDRG common stock or will incur any liability for failure to give any such notification. The Offeror’s interpretation of the terms and conditions of the offer (including the letter of transmittal and instructions thereto) will be final and binding to the fullest extent permitted by law.

If you have any questions about the procedure for tendering shares of SDRG common stock, please contact GOG or NRI at their respective address and telephone number set forth on the back cover of this prospectus.

Withdrawal Rights

Any shares of SDRG common stock deposited in acceptance of the offer may be withdrawn by or on behalf of the depositing shareholder (unless otherwise required or permitted by applicable law):

          (a) at any time at the place of deposit before the expiration of twenty (20) days from the date of the offer, namely prior to midnight (Toronto time/Eastern Time Zone) on _______, 2011; and

          (b) at any time after thirty (30) days from the date of the offer, namely after midnight (Toronto time/Eastern Time Zone) on ___________, 2011, provided that the SDRG shares have not been taken up and paid for by the Offeror prior to the receipt by the Depository of the notice of withdrawal in respect of such shares of SDRG common stock.

In addition, if:

          (c) there is a variation of the terms of the offer before the Expiration Date (including any extension of the period during which SDRG shares may be deposited hereunder or the modification of a term or condition of the offer, but excluding, unless otherwise required by applicable law, a variation consisting solely of an increase in the consideration offered where the time for deposit is not at the same time extended for more than ten (10) days); or

          (d) on or before the Expiration Date or after the Expiry Time but before the expiry of all rights of withdrawal with respect to the shares of SDRG common stock, a change occurs in the information contained in the prospectus, as amended from time to time, that would reasonably be expected to affect the decision of a shareholder to accept or reject the offer, unless such change is not within the control of the Offeror or affiliates of the Offeror (except, to the extent required by applicable law, where it is a change in material fact relating to the SDRG common stock);

          then any SDRG shares deposited under the offer and not taken up and paid for by the Offeror at such time may be withdrawn by or on behalf of the depositing shareholder at the place of deposit at any time until the expiration of ten (10) days after the date upon which the notice of such change or variation is mailed, delivered or otherwise communicated, subject to abridgement of that period pursuant to such order or orders as may be granted by the applicable courts or securities regulatory authorities.

In order for any withdrawal to be made, notice of the withdrawal must be in writing (which includes telegraphic communication or notice by electronic means that produces a printed copy), and must be actually received by the Depository at the place of deposit of the applicable SDRG common stock or by facsimile transmission to the Toronto office of the Depository within the period permitted for withdrawal. Any such notice of withdrawal must be: (i) signed by or on behalf of the person who signed the letter of transmittal that accompanied the shares of SDRG common stock to be withdrawn and (ii) specify the number of SDRG shares to be withdrawn, the name of the registered holder and the certificate number shown on each certificate representing the SDRG shares to be withdrawn. Any signature in a notice of withdrawal must be guaranteed by an eligible institution in the same manner as in the letter of transmittal (as described in the rules and instructions set out in such letter).

All questions as to the validity (including timely receipt) and form of notices of withdrawal shall be determined by the Offeror in its sole discretion, and such determination shall be final and binding.

If the Offeror is delayed in taking up for shares of SDRG common stock or is unable to take up for SDRG shares for any reason, then, without prejudice to the Offeror’s other rights, SDRG shares may not be withdrawn except to the extent that depositing holders of SDRG common stock are entitled to withdrawal rights as set forth in this Section or pursuant to applicable law.

Any shares of SDRG common stock withdrawn will be deemed not validly deposited for the purposes of the offer, but may be redeposited at any subsequent time prior to the Expiration Time by following any of the procedures described herein.

In addition to the foregoing rights of withdrawal, shareholders are entitled to statutory rights of rescission in certain circumstances.

Mail Service Interruption

Notwithstanding the provisions of the letter of transmittal or the notice of guaranteed delivery, the certificates for the GOG common stock, the certificates for the NRI common stock, the Silver Certificates, the NRI Warrants and the certificates for any shares of SDRG common stock to be returned will not be mailed if the Offeror determines that delivery thereof by mail may be delayed. Persons entitled to any certificates which are not mailed for the foregoing reason may take delivery thereof at the office of the Depository to which the deposited certificates for shares of SDRG common stock were deposited, upon application to the Depository, until such time as the Offeror has determined that delivery by mail will no longer be delayed. The Offeror shall provide notice of any such determination not to mail made under this Section as soon as reasonably practicable after the making of such determination.

Notice

Any notice to be given by the Offeror or the Depository pursuant to the offer will be deemed to have been properly given if it is mailed by first class mail, postage prepaid, to the registered shareholders at their addresses as shown on the register of SDRG and will be deemed to have been received on the first day following the date of mailing which is not a Saturday, Sunday or statutory holiday in the Province of Ontario. These provisions apply notwithstanding any accidental omission to give notice to anyone or more shareholders and notwithstanding any interruption of mail services in Canada following mailing. In the event of any interruption of mail service following mailing, the Offeror intend to make reasonable efforts to disseminate the notice by other means, such as publication. Except as otherwise required or permitted by law, if post offices in Canada are not open for the deposit of mail, any notice which the Offeror or the Depository may give under the offer will be deemed to have been properly given and to have been received by shareholders if it is published once in a national newspaper.

Wherever the offer calls for documents to be delivered to the Depository, such documents will not be considered delivered unless and until they have been physically received at the address listed for the Depository on the letter of transmittal or notice of guaranteed delivery, as applicable.

Announcement of Results of the Offer

The Offeror will announce by press release the final results of the offer, including whether all of the conditions to the offer have been fulfilled or waived and whether the Offeror will accept the tendered shares of SDRG common stock for exchange, promptly after expiration of the offer.

Ownership of GOG after the Offer

On May 20, 2011, 45,136,000 shares of GOG common stock were outstanding, including shares issuable on the exercise of outstanding stock options. Based on the exchange ratio for the offer, if 106,893,198 shares of SDRG common stock are exchanged for the Consideration, former SDRG stockholders would own, in the aggregate, approximately 2.37% of the outstanding shares of GOG common stock.

Ownership of NRI after the Offer

On May 20, 2010, 17,636,299 shares of NRI common stock were outstanding, including shares issuable on the exercise of outstanding stock options. Based on the exchange ratio for the offer, if 106,893,198 shares of SDRG common stock are exchanged for the Consideration, former SDRG stockholders would own, in the aggregate, approximately 6.06% of the outstanding shares of NRI common stock.

Accounting Treatment

For the purposes of these rules, a registered person shall account for all assets and liabilities in such a way that recognizes the substance of a transaction, an arrangement or a position.

For the purposes of these rules, a registered person shall ensure that his accounting policies are in accordance with this section and seek the Commission’s approval before adopting a different accounting policy.

Taxation

The following is a discussion of certain U.S. federal income tax consequences of the offer to holders of SDRG common stock whose stock is exchanged for the Consideration pursuant to the offer. The discussion is based on the Internal Revenue Code of 1986, as amended, referred to in this prospectus as the “Code,” applicable Treasury Regulations and administrative and judicial interpretations thereof, each as in effect as of the date of this offer, all of which may change, possibly with retroactive effect. The discussion applies only to stockholders who hold their SDRG common stock as capital assets and may not apply to stockholders subject to special rules under the Code, including, without limitation, persons who acquired their SDRG common stock upon the exercise of stock options or otherwise as compensation, financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, partnerships or other entities treated as partnerships or flow-through entities for U.S. federal income tax purposes, tax-exempt organizations, persons who are subject to alternative minimum tax, persons who hold SDRG common stock as a position in a “straddle” or as part of a “hedging” or “conversion” transaction or other integrated investment, or persons that have a functional currency other than the United States dollar. This discussion does not address the U.S. federal tax consequences to any stockholder of SDRG who, for U.S. federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address any state, local or foreign tax consequences of the offer.

Because individual circumstances may differ, each stockholder should consult such stockholder’s tax advisor regarding the applicability of the rules discussed below to such stockholder and the particular tax effects to such stockholder of the offer, including the application and effect of state, local, and foreign tax laws.

The receipt of the Consideration in exchange for SDRG common stock pursuant to the offer is expected to be a taxable transaction for U.S. federal income tax purposes. In general, a stockholder who exchanges SDRG common stock pursuant to the offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the fair market value on the date of acceptance for exchange pursuant to the offer of the Consideration received and the holder’s adjusted tax basis in the SDRG common stock exchanged pursuant to the offer. Gain or loss will be determined separately for each block of SDRG common stock (i.e., SDRG common stock acquired at the same cost in a single transaction) exchanged pursuant to the offer. Any such gain or loss generally will be long-term capital gain or loss if the stockholder has held the SDRG common stock for more than one year on the date of acceptance for exchange pursuant to the offer. Long-term capital gain of non-corporate stockholders is generally taxable at a maximum rate of 15%. Certain limitations apply to the use of capital losses.

A holder’s tax basis in the GOG common stock and NRI common stock received pursuant to the offer will equal its fair market value on the date of acceptance for exchange pursuant to the offer. A holder’s holding period in the GOG common stock and the NRI common stock received will begin the day following the date of acceptance for exchange pursuant to the offer.

No Dissenters’ Rights

Dissenters’ rights are the rights of stockholders, in certain cases, to receive “fair value” for their shares, plus accrued interest, as determined by a statutorily prescribed process, which may include a judicial appraisal process. Dissenters’ rights are not available to SDRG shareholders in this offer.

Effect of the Offer on the Market for Shares of SDRG Common Stock; Registration under the Exchange Act; Margin Regulations

Effect of the Offer on the Market for the Shares of SDRG Common Stock

According to SDRG’s Annual Report on Form 10-K, for the year ended December 31, 2010, the shares of SDRG common stock are quoted on the Over-the-Counter Bulletin Board and there were approximately 379 holders of record of SDRG common stock as of March 16, 2011. The exchange of shares of SDRG common stock by the Offeror pursuant to the offer will reduce the number of holders of SDRG common stock and the number of shares of SDRG common stock held by individual holders and could adversely affect the liquidity and market value of the shares of SDRG common stock.

Registration under the Exchange Act

Based upon SDRG’s public filings with the SEC, the Offeror believes that SDRG common stock is currently registered under the Exchange Act. The Offeror does not expect the offer to result in the termination of the registration of the SDRG common stock under the Exchange Act.

Margin Regulations

SDRG common stock is not a “margin security” under the regulations of the Board of Governors of the Federal Reserve System, and is therefore not subject to the margin regulations of the Federal Reserve Board.

Conditions of the Offer

Notwithstanding any other provision of the offer, the Offeror is not required to accept for exchange or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Offeror’s obligation to pay for or return tendered shares promptly after termination or expiration of the offer), exchange any shares of SDRG common stock, and may terminate or amend the offer, if, at the expiration date, any of the following conditions have not been satisfied or, to the extent legally permissible, waived:

•

the “registration statement condition”—the registration statement of which this prospectus is a part shall have become effective under the Securities Act, no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC;

•

that shareholders validly deposit under the offer and not withdraw or waive an aggregate amount of not less than 50.01% of the shares of outstanding SDRG common stock, on a fully diluted basis immediately prior to the expiration of the offer;

In addition, notwithstanding any other provision of the offer, the Offeror is not required to accept for exchange or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c)

under the Exchange Act (relating to the Offeror’s obligation to pay for or return tendered shares promptly after termination or expiration of the offer), exchange any shares of SDRG common stock, and may terminate or amend the offer, if, at any time on or after the date of this prospectus and before the expiration of the offer, any of the following conditions exist:

(i)

no interim or final relief shall have been granted in any action, suit or proceeding in, before or by any domestic or foreign court, tribunal or governmental agency or other regulatory or administrative agency or commission or before or by any elected or appointed public official in the United States or elsewhere (whether or not having the force of law) and no law, regulation or directive (whether or not having the force of law) shall have been proposed, enacted, promulgated or applied, which (in any such case) prevents the Offeror from proceeding with the offer or with the taking up and paying for SDRG shares; or

(ii)

no action, suit or proceeding shall have been commenced in, before or by any domestic or foreign court, tribunal or governmental agency or other regulatory or administrative agency or commission or before any elected or appointed public official in the United States or elsewhere (whether or not having the force of law) and no law, regulation or directive (whether or not having the force of law) shall have been proposed, enacted, promulgated or applied, which (in any such case): (i) in the sole opinion of the Offeror has merit and questions the right of the Offeror lawfully to proceed with the offer or take up and pay for the shares of SDRG common stock; or (ii) in the sole opinion of the Offeror materially adversely affects any of the assets or properties of SDRG; or

(iii)

the Offeror shall have determined in its sole judgment that SDRG has not taken any action which might make it inadvisable for the Offeror to proceed with the offer and/or with the taking up and paying for SDRG common stock under the offer including, without limiting the generality of the foregoing, any agreement or understanding relating to the sale, disposition of or other dealing with any of the assets of SDRG or any part thereof or interest therein or relating to SDRG’s rights to manage, operate or control any of its assets or any part thereof or relating to the purchase, subscription, reservation, allotment or issuance of any unissued shares or securities convertible into shares of SDRG or any agreement, option, right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, including convertible securities, warrants or convertible obligations of any nature; or

(iv)

there shall not have occurred (or, if there shall have previously occurred, there shall not have been disclosed, generally or to the Offeror in writing, prior to the commencement of the offer) any change (or any condition, event or development involving a prospective change) in the business, operations, assets, capitalization, financial condition, prospects, licenses, permits, rights, privileges or liabilities, whether contractual or otherwise, of SDRG or any of its subsidiaries considered on a consolidated basis which, in the sole judgment of the Offeror, is materially adverse or may be considered to be significant to a purchaser of shares of SDRG common stock; or

(v)

all requisite approvals and consents of any governmental or regulatory authority (including, without limitation, any stock exchange or other regulatory authorities) required to be obtained in order that the Offeror may proceed with the offer and take up SDRG common stock tendered pursuant to the offer shall have been obtained on terms satisfactory to the Offeror in their sole judgment prior to the Expiration Date and shall not have been revoked or amended; or

(vi)	no material change concerning any of the assets and liabilities of SDRG shall have occurred on or before the Expiration Date.

Also, the Offeror will only take up shares of SDRG common stock in round lots of one hundred (100) from each shareholder.

The foregoing conditions are for the sole benefit of the Offeror and may be waived by the Offeror at its sole option in whole or in part at any time and from time to time without prejudice to any other rights, which the Offeror may have under the offer. The failure by the Offeror at any time to exercise or assert any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be exercised or asserted at any time and from time to time. Any determination by the Offeror concerning the events described in this Section will be final and binding.

Any waiver of a condition or the withdrawal or termination of the offer shall be effective upon oral or written notice by the Offeror to that effect. The Offeror shall, forthwith after giving any such notice, make a public announcement of such waiver, withdrawal or termination and notify shareholders. If the offer is withdrawn or terminated, the Offeror shall not be obligated to take up and pay for any SDRG common stock deposited under the offer and will return all certificates representing shares of SDRG common stock and letters of transmittal to the parties who deposited them.

Return of SDRG Shares

Any deposited shares of SDRG common stock not taken up and paid for by the Offeror will be returned at the Offeror’s expense promptly after the Expiration date by either sending new certificates representing SDRG shares not purchased or returning the deposited certificates (and other relevant documents).

Certificates (and other relevant documents) will be forwarded by first class insured mail in the name of and to the address specified by the shareholder in the letter of transmittal or, if such name or address is not so specified, in such name and to such address as shown on the share register maintained by SDRG as soon as practicable following the Expiration Date or withdrawal or termination of the offer.

Dividends and Distributions

If on or after the date of this prospectus, SDRG:

          (a) splits, combines or otherwise changes its shares of common stock or its capitalization,

          (b) acquires shares of its common stock or otherwise causes a reduction in the number of outstanding shares,

          (c) issues or sells any additional shares of its common stock (other than shares or options issued to employees or directors in the ordinary course of business consistent with past practice), shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, or any other securities or rights in respect of, in lieu of, or in substitution or exchange for any shares of its capital stock, or

          (d) discloses that it has taken such action,

then, without prejudice to the Offeror’s rights under The Offer—Extension, Termination and Amendment and —Conditions of the Offer, the Offeror may, in its sole discretion, make such adjustments in the exchange ratio and other terms of the offer as it deems appropriate including, without limitation, the number or type of securities to be acquired.

Certain Legal Matters; Regulatory Approvals

The Offeror is not aware of any governmental license or regulatory permit that appears to be material to SDRG’s business that might be adversely affected by the Offeror’s acquisition of shares of SDRG common stock pursuant to the offer or of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the Offeror’s acquisition or ownership of shares of SDRG common stock pursuant to the offer. Should any of these approvals or other actions be required, the Offeror currently contemplates that these approvals or other actions will be sought. There can be no assurance that any of these approvals or other actions, if needed, will be obtained (with or without substantial conditions) or that if these approvals were not obtained or these other actions were not taken adverse consequences might not result to the Offeror, SDRG or any of their respective subsidiaries, which could result in the failure of a condition to the offer. The Offeror’s obligation under the offer to accept for exchange and exchange shares of SDRG common stock is subject to certain conditions. See The Offer—Conditions of the Offer, page 49.

Commitments to Tender

There are no commitments to tender or refrain from tendering any SDRG Shares.

Relationships with SDRG

Except as set forth below and elsewhere in this prospectus, neither GOG nor NRI, nor any of their affiliates nor, to the best of their knowledge, any of their directors or executive officers has any contract, arrangement, understanding or relationship with any other person with respect to any securities of SDRG, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as otherwise described in this prospectus, there are no past, present or proposed material contracts, negotiations or transactions between GOG, NRI or any of their affiliates, and SDRG or any of its affiliates, concerning a merger, consolidation or acquisition, an exchange offer or other acquisitions of securities, election of directors, or sale or other transfer of a material amount of assets. See, Background of the Offer, page 37.

None of NRI’s or GOG’s affiliates beneficially owns any shares of SDRG common stock.

Source of the Consideration

The GOG common stock and NRI common stock shall be fully paid and non-assessable and issued by GOG and NRI, respectively, from treasury shares authorized for issuance.

If this offer is successful, the Offeror shall hold at least 50.01% of the outstanding common stock of SDRG. As the majority stockholder, the Offeror shall take all of the corporate steps necessary in order to position itself, or its designees, so that it has the authority to cause SDRG to deliver silver and gold on its behalf. The Offeror will cause SDRG to provide the silver to be delivered pursuant to the Silver Certificates and required to replace any shortfall in the available gold supply from the silver production in the Erbahuo silver mine, located in Wengniute county, Inner Mongolia, China. SDRG owns 70% of the Erbahuo silver mine through its holdings in Chifeng. Chifeng is a Sino-American joint venture with Huaguan Industrial Corp., a Chinese state-owned entity which holds 30% of Chifeng. Chifeng owns the Erbahuo silver mine and has signed a definitive agreement with Guangxi Hongteng Mining, Ltd. (“GHM”) to commence production at the Erbahuo silver mine.

The Erbahuo silver mine will be an open pit, heap leach process, and is scheduled to produce silver bars by the third quarter of 2011 which shall be sold to local smelters. The Erbahuo silver mine will be developed and operated by GHM as part of a five-year arrangement. GHM anticipates starting to process the ore shortly and believes it should yield up to five (5) ton of silver in the first year. Chifeng Silver will receive 30% of the net proceeds. Net proceeds have been scheduled and publicly announced for 2011. When, and if, the Offeror obtains 50.01% of the outstanding common stock of SDRG, the Offeror will cause SDRG to warehouse the future production of silver, as necessary to meet the future commitments of this exchange offer. Notwithstanding the above, the Offeror and/or SDRG may enter into arbitrage situations in order to finance the future commitments of this exchange offer. SDRG is also exploring other mining properties within its portfolio of mining properties.

The Offeror will cause SDRG to provide the gold to be issued upon the exercise of the NRI Warrants from SDRG’s current portfolio of gold producing properties. However, the gold shall be provided on a “best efforts” basis. In the event the supply of gold available to be delivered by March 31, 2016 is insufficient to meet the demand of the exercised NRI Warrants by March 31, 2016, the Offeror agrees to cause SDRG to deliver an equivalent dollar amount of silver based on the market prices of the silver and gold on the date the related NRI warrant was exercised. The Offeror will continue to explore alternative commodity sources of both silver and gold.

Depository

The Offeror has appointed Heritage Transfer Agency Inc. as the Depository for the receipt of certificates representing the shares of SDRG common stock and letters of transmittal deposited pursuant to the offer. In addition, the Depository will receive notices of guaranteed delivery of the offer. The duties of the Depository also include assisting in making settlement pursuant to the offer. The Depository will receive a fee of Fifty Thousand Dollars ($50,000), a fee of Ten Dollars ($10) for each deposit and Three Dollars ($3) for each certificate returned, will be reimbursed by the Offeror for its out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the offer.

Tendering shareholders will not be obliged to pay brokerage commissions on the sale of their SDRG common stock hereunder if the offer is accepted by transmitting their shares of SDRG common stock directly to the Depository. Shareholders should contact the Offeror or the Depository for assistance in accepting the offer and in depositing SDRG common stock, letters of transmittal and notices of guaranteed delivery with the Depository.

Other Terms of the Offer

          (a) The offer and all agreements resulting from acceptance hereof shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. Each party to any agreement resulting from the acceptance of the Offer unconditionally and irrevocably submits to the jurisdiction of the courts of the Province of Ontario.

          (b) No broker, dealer or other person has been authorized to give any information or make any representation on behalf of the Offeror not contained herein, and, if given or made, such information or representation must not be relied upon as having been authorized.

          (c) The provisions of the letter of transmittal and the notice of guaranteed delivery, including the instructions and rules contained therein, as applicable, form part of the terms and conditions of the offer.

          (d) The Offeror shall, in its sole discretion, be entitled to make a final and binding determination of all questions relating to the interpretation of the letter of transmittal and the notice of guaranteed delivery, the validity of any acceptance of this offer and the validity of any withdrawals of SDRG common stock.

          (e) If this offer is successful, the Offeror shall hold at least 50.01% of the outstanding common stock of SDRG. As the majority stockholder, the Offeror shall take all of the corporate steps necessary in order to position itself, or its designees, so that it has the authority to cause SDRG to deliver silver and gold on its behalf. In the event the supply of gold available insufficient to meet the exercised NRI Warrants by March 31, 2016, the Offeror shall cause

SDRG to deliver to the holders who exercised the NRI Warrants, an equivalent amount of silver, based on the market prices of the silver and gold on the date the related NRI warrant was exercised. The Offeror will continue to explore alternative commodity sources of both silver and gold to meet the demand of the holders of the Silver Certificates and NRI Warrants

GOG’s BUSINESS

History

On February 5, 1997, 1221745 Ontario Inc. was formed in Ontario. It changed its name to Creighton Corporation on September 28, 2004. On November 4, 2005, Pearlstar Corporation was formed in Nevada. On November 18, 2005, Creighton Corporation merged with Pearlstar Corporation by filing Articles of Merger in Nevada. Pearlstar Corporation was the surviving corporation. It changed its name to Guardians of Gold Inc. on Apri1 22, 2009 and its common shares were consolidated on a 1 for 1000 basis. GOG currently has 45,136,000 issued and outstanding common shares.

General

GOG is a Nevada corporation. It is an exploration company that intends to reprocesses precious and base metals mine tailings utilizing a proprietary refining process.

Employees

GOG currently has 0 fulltime employees.

GOG’S PROPERTIES

GOG currently does not own or lease any properties.

GOG’S LEGAL PROCEEDINGS

GOG has not been a party to any legal proceedings over the last three years.

GOG’S SELECTED FINANCIAL DATA

GUARDIANS OF GOLD INC.
BALANCE SHEET
FEBRUARY 28, 2011 AND AUGUST 31, 2010
 (Unaudited)

	February 28, 2011	August 31, 2010
ASSETS

Current:
Cash	$21,850	$170
Subscriptions receivable	1,500,000	—

	1,521,850	170
Mining Ore Tailings (Note 2)	34,000	34,000

	$1,555,850	$34,170

LIABILITIES

Current:
Accounts payable	$152,967	$93,388

Shareholders’ Equity

Share Capital (Note 3)
Authorized
75,000,000 common shares, par value $0.001 per share
Issued
45,136,000 common shares (August 31, 2010- 40, 136,000)	1,602,724	76,100
Deficit	(198,841)	(135,318)

	1,402, 883	(59,218)

	$1,555,850	$34,170

GUARDIANS OF GOLD INC.
STATEMENT OF OPERATIONS AND DEFICIT
FOR THE SIX MONTH PERIOD ENDED FEBRUARY 28, 2011 AND 2010
 (Unaudited)

	2011	2010

REVENUE:	$—	$—

EXPENSES:
Shareholders’ information	59,684	41,080
Transfer agent’s fees and expenditures	2,579	2,643
Accounting fees	2,260	—

	64,523	43,723

NET LOSS	64,523	43,723
DEFICIT, BEGINNING OF PERIOD	135,318	60,412

DEFICIT, END OF PERIOD	$199,841	$104,135

NET LOSS PER COMMON SHARE	$0.0015	$0.0011

GUARDIANS OF GOLD
STATEMENTS OF OPERATIONS AND DEFICIT
FOR THE THREE MONTH PERIOD ENDED FEBRUARY 28, 2011 AND 2010
 (Unaudited)

	2011	2010

Revenue	$—	$—
Expenses:
Shareholders’ information	32,640	16,980
Accounting fees	2,260	—
Transfer agent’s fees and expenditures	1,283	1,455

	36,183	18,435

Net loss	$(36,183)	$(18,435)
Deficit, beginning of period	$(163,658)	$(104,135)

Net loss per common share	$(0.0008)	$(0.0005)

GUARDIANS OF GOLD INC.
STATEMENT OF CASH FLOWS
FOR THE SIX MONTH PERIOD ENDED FEBRUARY 28, 2011 AND 2010
(Unaudited)

	2011	2010

CASH PROVIDED BY (USED IN):

OPERATIONS:
Net loss	$(64,523)	$(43,723)
Increase in subscriptions receivable	(1,500,000)	—
Increase in accounts payable	59,579	43,723

	(1,504,944)	—

FINANCING ACTIVITIES:
Sale of common shares for cash	1,526,624	—

Increase in cash	21,680	—
Cash, beginning of period	170	—

Cash, end of period	$21,850	$—

GUARDIANS OF GOLD INC.
STATEMENT OF CASH FLOWS
FOR THE THREE MONTH PERIOD ENDED FEBRUARY 28, 2011 AND 2010
(Unaudited)

	2011	2010
CASH PROVIDED BY (USED IN):
OPERATIONS:
Net loss	$(36,183)	$(18,435)
Decrease in subscriptions receivable	26,624	—
Increase in accounts payable	31,283	18,435

Increase in cash	21,724	—
Cash, beginning of period	126	—

Cash, end of period	$21,850	$—

MARKET FOR GOG’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

GOG’s common stock is quoted on the Frankfurt Stock Exchange under the symbol “QGD”. The following table sets forth high and low sales prices of GOG’s common stock for the current 2011 fiscal quarter to May 20, 2011, as reported by the Frankfurt Stock Exchange, based on closing prices. The prices in the table reflect inter-dealer prices, without retail markup, markdown or commission and may not represent actual transactions.

	High	Low

First Quarter ended February 28, 2011	$2.68	$1.54
Second Quarter to May 31, 2011	$2.94	$2.81

As of May 20, 2011 there were approximately 17 record holders of GOG’s common stock, not including shares held in “street name” in brokerage accounts which are unknown. As of May 20, 2011, there were approximately 45,136,000 shares of GOG’s common stock outstanding on record.

Dividends

No dividends have been paid.

Transfer Agent and Registrar

The transfer agent and registrar for GOG’s common stock is Heritage Transfer Agency, 4 King Street West, Suite 1320, Toronto, Ontario M5H 1B6.

GOG MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Critical Accounting Policies

GOG’s audited financial statements were prepared in accordance with generally accepted auditing standards. Those standards require the Chartered Accountant to perform an audit to obtain reasonable assurance that the financial statements are free of material misstatement. The financial statements are the responsibility of GOG’s management. The Chartered Accountant expresses an opinion that the financial statements present fairly, in all material respects, the financial position of GOG, and the results of its operations and its cash flows in accordance with Canadian generally accepted accounting principles.

General Information on Financial Operations

Liquidity

Results of Operations for the Three Months Ended February 28, 2011, Compared to the Three Months Ended February 28, 2010.

GOG’s gross revenue was nil for the three months ended February 28, 2011 and for the three months ended February 28, 2010. GOG had a net loss of $199,841 for the three months ended February 28, 2011 compared to a net loss of $104,135 for the three months ended February 28, 2010. The increase in loss is primarily due to the costs of seeking financing. Total expenses for the three months ended February 28, 2011 was $64,523 compared with expenses of $43,723 for the three months ended February 28, 2010.

Capital Resources and Liquidity

GOG relies on advances from exercise of options, exercise of share purchase warrants, and private placements, to fund working capital. Before August 31, 2011, GOG will need approximately $750,000 in capital infrastructure and operating expenses to actively carry-on business.

Employees

GOG plans to add 3 employees over the next twelve months at a cost of approximately $240,000.

Expenses

GOG expects to incur operating expenses of approximately $1,000,000 over the next year.

Dividends

No dividends have been paid to date by GOG. GOG does not have any present intention to pay dividends in the future. Dividends will only be declared by the Board of Directors and paid by GOG in the event the Board deems it prudent to distribute cash in excess of required cash flow.

GOG’S QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

GOG is not exposed to material market risk.

GOG’S OFF-BALANCE SHEET ARRANGEMENTS

GOG does not, as of February 28, 2011, have any off-balance sheet arrangements.

GOG’S CONTRACTUAL OBLIGATIONS

None.

GOG’S DIRECTORS AND EXECUTIVE OFFICERS

GOG’s Board of Directors consists of 2 directors. The Board of Directors has determined that neither of the directors qualify as “independent” as defined by SEC rules.

During the fiscal year ended August 31, 2010, the Board of Directors held a total of 3 meetings. Each director attended at least 75% of the total number of meetings of the Board of Directors and at least 75% of the meetings of all committees on which he served.

The Board of Directors is comprised as follows:

Jordan Starkman – Mr. Starkman is 40 years old and has over twenty years experience in sales, financial consulting, and investor and client relations. Mr. Starkman is a co-founder of Pay By the Day and was VP Operations prior to becoming President in January 2006. Mr. Starkman was a sales person from January 2002 to February 2003 at The Buck A Day Company, an Ontario based direct sales company focused on sales of computers and consumer electronics. He has an extensive background in finance and business development. He worked for 8 years as an independent consultant for various publicly traded companies responsible for initiating new business and developing long-term relationships with customers. Mr. Starkman also holds a BA in Statistics from the University of Western Ontario. In addition, Mr. Starkman is the President of ECash, Inc. and Health Advance Corp.

Ronald P. Haller, C.M.A. – Mr. Haller is 55 years old. Mr. Haller has 20 years experience in accounting and corporate filings of public companies. In 1992 he formed a private company offering professional management services to both public and private entities and filling the positions of Secretary and Treasurer for junior public issuer to facilitate the regulatory continuous reporting requirements. He is a graduate of Ryerson University in Toronto.

The executive officers of GOG are as follows:

Name	Age	Position

Jordan Starkman	40	President

Ron Haller	55	Secretary & Treasurer

Jordan Starkman – Mr. Starkman is the President of GOG. He has over twenty years experience in sales, financial consulting, and investor and client relations. Mr. Starkman is a co-founder of Pay By the Day and was VP Operations prior to becoming President in January 2006. Mr. Starkman was a sales person from January 2002 to February 2003 at The Buck A Day Company, an Ontario based direct sales company focused on sales of computers and consumer electronics. He has an extensive background in finance and business development. He worked for 8 years as an independent consultant for various publicly traded companies responsible for initiating new business and developing long-term relationships with customers. Mr. Starkman also holds a BA in Statistics from the University of Western Ontario. In addition, Mr. Starkman is the President of ECash, Inc. and Health Advance Corp.

Ronald P. Haller, C.M.A. – Mr. Haller is the Secretary and Treasurer of GOG. Mr. Haller has 20 years experience in accounting and corporate filings of public companies. In 1992 he formed a private company offering professional management services to both public and private entities and filling the positions of Secretary and Treasurer for junior public issuer to facilitate the regulatory continuous reporting requirements. He is a graduate of Ryerson University in Toronto.

Committees of the Board of Directors

GOG does not currently have a nominating committee. It feels this is appropriate due to the small size of GOG. Therefore, this function is handled directly by the Board of Directors of GOG.

Audit Committee

GOG’s audit committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. It is chaired by Ron Haller. GOG’s audit committee does not have charter. GOG’s audit committee has reviewed and discussed the audited financial statements with management, and has discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

GOG’s audit committee has received the written disclosures and the letter from the independent accountant required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Code of Conduct

GOG has not adopted a code of conduct.

Board Vacancies

The function of filling vacancies on the Board of Directors is handled directly by the Board of Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our Directors and executive officers and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of shares of common stock of GOG. Officers, Directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. However, GOG has not been subject to such reporting rules.

NRI’s BUSINESS

History

Nirek Resources Inc. was incorporated in Ontario as Dublin Castle Investments Inc. on August 6, 2004. It changed its name to Nirek Resources Inc. on August 2, 2007. Shareholders in Dublin Castle Investments Inc. were given one share in NRI for every 10 shares they held in Dublin Castle Investments Inc. On August 17, 2007 NRI shares began trading on the Frankfurt Stock Exchange, Germany under the symbol: 3N6. Also in August, 2007, the common stock of NRI was consolidated one a one-for ten basis. As of December 6, 2010, there were 17,636,299 shares of NRI common stock outstanding.

General

NRI is a corporation incorporated under the laws of Ontario in 2004. It is a Canadian based exploration company that is focused primarily on gold and secondarily on other precious and base metals in Canada. NRI currently has one exploration property in Quebec. Outside of Canada, NRI is negotiating with two companies who have producing gold properties for NRI to participate as a joint venture partner. NRI shares trade on the Frankfurt Stock Exchange (Deutsche Boerse).

NRI’s objective is to acquire mineral properties that had previous exploration work which indicated a potential resource. NRI looks for properties that have proven grade values where further exploration is required. The primary focus is precious metals, particularly gold and silver, although base metal properties with some precious metal content are also possible exploration candidates.

NRI originally acquired options on gold exploration properties in Northern Ontario, specifically in the Timmins and Kirkland Lake area. NRI had preliminary exploration done and geological reports prepared on three properties, however lease agreements were not renewed since an analysis of their economic value determined further expenditure was not justified. A fourth property, which NRI currently has an option agreement on, is Sarah Lake, Quebec, Canada. NRI had geologist on the property in May, 2009. The prepared technical report recommended a program to further explore the property.

Besides Canadian mineral properties, NRI has looked at prospective mineral properties in the USA, Mexico and Peru. The primary focus is Canadian properties and secondarily the USA and Mexico. NRI uses independent geologists to assess its properties and, when favorable, recommend a program for further exploration.

Competition

There are approximately 1500 publicly listed companies in Canada on the Toronto Stock Exchange (including the Venture Exchange) and the Canadian Venture Exchange engaged in mineral exploration in countries worldwide. NRI’s primary experience is in Canada where there are many independent prospectors who focus on geographic areas in the province where they reside. These prospectors, and their companies, usually have a number of properties they have staked claims on and done some preliminary exploration work on. Since NRI is a public traded company, it has the advantage of being able to offer its stock in part payment to acquire option agreements on claims.

Government Regulation

Generally, small exploration projects will trigger few actual approvals. However, many environmental regulations and standards will apply whether there is a specific approval to be issued or not. The kind of exploration work NRI undertakes is encouraged by governments with some jurisdictions providing tax credit incentives or a rebate for costs. Once a project reaches consideration of an actual mine being established, there are a number of environmental permits and approvals required, for example by the First Nation people in Canada. However, NRI does not presently have any project at the stage of mine feasibility and will not have any in the foreseeable future.

Employees

NRI has one of its director as well one additional individual who administrate day-to-day operations. For exploration work, NRI hires independent geologists and exploration contractors.

Seasonality

Actual exploration can be seasonal depending on the location of the property. The Sarah Lake property in northern Quebec is best assessed by a float plane which gives a window from May to October, when the lake is unlikely to be frozen.

NRI’S PROPERTIES

NRI has an option to acquire 100% of 19 claims on a contiguous property block, referred to as Sarah Lake, situated in Northern Quebec, Canada, approximately 75 miles south of the Labrador border city of Wabush. NRI contracted with Derek McBride Geological and Management Services to do an on-site assessment and provide recommendations for future evaluation of the property. Dr. McBride’s report confirmed a large mineralized area exists near the surface but what has been evaluated thus far has not indicated as being economic alone. He recommends “further exploration should be aimed at expanding the mineralized area and attempting to understand its controls”. The current option agreement with Fenton Scott Management Inc., dated March 26, 2008, expired on March 26, 2011. Due to a major illness, Mr. Fenton Scott is unable to perform any business duties and has therefore deferred to his son, Graeme Scott. NRI spoke to Graeme Scott recently and he has verbally agreed to sign a one-year extension, terminating on March 26, 2012. Graeme Scott is travelling on business in Mexico and has promised to sign the addendum as soon as he returns.

Property Location and Access

The Sarah Lake Project (the “Project”) is located 200 kilometres north of the city of Sept Iles in eastern Quebec, and is situated 90 kilometres southwest of the Quebec-Labrador border. Access for exploration of the Project will be means of floatplane to Sarah and Edgar Lakes from the town of Wabush, located 85 kilometres to the north. The nearest road access is to Highway 389, 55 kilometres to the northwest to the community of Fire Lake. Rail access is available 60 kilometres to the east. Power can be provided by a Hydro Quebec transmission line located 15 kilometres northeast of Sarah Lake. The access road for the transmission line provides the best land access to the Project; however, some sections of the road currently require reconstruction. No infrastructure exists in the vicinity of the Sarah Lake Project.

Terrain and Climate

The Project area is moderately hilly with two prominent northeast trending hills located between the north ends of Sarah and Edgar lakes. These hills are the topographic expression of the underlying ultramafic unit. Elevations in the Project area range from 200 to 600 meters above sea level. Bedrock exposure is less than 10%.

The climate includes winter temperatures with snowfall from December to May and open summer for the other six months of the year. The district is well populated by lakes with intervening hills and muskeg.

Property History

The regions mineral potential was evaluated by exploration work conducted 200 kilometers north of the city of Sept Iles in eastern Quebec. This exploration work discovered a number of copper and nickel occurrences in the area. These occurrences were most recently evaluated in 1990 by the Quebec Department of Mines. This work included a detailed evaluation of the Sarah Lake prospect led by Quebec geologist, Aphrodite Andares. Samples taken during this program returned significant values of gold, copper, nickel, platinum, palladium and rhodium. Assay results included up to 2.15% copper, 376 ppm nickel, 113 ppb palladium, 125 ppb platinum and 18 ppb rhodium with 30 milligrams/ton of gold.

The mining rights were subsequently acquired by Explograph Inc. and subsequently optioned to Virginia Gold Mines (“Virginia”). Between 1990 and 1992, Virginia conducted an exploration program on the Project that included geological mapping, line cutting, geophysical surveying, geochemical sampling, stripping and sampling of 12 trenches and shallow hole diamond drilling. This report concluded that the ultramafic intrusion is multiphase comprised of amphibolized peridotite, pyroxenite and gabbro, the unit intrud biotite- amphibole gneisses. The geophysical surveys and outcrops suggested that these intrusions are much larger in size than indicated by the geological mapping. Also, copper mineralization occurs throughout the outcropping area of the intrusives. Sulphide mineralization was generally disseminated and ranged in content from trace amounts to several percent. It determined that this mineralization was composed primarily of chalcopyrite, pyrrhotite and pyrite. The magnetic survey indicated areas of distinct igneous stratification on the Project. The trenching confirmed the presence of magnetite enriched horizons, several metres thick. A VLF-EM survey also showed several conductive zones on the Project, with the conductor axes often situated on the contacts of mineralization.

Drill Sample Summary

A summary of the drill program is provided in the table below:

Drill hole #	Description

1 East Zone

Passed through 162 metres of peridotite before intersecting the underlying gneiss. Encountered 1 metre of copper mineralization, which also contained measurable gold, platinum and palladium values. Results included 200 metres grading 0.25% copper.

2 EastZone	Drilled 200 metres west of drill hole # 1. Cut the peridotite gneiss contact 200 metres. No sulphide minerals of interest were encountered.
3 West Zone	Drilled at the westerly end of the Project, Encountered gneiss at 171 metres. Results included 17.2 metres grading 0.21% cooper.
5 East Zone	Drilled 200 metres north of drill hole # 1 Stopped at 70 meters, after passing through peridotite at 49 metres.. Bottomed in a breccia zone with no sulphide mineralization.
6 East Zone	Drilled 200 metres south of drill hole # 1. Cut 60 meters of peridotite, without intersecting gneiss. No significant mineralization
7 East Zone	Drilled 5Q metres east of drill hole # 1. Peridotite gneiss encountered at 69.9 metres. No mineralization encountered
8 West Zone	Located 59 metres east of the most westerly zone of outcropping mineralization.
9 East Zone

Located 50 metres south of drill hole # 8.Continuous mineralization identified from the base of overburden at 12.3 metres to the gneiss contact at 78.9 metres. Best interval in this section was 12.0 metres of 0.49% copper and 8.5 metres 0.61% copper, grading

11 East Zone	Drilled 50 metres west of drill hole #8. Peridotite encountered at 74 metres, with no gneiss contact. Several quartz veins and magnetite were reported cutting the peridotite.
12 East Zone

Drilled 100 metres southeast of drill hole #8. Gneiss contact at 186 metres, 150 metres deeper than in drill hole #8. Suggests that there is a drastic change in the base of the sill, or that faulting exists between drill holes #B and #9 on one side and # 12 on the other.

Soil Geochemical Survey (MMI)

A soil geo-chemical survey was completed between the dates of September 19 to September 29, 2001, on the Exploration Permit, PEM 0001498, employing the Mobil Metal Ion (MMI) technique. This survey gave positive responses above the largest mineralized zone. It also indicated mineralization in an unexplored location to the south. The work program was conducted by Graeme Scott of Toronto, Ontario, Randon Ferderber of Val d’Or Quebec and Daniel Headricks of Malbaie, Quebec.

The objective of the 2001 field program was to further evaluate an Au-Cu-Ni-PGE occurrence within ultramafic rocks located northeast of Sarah Lake. The mineral occurrence was first discovered by Quebec government geologists in the early 1970’s. Subsequent to this discovery, the mineral occurrence has been explored by various operators, most recently by the Beaver Prospecting Syndicate and Diadem Resources in 1996.

The 2001 exploration program consisted of a soil geo-chemical survey, rock sampling of exposed mineralization and sampling of drill core from previous work. A total of 18 rock samples, 12 Samples of drill core, 163 Mobil Metal Ion (MMI) samples and 155 B horizon soil samples were taken during the project. All samples were sent to XRAL Laboratories of Toronto, Ontario

Exploration, Sample Method and Approach, Sample Preparation, Analysis and Security

A survey completed June 19 to June 25, 2009, was an assessment for NRI. It cost $23,054.53. Two types of samples were collected during the survey. Chip samples were taken, where possible, along outcrop surfaces or the margins of old sample saw cuts. Each was bagged at the site, labelled and remained in the possession of the writer. All samples were transported to XRallabs, Toronto by the author and turned over to them for commercial analysis by atomic absorption and fire assay. Elements analysed for were copper, nickel gold and the PGM Group. Due to the limited number of samples commercially analysed at the recognized XRallab no independent confirmation was obtained. No mineral processing or metallurgical studies have been undertaken. No mineral resource or reserve estimates have been undertaken.

Interpretations, Conclusions and Recommendations

The investigation was able to confirm the previous work, but did find some problems with drill hole locations. None are critical to understanding the potential of the property. The rarity of outcrop is definitely a hindrance to exploration, however the shallow overburden is amenable to stripping. Virginia did strip and their maps show the step layering. The trench nearest the drill holes of Diadem indicate a steep westerly dip, with the mineralization concentrated in one layer. Mineralization did not respond to the VLF electromagnetic survey, which is not surprising considering its disseminated nature. The investigations have only studied the mineralization where it outcrops. The MMI survey was too limited to assist in tracing the mineralization, but the peripheral lines indicate that it extends considerably further.

The mineralization at Sarah Lake indicates that a large mineralized area does exist on the property, with much of it very near the surface. Future exploration should be aimed at expanding the mineralized area and attempting to understand its controls. The existing grid should be re-picketted and expanded to the south and north to the limits of the ultramafic rocks. Once the results of the soil survey are available the more promising areas should be surveyed with IP (Induced Potential) geophysics. This technique is the best for outlining disseminated mineralization.

Statement of Qualifications of Geologist for Prior and Future Explorations

The investigation was performed by Dr. Derek McBride P.Eng. of 20 Forsythia Drive, West Hill, Ontario, MIE 1YI. He holds a diploma in Mining Technology from the Haileybury School of Mines, B.Sc. Eng. and M.Sc. Eng Degrees from Queen’s University and a Doctoral Degree in Geology from the University of New Brunswick. Dr. McBride is a geological engineer and a member of the Association of Professional Engineers of Ontario with over 40 years of experience in mineral exploration and is attributed with the discovery of the Nugget Pond Gold Mine in the province of Newfoundland.

NRI’S LEGAL PROCEEDINGS

NRI is not presently involved, nor has been involved since its inception, with any legal action.

NRI’S SELECTED FINANCIAL DATA

NIREK RESOURCES INC.
BALANCE SHEET
APRIL 30, 2011 AND JULY 31, 2010

	April 30, 2011	July 31, 2010

Assets

Current assets:
Cash	$62	$—
Accounts receivable	$442	$332

	$504	$332

Mining claims and deferred exploration expenditures (Notes 3)	$56,307	$58,102

Investment in Millstream Mines Ltd. (Note 4)	$160,000	$160,000

Investment in Ofek Capital Corp. (Note 4)	$79	$79

	$216,890	$218,513

Liabilities

Current liabilities:
Bank indebtedness	$—	$16
Accounts payable	$69,695	$59,060

	$69,695	$59,076

Shareholders’ equity
Share Capital
Authorized:
Unlimited common shares
Issued
17,634,808	760,995	760,995
Deficit	(613,800)	(601,558)

	147,195	159,437

	$216,890	$218,513

NIREK RESOURCES INC.
STATEMENT OF OPERATIONS AND DEFICIT
FOR THE NINE MONTH PERIODS ENDED APRIL 30, 2011 AND 2010
(Unaudited)

	2011	2010

REVENUE:	$—	$—

EXPENSES:
Management fees	—	30,180
Professional fees	8,000	21,000
Travel	—	14,790
Transfer agent’s fees and expenses	3,375	3,387
Office and general	867	4,343

	12,242	73,700

NET LOSS	12,242	73,700
DEFICIT, BEGINNING OF PERIOD	601,558	516,962

DEFICIT, END OF PERIOD	$613,800	$590,662

NET LOSS PER COMMON SHARE	$0.0007	$0.0042

NIREK RESOURCES INC.
STATEMENT OF OPERATIONS AND DEFICIT
FOR THE THREE MONTH PERIOD ENDED APRIL 30, 2011 AND 2010
(Unaudited)

	2011	2010

REVENUE:	$—	$—

EXPENSES:
Professional fees	2,000	10,000
Management fees	—	5,180
Travel	—	1,807
Transfer agent’s fees and expenses	1,125	1,137
Office and general	286	619

	3,411	18,743

NET LOSS	3,411	18,743
DEFICIT, BEGINNING OF PERIOD	610,389	571,919

DEFICIT, END OF PERIOD	$613,800	$590,662

NET LOSS PER COMMON SHARE	$0.0002	$0.0010

NIREK RESOURCES INC.
STATEMENT OF CASH FLOWS
FOR THE NINE MONTH PERIOD ENDED APRIL 30, 2011 AND 2010
(Unaudited)

	2011	2010

CASH PROVIDED BY (USED IN):
Operations:
Net loss	$(12,242)	$(73,700)
Decrease (increase) in accounts receivable	(110)	6,366
Increase in accounts payable	10,635	7,382

	(1,717)	(59,952)

FINANCING ACTIVITIES:
Value of common shares issued in consideration of expenses	—	5,001

INVESTING ACTIVITIES:
Deferred exploration expenditures	—	(4,442)
Government grant	1,795	6,905

	1,795	7,463

Increase (decrease) in cash	78	(52,488)
Cash (bank indebtedness), beginning of period	(16)	52,530

Cash, end of period	$62	$42

NIREK RESOURCES INC.
STATEMENT OF CASH FLOWS
FOR THE THREE MONTH PERIOD ENDED APRIL 30, 2011 AND 2010
(Unaudited)

	2011	2010

CASH PROVIDED BY (USED IN):
Operations:
Net loss	$(3,411)	$(18,743)
Decrease in accounts receivable	231	6,619
Increase in accounts payable	2,632	6,444

	(548)	(5,680)

FINANCING ACTIVITIES:
Value of common shares issued in consideration of expenses	—	5,001

INVESTING ACTIVITIES:
Deferred exploration expenditures recovered	—	266
Decrease in cash	(548)	(413)
Cash, beginning of period	610	455

Cash, end of period	$62	$42

MARKET FOR NRI’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

NRI’s common stock is quoted on the Frankfurt Stock Exchange under the symbol “3N6”. The following table sets forth high and low sales prices of NRI common stock for each fiscal quarter for the last two fiscal years as reported by the Frankfurt Stock Exchange, based on closing prices. The prices in the table reflect inter-dealer prices, without retail markup, markdown or commission and may not represent actual transactions.

	High	Low

Year Ended July 31, 2011

First Quarter ended October 31, 2010	$0.050	$0.014
Second Quarter ended January 31, 2011	$0.046	$0.014
Third Quarter ended April 30, 2011	$0.043	$0.005

	High	Low

Year Ended July 31, 2010

First Quarter ended October 31, 2009	$0.013	$0.035
Second Quarter ended January 31, 2010	$0.009	$0.029
Third Quarter ended April 30, 2010	$0.010	$0.280
Fourth Quarter ended July 31, 2010	$0.056	$0.006

As of May 20, 2011 there were 125 record holders of NRI’s common stock, not including shares held in “street name” in brokerage accounts which are unknown. As of May 20, 2011, there were approximately 17,636,299 shares of NRI’s common stock outstanding on record.

Dividends

No dividends have been paid.

Transfer Agent and Registrar

The transfer agent and registrar for NRI’s common stock is Heritage Transfer Agency, 4 King Street West, Suite 1320, Toronto, Ontario M5H 1B6.

NRI MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Critical Accounting Policies

NRI’s audited financial statements were prepared in accordance with generally accepted auditing standards. Those standards require the Chartered Accountant to perform an audit to obtain reasonable assurance that the financial statements are free of material misstatement. The financial statements are the responsibility of NRI’s management. The Chartered Accountant expresses an opinion that the financial statements present fairly, in all material respects, the financial position of NRI, and the results of its financial operations and its cash flows in accordance with Canadian generally accepted accounting principles.

General Information on Financial Operations

Liquidity

NRI is primarily in the mineral exploration business which, as a general statement, has capital intensive requirements. Diamond drilling and hiring professional geologists and contractors for carrying out geophysical and geochemical work on a property requires significant sums of money. A small exploration program of diamond drilling could be $250,000, while a large program could be $2,500,000. Recouping monies spent only comes when a property is developed to the stage of attracting a buyer or joint venture partner. Thusly, during exploration there is no cash generated from operating the day to day business. Liquidity is essentially cash on hand until a property has been proven up with grade and reserve estimates that are of a sufficient value that the property can be assessed a value by geological and economic models. As an exploration company, NRI must seek new funding to carry on exploration projects usually by offering shares, and for Canadian shareholders, NRI may offer flow-through shares. From July 31, 2009 to July 31, 2010, NRI’s cash on hand was reduced from $52,530 to $0 because funds were used to cover day to day operational expenses. As of April 30, 2011, cash on hand is $62.

Flow-Through Shares

NRI has and may, from time to time in the future, issue flow-through shares to Canadian investors to finance a portion of its capital expenditure program. In 2008, NRI issued flow-through shares for which it was paid $160,000. Pursuant to the terms of flow-through share agreements, the tax deductions associated with expenditures are renounced by NRI per Revenue Canada rules and flow to the subscribers. Accordingly, share capital will be reduced and a future tax liability will be recorded equal to the estimated amount of future income taxes payable by NRI as a result of the renunciations, when the renunciations are made.

Results of Operations for the Three Months Ended April 30, 2011, Compared to the Three Months Ended April 30, 2010.

NRI’s gross revenue was nil for the three months ended April 30, 2011 and for the three months ended April 30, 2010. NRI had a net loss of $ 613,800 for the three months ended February 28, 2011 compared to a net loss of $590,662 for the three months ended February 28, 2010. Total expenses for the three months ended April 30, 2011 was $12,242 compared with expenses of $73,700 for the three months ended April 30, 2010.

Capital Resources and Liquidity

NRI relies on advances from exercise of options, exercise of share purchase warrants, offering of flow-through shares and private placements, and joint ventures to fund exploration costs and working capital. Before July 31, 2011, NRI will need approximately $150,000 in operating and exploration expenses to actively carry-on business.

Employees

NRI plans to add 1 employee over the next twelve months at a cost of approximately $45,000.

Expenses

NRI expects to incur operating expenses of approximately $300,000 over the next year.

Dividends

No dividends have been paid to date by NRI. NRI does not have any present intention to pay dividends in the future. Dividends will only be declared by the Board of Directors and paid by NRI in the event the Board deems it prudent to distribute cash in excess of required cash flow.

NRI’S QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET
RISK

NRI is not exposed to material market risk.

NRI’S OFF-BALANCE SHEET ARRANGEMENTS

NRI does not, as of April 30, 2011, have any off-balance sheet arrangements.

NRI’S CONTRACTUAL OBLIGATIONS

Other than agreements relating to the offer, there are no material contracts entered into by NRI, which are in effect.

NRI’S DIRECTORS AND EXECUTIVE OFFICERS

NRI’s Board of Directors consists of three (3) directors.

The Board of Directors is comprised as follows:

Abraham Arnold – 75, Mr. Arnold has been a director since August 2, 2007. Mr. Abraham does not own any shares of NRI common stock. Abraham Arnold is a retired stock broker.

John Spratley, LLB – 45, Mr. Spratley has been a director since November 28, 2008. Mr. Spratley does not own any shares of NRI common stock. John Spratley, LLB is a lawyer who practices commercial real estate law as well as acting for mining companies.

Dave Coutts – 65, Mr. Coutts has been a director since February 5, 2008. Mr. Coutts does not own any shares of NRI common stock. Dave Coutts works in administration of a trust company as well doing communications for NRI

The executive officers of NRI are as follows:

Name	Age	Position

Abraham Arnold	75	President

Ronald Haller	56	Secretary & Treasurer

Abraham Arnold – Mr. Arnold has been President of NRI since August 2, 2007. Mr. Arnold does not own any shares of NRI common stock. Abraham Arnold is a retired stock broker.

Ronald Haller – Mr. Haller has been Secretary and Treasurer of NRI since August 2, 2007. Mr. Haller does not own any shares of NRI common stock. Ronald Haller owns Fastcorp Management Ltd., which supplies accounting and corporate services for public and private companies

Committees of the Board of Directors

Nominating Committee

NRI does not currently have a nominating committee. It feels this is appropriate due to the small size of NRI. Therefore, this function is handled directly by the Board of Directors of NRI.

Code of Conduct

NRI has not adopted a code of conduct.

Board Vacancies

The function of filling vacancies on the Board of Directors of NRI is handled directly by its Board of Directors.

NRI EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Board of Directors of NRI, as a whole, determines the level of compensation in respect of NRI’s executives. There are no pension plan benefits in place for the executives and no executive is indebted to NRI. There are no plans in place with respect to the executives for termination of employment or change in responsibilities.

SUMMARY COMPENSATION

No executive compensation is paid. Payment for management and consulting services in the amount of $24,180 CDN for the year 2010 (between August 1, 2009 and July 31, 2010) was paid to a private company, controlled by Dave Coutts. Abraham Arnold is President and Chairman of the Board of Directors and did not receive any compensation other than director’s fees.

COMPENSATION COMMITTEE REPORT

NRI has no compensation committee to determine the level of compensation for its executives. It is the responsibility of the Board of Directors, as a whole, to determine the level of compensation in respect of NRI’s executives with a view to providing them with a competitive compensation package having regard to performance. Performance is defined to include achievement of NRI’s strategic objective of growth and enhancement of shareholder value through increases in stock price resulting from enhanced annual cash flow. Compensation for executives is comprised primarily of base salary and performance bonuses.

COMPENSATION OF DIRECTORS

The following information is Directors Fees Paid and Stock Options available to NRI’s directors and officers for 2010 (between August 1, 2009 and July 31, 2010).

Name and Position	Directors Fees (1)	Stock Options

Abraham Arnold, Director	$6,000	nil

John Spratley LLB, Director	nil	nil

Dave Coutts, Director	nil	nil

(1) paid for general administration and meetings

STOCK OPTION PLAN

In 2007 a stock option plan was created by NRI (the “NRI Plan”). The NRI Plan was designed to encourage stock ownership by directors, officers and service providers by providing additional incentive for significant performance by such persons and to enable NRI to attract and retain valued persons. It will allow for the opportunity to participate in the profitability of NRI by granting to such individuals options, exercisable over periods of up to five (5) years to buy shares of NRI at a price equal to the then current market price.

The aggregate number of shares of NRI common stock which may be reserved and set aside for issuance under the NRI Plan is 5,000,000. The aggregate number of shares that may be reserved for issuance to any one individual within a one year period under the NRI Plan and all other compensation arrangements shall not exceed five percent (5%) of the total number of issued and outstanding shares of common stock of NRI. Presently no director has any stock options.

DESCRIPTION OF GOG COMMON STOCK

The GOG common stock is fully paid and non-assessable. The GOG common stock shall be issued from treasury and shall be immediately tradable. There is no holding period required for Frankfurt listed shares issued from treasury. Holders of shares of GOG common stock are entitled to one vote for each share on all matters to be voted on by the shareholders. Holders of common stock do not have cumulative voting rights. Holders of GOG common stock have no preemptive rights to purchase GOG common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the GOG common stock.

DESCRIPTION OF NRI COMMON STOCK

The NRI common stock is fully paid and non-assessable. There is an unlimited number of authorized common stock without par value. The NRI common stock shall be issued from treasury and shall be immediately tradable. There is no holding period required for Frankfurt listed shares issued from treasury. The holders of the shares of NRI common stock are entitled to receive notices of and to attend and vote at all meetings of shareholders of NRI and shall have one vote for each share of common stock held

DESCRIPTION OF SILVER CERTIFICATES

One (1) Silver Certificate for ten (10) grams of silver will be issued to every record holder of one hundred (100) shares of SDRG common stock that is tendered in this offer. Each record holder will be mailed one (1) or more Silver Certificate depending on the number of lots of 100 shares of SDRG common stock that is tendered in this offer. A form of a Silver Certificate is attached hereto. The Offeror will exchange your validly tendered and not properly withdrawn shares through Heritage Transfer Agency Inc. (the “Depository”). The Depository will act as your agent for the purpose of receiving the Silver Certificate(s) from the Offeror and transmitting such Silver Certificate(s) to you. In all cases, Silver Certificates will be made only after timely receipt by the Depository of certificates for such shares of SDRG (or of a confirmation of a book-entry transfer of such shares) and a properly completed and duly executed letter of transmittal and any other required documents for such shares.

If this offer is successful, the Offeror shall hold at least 50.01% of the outstanding common stock of SDRG. As the majority stockholder, the Offeror shall take all of the corporate steps necessary in order to position itself, or its designees, so that it has the authority to cause SDRG to deliver silver on its behalf. The Offeror intends to deliver the ten grams of silver by March 31, 2016 to the registered holder or his or her nominee. The Offeror will cause SDRG to provide the silver to be delivered pursuant to the Silver Certificates from the SDRG Erbahuo silver mine. SDRG is also exploring other mining properties within its portfolio. The Offeror will continue to explore alternative commodity sources of silver to meet the demand of the holders of the Silver Certificates.

DESCRIPTION OF NRI WARRANTS

One (1) NRI Warrant will be issued to every record holder of one hundred (100) shares of SDRG common stock that is tendered in the offer. A form of an NRI Warrant is attached hereto. The Offeror will exchange your validly tendered and not properly withdrawn shares through Heritage Transfer Agency Inc. and Heritage Trust Company (the “Depository”). The Depository will act as your agent for the purpose of receiving the NRI Warrants from the Offeror and transmitting such NRI Warrants to you. In all cases, NRI Warrants will be issued only after timely receipt by the Depository of certificates for such shares (or of a confirmation of a book-entry transfer of such shares) and a properly completed and duly executed letter of transmittal and any other required documents for such shares. The NRI Warrants are exercisable on or before July 18, 2011 at a cost of $190.00 for ten (10) grams of gold.

If this offer is successful, the Offeror shall hold at least 50.01% of the outstanding common stock of SDRG. As the majority stockholder, the Offeror shall take all of the corporate steps necessary in order to position itself, or its designees, so that it has the authority to cause SDRG to deliver gold on its behalf. The Offeror will cause SDRG to provide the gold to be issued upon the exercise of the NRI Warrants from SDRG’s current portfolio of gold properties. However, the gold shall be provided on a “best efforts” basis. In the event the supply of gold is insufficient to meet the demand of the exercised NRI Warrants by March 31, 2016, the Offeror shall cause SDRG to deliver to all the holders of the exercised NRI Warrants an equivalent amount of silver, based on the market prices of the silver and gold on the date the related NRI Warrant was exercised. The Offeror will continue to explore alternative commodity sources of gold to meet the demand of the holders of the NRI Warrants.

SDRG’S BUSINESS

The following description of SDRG’s business is derived from SDRG’s Report on Form 10-K filed March 22, 2011 and Form 10-Q filed May 5, 2011.

Corporate History

Silver Dragon Resources Inc. was incorporated on May 9, 1996 in the State of Delaware and its executive office is in Toronto, Canada. It carries out operations through a subsidiary and affiliate in Mexico and China, respectively. SDRG and its subsidiary and affiliate are in the exploration stage as defined by Financial Accounting Standards Board’s (“FASB”) Accounting Standard Codification (“ASC”) 915 “Accounting and Reporting For Development Stage Entities.”

Business of SDRG

SDRG’s strategy is to acquire and develop a portfolio of silver properties in proven silver districts globally. To date, SDRG has generated no sales and has devoted its efforts primarily to financing, by issuing common shares, and to exploring its properties. SDRG is still in the exploration stage and have not generated any revenues from the properties in China and Mexico. SDRG have recently retained Gowlings Lafleur Henderson LLP in Toronto, Canada to facilitate SDRG`s application to be listed on the Toronto Stock Exchange.

SDRG’S PROPERTIES

SDRG Silver Mining Business in China

SDRG acquired Sino-Top in 2006, and currently own 40% of Sino-Top after having sold 50% of SDRG ownership interest to Chinese partners. The Chinese side partners, led by Gansu Shengda Group Ltd. (“Shengda”), at 52%, and HIC, at 8%, collectively together own 60% of Sino-Top.

Sino-Top holds exclusive exploration and development rights to six properties in northern China (Inner Mongolia), covering a total area of 139 km2.

Erbahuo projects

On March 16, 2006, SDRG entered into an agreement to acquire certain mining and exploration rights to the Erbahuo Silver Project by purchasing a 60% interest in Sino-Top from Sino Silver Corp. (the “Asset Purchase Agreement’). Sino-Top was an equity joint venture company originally created under a joint venture agreement, dated April 14, 2005 between Sino Silver and certain other parties (the “Joint Venture Agreement”). Pursuant to the Asset Purchase Agreement, SDRG acquired a 60% interest in Sino-Top and became a party to the Joint Venture Agreement. Sino-Top held the exploration and mining rights to nine properties in the Erbahuo Silver District in Northern China (“Erbahuo Projects”). The total purchase price was $650,000 plus 4,000,000 shares of SDRG restricted common stock, all of which had been delivered to Sino Silver following receipt of the requisite approvals to the transfer by the local Provincial Department of Commerce in China. In March 2007, SDRG increased its interest from 60% to 90% in exchange for 2 million restricted common shares of the company. On May 9, 2007, SDRG received approval from the Ministry of Commerce to change the equity joint venture to a contractual joint venture. On June 10, 2008 SDRG signed a letter of intent with state–owned Chinese Joint venture partner Exploration Unit of North China Nonferrous Geological Exploration Bureau, also known as Huaguan Industrial Corp. (“HIC”) to sell 50% equity interest in Sanhe Sino-Top Resources & Technologies Ltd. (“Sino-Top”), not including the Erbahuo mine, from SDRG in exchange for US$4.5 million. A definitive agreement was signed on July 4, 2008 to sell 50% of Sino-Top to HIC from SDRG for US$4.5 million. With respect to the Erbahuo mine, the ninth property controlled by Sino-Top at that time, SDRG is entitled to a 70% interest in its after-tax proceeds, and HIC would be entitled to 30%. On November 20, 2008 Gansu Shengda Group Ltd. (Shengda), a private Chinese conglomerate, agreed to acquire 52% of the equity interests in Sanhe Sino-Top Resources & Technologies, Ltd. (“Sino-Top”) from Huaguan Industrial Corp. (“HIC”), SDRG’s state-owned Chinese joint venture partner. On January 21, 2010 Sino-Top sold the Saihanaobao and Liangdi Properties to Chinese State-owned Entities for approximately USD$4.2 Million.

Sino-Top is managed by its Board of Directors, which manages, supervises and controls its operating activities in accordance with the articles of association and makes decisions in accordance with the Sino-foreign Cooperative Joint Venture law of P.R. China and the articles of association. The board constitutes five members, with two members and the chairman appointed by Shengda, two members and the vice chairman appointed by SDRG, and one member appointed by HIC. Neither party has the obligation to pay additional capital contribution to the joint venture. If the Board of Directors deems it necessary, each party may but is not obliged to contribute additional capital to the joint venture in accordance with the timing and amount as decided by Board of Directors. The parties shall re-determine the profit distribution proportion before either of the parties makes additional capital contribution.

Prior to entering into the Asset Purchase Agreement described above, on April 14, 2005, SDRG entered into the Joint Venture Agreement to acquire 50% of Sino Silver’s interest in the net proceeds from the sale of minerals or the sale of mining rights as a result of the exploration and evaluation of the Aobaotugounao property located in the Erbahuo Silver District. Consideration for the interest included cash payments of $350,000 over a two year period and the issuance of 500,000 shares of SDRG common stock. On closing, SDRG paid $150,000 cash and issued 250,000 restricted common shares. In addition, 4,500,000 restricted common shares were issued to parties who assisted in the transaction. Three million of these shares were subsequently returned to SDRG and cancelled. The Joint Venture Agreement was superseded by the Asset Purchase Agreement described above.

Using the funds from the sale of two properties in January 2010 mentioned above, approx. $3,378,234 was spent on exploration activities in 2010 with the focus on bringing the Erbahuo silver mine into production in 2011, and the Dadi and Laopandao mines into production in 2012.

Strategic cooperation agreements

SDRG and Sino-Top are party to strategic agreements with various parties, including the North China Geological Exploration Bureau (“NCGEB”).

On July 26, 2006, SDRG signed a strategic cooperation agreement with the Tianjin North China Exploration Bureau (“TNCEB”) in China. The TNCEB has access to mine assets located in various locations in China. The 5-year agreement provides that prospective mining properties identified by the TNCEB will be referred exclusively to SDRG first. SDRG have 90 days to review geological information and other information SDRG reasonably may request. If SDRG do not wish to develop such properties, TNCEB may show the properties to other prospective purchasers. In the event that SDRG chooses to acquire, develop or exploit any mining opportunities referred by the TNCEB, SDRG and TNCEB will work towards a mutually acceptable working agreement with respect to the purchase and/or exploration of the mining property. TNCEB will provide technical, geological and other documentation as may be requested by SDRG as part of its due diligence investigation of prospective properties. In the event that TNCEB does not wish to participate in the joint exploration of the property, SDRG is required to pay TNCEB the amount equal to 1% of the purchase price of such property in cash or 2% of the purchase price in non-cash consideration, including SDRG common stock. If the seller of the property is an affiliate of TNCEB, SDRG have no payment obligation.

SDRG’S LEGAL PROCEEDINGS

China

In December, 2010, shareholders of SDRG received a letter from a shareholder which contained two items. The first was a copy of a legal proceeding filed in China and the second was a letter making certain allegations regarding Silver Dragon and its management. The legal proceeding was filed by two shareholders and sought to invalidate SDRG sale in 2008 of 50% of Sanhe SinoTop Resources & Technologies, Ltd. SDRG believe that the legal proceeding was frivolous and wholly without merit. The sale in question was made to a Chinese government-owned entity, after the receipt of approval by the Ministry of Commerce in China. The second item was a letter written by a purported “Minority Shareholder Committee,” claiming that it had initiated the proceeding. The letter alleged that SDRG and its management had engaged in various improper and illegal activities since 2005. The allegations made in the letter were similar to allegations that had been repeatedly made and published by an individual over the past three years. SDRG, on several occasions, through SDRG’s legal counsel in several countries, have asked that individual to cease and desist. SDRG filed a Writ of Summons in the High Court of the Hong Kong Special Administrative Region, Court of First Instance claiming damages for libel, an injunction and other relief. On May 4, 2011, judgment was given in favor of SDRG for damages for libel, malicious falsehood, interest and costs, with amounts to be assessed by the court.

Mexico

SDRG Mexican subsidiary has been subjected to irregularities that it is seeking to redress. Legal proceedings were heard and decided on an ex parte basis, without notice to SDRG that resulted in SDRG’s Mexican subsidiary losing title to its mineral assets. In December 2010, SDRG became aware of this situation, and are now taking steps through the courts in Mexico to redress the situation. SDRG have commenced a Constitutional Rights Claim before the Federal Court in the City of Durango, premised on procedural irregularities. The court proceedings are continuing in Mexico, with the next hearing scheduled for May 24, 2011.

As an element of o SDRG ongoing financing program, on January 27, 2011, the Superior Court of the State of California for the County of Los Angeles entered an Order Approving Stipulation for Settlement of Claim in the matter entitled Socius CG II, Ltd. v. Silver Dragon Resources Inc. The order provides for the settlement of Socius GC II, Ltd.’s $405,981.49 claim against SDRG, which they purchased from seven creditors.

Pursuant to the order, SDRG initially issued to Socius 9,000,000 shares of o SDRG common stock, representing approximately 8.28% of the total number of shares outstanding. SDRG issued the shares in reliance upon the exemption from registration provided by Section 3(a)(10) of the Securities Act of 1933, as amended. Such shares were issued in exchange for the Claims pursuant to the Order of the Court, which determined that such exchange was fair to Socius following notice to the Court of SDRG intent to rely upon the exemption and a hearing of which Socius received notice and in which it participated.

The total number of shares issued to Socius was adjusted on the 21st trading day following the date on which they were issued as follows: the number of Volume Weighted Average Price (VWAP) shares were less than the number of shares issued and therefore Socius is returning to SDRG for cancellation 3,116,104 shares which equals the difference between the number of VWAP Shares and the number of shares originally issued. The number of shares is equal to (i) $405,981.49 plus $28,691.32 of Socius’ legal fees divided by 75% of the VWAP of SDRG common stock over the 20-day trading period immediately following the date on which the shares were originally issued. The final number of shares issued to Socius is 5,883,896. The remaining 3,116,104 shares were returned to SDRG and cancelled.

SDRG’S SELECTED FINANCIAL DATA

The following is derived from SDRG’s Report on Form 10-Q/A filed May 15, 2011.

Financial Statements for three months ending March 31, 2011.

SILVER DRAGON RESOURCES INC.
(AN EXPLORATION STAGE COMPANY)
Consolidated Balance Sheets
(Unaudited)

	March 31 2011	December 31 2010
ASSETS
Current assets
Cash and cash equivalents	$78,550	$96,563
Notes receivable (note 8)	1,400,000	—
Prepaid expenses	194,562	203,258

Total current assets	1,673,112	299,821

Notes receivable (note 8)	600,000	—
Deferred expenses	202,750	220,125
Plant and equipment, net (note 4)	74,856	90,875
Equity investment (note 5)	4,780,661	4,832,922

	$7,331,379	$5,443,743

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$715,815	$1,127,839
Accrued liabilities	364,460	309,466
Promissory note payable (note 6)	166,623	166,623
Convertible notes payable (note 7)	121,453	170,000
Related party payables (note 9)	92,570	260,256

	1,460,921	2,034,184

Non-current liabilities
Convertible note payable (note 7)	1,964,116	—

Capital stock (note 10)
Preferred stock, $0.0001 par value, 20,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.0001 par value, 150,000,000 shares authorized, 106,768,198 shares issued and outstanding (2010 – 98,728,017 issued and outstanding)	10,677	9,873
Additional paid-in capital (note 10)	40,896,253	39,641,412
Treasury (550,000 shares)	(209,000)	(209,000)
Deficit accumulated during the exploration stage	(36,788,777)	(36,054,080)
Accumulated comprehensive (loss) income	(2,811)	21,354

Stockholders’ equity	3,906,342	3,409,559

Total liabilities and stockholders’ equity	$7,331,379	$5,443,743

Commitments and contingencies (note 11)

The accompanying notes are an integral part of these consolidated financial statements.

SILVER DRAGON RESOURCES INC.
(AN EXPLORATION STAGE COMPANY)
Consolidated Statements of Operations and Comprehensive Loss
For the three-month periods ended March 31, 2011 and 2010, and
Cumulative for the period from June 15, 1996 [date of inception] to March 31, 2011
(Unaudited)

	March 31 2011	March 31 2010	For the period from June 15, 1996 (date of inception) to March 31, 2011
Operating expenses
Exploration	$—	$125,948	$7,174,048
General and administrative	588,601	561,564	26,275,393
Write-off of Mexican assets	—	—	3,242,039

Total operating expenses	588,601	687,512	36,691,480

Loss from operations	(588,601)	(687,512)	(36,691,480)

Other (expenses) income
Interest expense	(93,835)	—	(567,605)

Loss on embedded derivative	—	(63,000)	—

Net loss on equity investment	(52,261)	(48,689)	(622,293)

Forgiveness of debt	—	—	38,871
Gain on sale of interest in subsidiary	—	—	1,816,733
Non-recurring items	—	—	(713,269)

Total other expenses	(146,096)	(111,689)	(47,563)

Loss before income taxes	(734,697)	(799,201)	(36,739,043)

Provision for income taxes	—	—	—

Net loss from continuing operations, after tax	(734,697)	(799,201)	(36,739,043)

Minority interest	—	—	253,021
Loss from discontinued operations (net of tax)	—	—	(302,755)

Net loss	(734,697)	(799,201)	(36,788,777)

Other comprehensive loss
Foreign exchange loss	(24,165)	(23,439)	(2,811)

Comprehensive loss	$(758,862)	$(822,640)	$(36,791,588)

Net loss per common share – basic and diluted	$(0.01)	$(0.01)

Weighted average number of common shares outstanding – basic and diluted	100,130,353	87,196,264

The accompanying notes are an integral part of these consolidated financial statements.

SILVER DRAGON RESOURCES INC.
(AN EXPLORATION STAGE COMPANY)
Consolidated Statements of Cash Flows
For the three month periods ended March 31, 2011 and 2010, and
Cumulative for the period from June 15, 1996 [date of inception] to March 31, 2011
(Unaudited)

	March 31, 2011	March 31, 2010	For the period from June 15, 1996 (date of inception) through March 31, 2011
Cash flows from operating activities

Net loss from continuing operations	$(734,697)	$(799,201)	$(36,851,887)

Net loss from discontinued operations	—	—	302,755

Net loss	(734,697)	(799,201)	(36,549,132)

Adjustments for:
Depreciation	16,019	22,144	540,859
Interest on convertibles notes payable	4,800	—	4,800
Net loss from equity investment	52,261	48,689	719,991
Loss on recognition of embedded derivative	—	63,000	—
Shares issued for services	19,300	183,400	8,492,421
Warrants and options issued for services	129,085	59,735	3,737,297
Amortization of beneficial conversion feature	29,516	—	129,357
Write-down of mineral rights	—	—	3,411,309
Write-down of assets	—	—	240,063
Other	—	—	(1,630,814)

Changes in non-cash working capital:
Deferred expenses	26,071	106,512	184,777
Accounts payable	22,649	39,004	2,352,988
Accrued liabilities	54,994	(24,821)	333,625

Other			665,601

Net cash used in operating activities	$(380,002)	$(301,538)	$(17,303,748)

Cash flows from investing activities
Investments in mineral rights	$—	$—	$(1,920,441)
Additional contribution to Sino-Top	—	—	(3,446,189)

Acquisition of plant and equipment	—	—	(981,486)

Other	—	—	4,364,090

Net cash used in investing activities	—	—	(1,984,026)

Cash flows from financing activities
Proceeds from issuance of common stock and warrants	—	335,000	17,897,492
Share issuance costs	—	(15,750)	(197,936)

Related party loans payable	—	—	1,192,922
Repayments of related party payables	(167,686)	—	(630,243)

Minority interest	—	—	253,021
Promissory note payable	—	—	516,623
Write-down of promissory note payable	—	—	(350,000)

Payment of convertible notes payable	—	—	3,581
Proceeds from issuance of convertible notes payable (note 7)	2,620,000	—	2,768,493
Notes receivable (note 8)	(2,000,000)	—	(2,000,000)

Deferred charges	(66,160)	—	(66,160)

Other	—	—	(63,190)

Net cash provided by financing activities	386,154	319,250	19,324,603

Effect of exchange rate on cash	(24,165)	(34,631)	41,721

Change in cash and cash equivalents	(18,013)	(16,919)	78,550

Cash and cash equivalents - beginning of period	96,563	137,448	—

Cash and cash equivalents - end of period	$78,550	$120,529	$78,550

The accompanying notes are an integral part of these consolidated financial statements.

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
Notes to the Condensed Consolidated Financial Statements
March 31, 2010 and 2009
(Unaudited)

1. Nature of Business and Basis of Presentation

Silver Dragon Resources Inc. was incorporated on May 9, 1996 in the State of Delaware and is headquartered in Toronto, Canada. SDRG carries out operations through subsidiaries and affiliates in Mexico and China. Silver Dragon Resources Inc. and its subsidiaries and affiliates (collectively referred to as “SDRG”) are in the exploration stage as defined by Financial Accounting Standards Board’s (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No.7. “Accounting and Reporting For Development Stage Enterprises.” SDRG’s strategy is to acquire and develop a portfolio of silver properties in proven silver districts globally. As of September 30, 2010, SDRG has generated minimal sales and has devoted its efforts primarily to financing, by issuing common shares, and to exploring its properties.

The accompanying consolidated financial statements of SDRG have been prepared following generally accepted accounting principles in the United States (“US GAAP”) are expressed in United States funds, and pursuant to the regulations of the Securities and Exchange Commission (“SEC”) for interim financial statements. In the opinion of management, all adjustments necessary for a fair presentation have been included. These consolidated financial statements should be read in conjunction with the consolidated financial statements of SDRG for the fiscal year ended December 31, 2009 filed as part of our Annual Report on Form 10-K.

2. Going Concern and Exploration Stage Activities

These consolidated financial statements have been prepared in accordance with US GAAP applicable to a going concern, which assumes that SDRG will be able to meet its obligations and continue its operations for its next twelve months. Realization values may be substantially different from carrying values as shown and these consolidated financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should SDRG be unable to continue as a going concern. At September 30, 2010, SDRG has a working capital deficiency of $1,446,859, has not yet achieved profitable operations, has accumulated losses of $33,201,086 since its inception and expects to incur further losses in the development of its business, all of which casts doubt about SDRG’s ability to continue as a going concern. SDRG’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management considers that SDRG will be able to obtain additional funds by equity financing; however, there is no assurance of additional funding being available, or available on acceptable terms.

3. Financial Instruments

The carrying value of cash and cash equivalents, notes receivable, accounts payable, accrued liabilities, promissory note payable, current portion of convertible notes payable and related party payables approximated their fair value as of March 31, 2011 and December 31, 2010 due to their short-term nature. SDRG management believes that the carrying value of the non-current portion of convertible notes payable and notes receivable approximates their fair value.

Cash and cash equivalents consist of demand deposits at a bank.

In the opinion of management, SDRG is not exposed to significant interest or credit risks arising from the financial instruments. While the reporting currency is the US Dollar (“USD”), 4% of consolidated expenses for the three-month period ended March 31, 2011 are denominated in the Mexican Peso (“MXN”). As at March 31, 2011, 0% of the assets and 65% of the liabilities are denominated in MXN. SDRG has not entered into any hedging transactions to reduce the exposure to currency risk.

4. Plant and Equipment, net

	Cost	Accumulated depreciation	September 31, 2011 Net book value	December 31, 2010 Net book value

Computer hardware	$40,559	$29,269	$11,290	$12,205
Office equipment	45,720	25,190	20,530	21,610

Leasehold improvements	195,667	152,631	43,036	57,060

	$281,946	$207,090	$74,856	$90,875

5. Equity Investment

Sanhe Sino-Top Resources & Technologies Ltd., China

The Exploration Unit of North China Nonferrous Geological Exploration Bureau, also known as Huaguan Industrial Corp. (“HIC”), and SDRG hold equity interests of 60% and 40%, respectively, in Sino-Top, whose assets mainly consist of six exploration properties. Erbahuo, the seventh exploration property controlled by Sino-Top, is 70% beneficially owned by SDRG and 30% by HIC.

March 31, 2011

Carrying value of investment at December 31, 2010	$4,832,922
40% share of net loss for the three-month period ended March 31, 2011	(52,261)

Carrying value of investment at March 31, 2011	$4,780,661

Share of loss for the three-month period:

	2011	2010

Exploration expenses	$(30,96)	$(5,300)
General and administrative expenses	(21,298)	(43,389)

Share of loss for the three-month period (at 40%)	$(52,261)	$(48,689)

6. Promissory Note Payable

In 2008, a promissory note was signed with a vendor in the amount of $166,623 with a carried interest rate of 5% per month, unsecured, and no maturity date. During the three-month period ended March 31, 2011 SDRG incurred interest of $24,993.

7. Convertible Notes Payable

	Current	Non-current
Balance, December 31, 2010	$170,000	$—
Issued during the three-month period	120,000	2,766,500
Deferred charges	(48,547)	(802,384)
Converted during the three-month period	(120,000)	—

Balance, March 31, 2011	$121,453	$1,964,116

On January 11, 2011, SDRG issued a convertible note with a principal amount of $65,000. On March 1, SDRG issued a convertible note with a principal amount of $55,000. The notes bear interest of 8% per annum, are unsecured, and are due on October 13 and December 2, 2011, respectively. The notes are convertible into common stock, at the lender’s option, at a discount to the average of the three lowest closing prices of the common stock during the 10 trading day period prior to conversion. The lender has agreed to restrict its ability to convert the notes and receive shares of common stock such that the number of shares of common stock held by them and their affiliates in the aggregate after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

On February 15, 2011, SDRG closed a convertible financing of $2.5 million bearing interest of 5.5% per annum over a four-year period with Tonaquint Inc. The total amount to be funded (in cash and notes) at closing was $2,500,000, with payment consisting of $500,000 in cash paid at closing and $2,000,000 to be paid in a series of ten notes (note 8), each in the principal amount of $200,000, with each due on or before the earlier of (i) 49 months from February 15, 2011, or (ii) subject to certain conditions, a series of dates beginning on September 15, 2011 and following on the 15th of each month thereafter. SDRG has the right to offset the payment of any unpaid note receivable subject to certain conditions and obligations. In exchange for the note receivable issued by Tonaquint, SDRG issued a convertible note payable to Tonaquint with a face amount of $2,766,000 due February 15, 2015, which represents the $2,500,000 paid or to be paid to SDRG by Tonanquint and other fees and expenses. Tonaquint also received a warrant to purchase 8.6 million common shares at an exercise price of $0.50 per share at any time within three years after the date of issuance.

The proceeds of the financing were allocated between the convertible note payable ($1,938,233), the related warrants ($242,090), the related expenses ($343,391), and the beneficial conversion feature ($242,786) based upon their respective fair values in accordance with ASC 470. The difference between the face value of the convertible note payable and the allocated value is being charged to interest expense over the term of the convertible note payable. The fair value of the beneficial conversion feature will be allocated over the term from commitment date to the maturity date of the convertible note payable. Contingent beneficial conversion features will be recognized when the outstanding conditions have been met and will amortized from the date of recognition to the maturity date of the convertible note payable. The fair value of the warrants and the related expenses will be allocated over the term from the commitment date to the maturity date of the convertible note payable.

8. Notes Receivable

Notes receivable consists of ten notes issued by Tonaquint (note 7), each in the principal amount of $200,000 and bearing interest of 5% per annum, with payment to SDRG for each due on or before the earlier of (i) 49 months from February 15, 2011, or (ii) subject to certain conditions, a series of dates beginning on September 15, 2011 and following on the 15th of each month thereafter. Each payment would consist of the balance owing on the corresponding note receivable being paid. Three of the notes receivable are secured by real estate property owned by Tonaquint and the remainder are unsecured.

9. Related Party Transactions and Balances

	March 31, 2011	December 31, 2010

Unpaid remuneration	$92,570	$213,040
Advances	—	47,216

	$92,570	$260,256

During the three-month period ended March 31, 2011, SDRG incurred $81,000 (March 2010 - $81,000) in management fees paid to a company controlled by a director for services rendered other than in his capacity as director.

10. Capital Stock

Stock Issuances			Additional Paid-in Capital	Deficit Accumulated During the Exploration Stage	Treasury	Accumulated Comprehensive (Loss) Income	Total Stockholders’ Equity
	Common Stock

	Number of Shares	Amount

Balance, December 31, 2010	98,728,017	$9,873	$39,641,412	$(36,054,080)	$(209,000)	$21,354	$3,409,559
Shares issued for cash	—	—	—	—	—	—	—
Shares issued for services	165,000	17	19,283	—	—	—	19,300
Shares issued on conversion of notes	1,991,285	199	124,601				124,800
Shares issued for settlement of debt	5,883,896	588	434,085				434,673
Warrants issued for cash	—	—	—	—	—	—	—
Warrants issued for services	—	—	363,610	—	—	—	363,610
Beneficial conversion feature			313,262				313,262
Shares issuance costs	—	—	—	—	—	—	—
Other comprehensive income (loss)	—	—	—	—	—	(24,165)	(24,165)
Net loss, three-month period ended March 31, 2011	—	—	—	(734,697)	—	—	(734,697)

Balance, March 31, 2011	106,768,198	$10,677	$40,896,253	$(36,788,777)	$(209,000)	$(2,811)	$3,906,342

Between January 3 and February 15, 2011 an investor elected to convert two outstanding notes payable totaling $120,000 plus accrued interest of $3,000 and $1,800 respectively. SDRG issued a total of 1,991,285 shares in lieu of a cash payment (note 7).

On January 18, 2011, SDRG issued 50,000 shares of restricted common stock to a company, pursuant to the signing of a term sheet proposing $2.5 million of convertible debt financing for SDRG, for fair value of $5,400 (note 7).

On January 25, 2011, SDRG issued 1,410,000 common share purchase warrants to directors and consultants at an exercise price of $0.11 exercisable for a period of three years from the date of issuance.

As an element of SDRG’s ongoing financing program on January 27, 2011, the Superior Court of the State of California for the County of Los Angeles entered an Order Approving Stipulation for Settlement of in the matter entitled Socius CG II, Ltd. v. Silver Dragon Resources Inc. The order provided for settlement of Socius GC II, Ltd.’s (“Socius”) $405,981 claim against the SDRG. Socius purchased the claims from seven creditors of SDRG. On January 28, 2011, SDRG issued 9,000,000 shares of common stock to Socius and Socius subsequently returned 3,116,104 shares for cancellation.

On January 31, 2011, SDRG issued 15,000 shares of restricted common stock to an individual for investor relation services provided, for fair value of $1,500.

On February 23, 2011, SDRG issued 100,000 shares of restricted common stock to an individual pursuant to an addendum to an agreement signed October 7, 2010, for fair value of $12,400.

On February 15, 2011 SDRG issued 8.6 million share purchase warrants to an investor, as part of a financing arrangement (note 7) at an exercise price of $0.50 for a period of three years from the date of issuance.

On February 17, 2011, SDRG issued 250,000 share purchase warrants to a company at an exercise price of $0.07 exercisable for a period of one year from the date of issuance.

Warrants

As at March 31, 2011, 24,024,666 warrants were outstanding, having an exercise price between $0.07 and $5.00 per share with an average remaining contractual life of 2.38 years.

	Number of warrants	Weighted average exercise price

Balance, December 31, 2010	15,218,237	$0.55
Issued during the three-month period	10,260,000	0.44
Expired during the three-month period	(1,453,571)	(0.48)

Balance, March 31, 2011	24,024,666	$0.560

As at March 31, 2011, the range of exercise prices of the outstanding warrants were as follows:

Range of exercise prices	Number of warrants	Average remaining contractual life	Weighted average exercise price

$0.07 - $1.00	22,789,666	2.43 years	$0.45
$1.01 - $2.00	1,017,500	1.68 years	$1.26
$2.01 - $5.00	217,500	.90 years	$2.93

Options

As of March 31, 2011, 700,000 options were outstanding, having an exercise price between $0.10 and $0.95 per share with an average remaining contractual life of 1.23 years.

	Number of options	Weighted average exercise price

Balance, December 31, 2010	700,000	$0.70

Balance, March 31, 2011	700,000	$0.70

As at March 31, 2011, the range of exercise prices of the outstanding options were as follows:

Range of exercise prices	Number of options	Average remaining contractual life	Weighted average exercise price

$0.10 - $1.00	700,000	1.23 years	$0.70

11. Commitments and Contingencies

a) On April 1, 2007, SDRG entered into a five year lease agreement for office space with an option to renew for an additional five years. The future minimum commitment under the lease obligations for office premises are as follows:

2011	54,869
2012	13,717

$68,586

In addition, SDRG is required to pay its proportionate share of realty taxes and certain other occupancy costs under the terms of the lease.

b) Under an agreement with HIC, SDRG has committed to provide capital contributions to cover expenses proportionate to its equity interest in Sino-Top.

c) In December, 2010, shareholders of SDRG received a letter from a shareholder which contained two items. The first was a copy of a legal proceeding filed in China and the second was a letter making certain allegations regarding SDRG and its management. The legal proceeding was filed by two shareholders and sought to invalidate SDRG’s sale in 2008 of 50% of Sanhe Sino-Top Resources & Technologies, Ltd. SDRG believes that the legal proceeding was frivolous and wholly without merit. The sale in question was made to a Chinese government-owned entity, after the receipt of approval by the Ministry of Commerce in China. The second item was a letter written by a purported “Minority Shareholder Committee,” claiming that it had initiated the proceeding. The letter alleged that SDRG and its management had engaged in various improper and illegal activities since 2005. The allegations made in the letter were similar to allegations that had been repeatedly made and published by an individual over the past three years. SDRG on several occasions, through its legal counsel in several countries, had asked that individual to cease and desist. SDRG filed a Writ of Summons in the High Court of the Hong Kong Special Administrative Region, Court of First Instance claiming damages for libel, an injunction and other relief. On May 4, 2011, judgment was given in favor of SDRG for damages for libel, malicious falsehood, interest and costs, with amounts to be assessed by the court.

d) SDRG’s Mexican subsidiary has been subjected to irregularities that it is seeking to redress. Legal proceedings were heard and decided on an ex parte basis, without notice to SDRG that resulted in its Mexican subsidiary losing title to its mineral assets. In December 2010, SDRG became aware of this situation, and is now taking steps through the courts in Mexico to redress the situation. It has commenced a Constitutional Rights Claim before the Federal Court in the City of Durango, premised on procedural irregularities. The court proceedings are continuing in Mexico, with the next hearing scheduled for May 24, 2011.

12. Subsequent Events

On April 20, 2011, SDRG issued 125,000 shares of restricted common stock to a law firm for legal services provided in connection with the convertible financing agreement closed on April 21, 2011, for fair value of $20,000.

On April 21, 2011 SDRG closed a convertible financing agreement for $3 million over a three-year period with JMJ Financial, a privately-held US investment firm. The total planned funding amount is $3,000,000, with payment consisting of $1,000,000 cash consideration through a convertible promissory note and four $500,000 promissory notes, secured and collateralized by JMJ Financial.

The initial note provides a $1 million consideration in the form of cash payments to be made to Silver Dragon according to a funding schedule expiring 180 days after an effective registration statement covering the resale of the shares of common stock issuable upon conversion of the note, assuming certain share volume and prices are met. $250,000 was paid to SDRG on April 21, 2011. The subsequent notes each provide $500,000 consideration, totaling $2,000,000, which are secured and collateralized by JMJ Financial, over the remainder of the three-year period. The total face amount of the convertible notes issued to JMJ Financial is $3,150,000, which represents $3,000,000 to be paid to SDRG and includes other fees and expenses to be paid to JMJ Financial.

13. Segmented Information

As at March 31, 2011	Canada	Mexico	Total

Equity investment	$4,780,661	$—	$4,780,661
Current liabilities	$536,372	$924,549	$1,460,921
Total assets	$7,331,379	$—	$7,331,379

Three-month period ended March 31, 2011	Canada	Mexico	Total

Revenues	$—	$—	$—
Depreciation	$16,019	$—	$16,019
Loss before income tax	$(706,295)	$(28,402)	$(734,697)

As at December 31, 2010	Canada	Mexico	Total

Equity investment	$4,832,922	$—	$4,832,922
Current liabilities	$1,106,504	$927,680	$2,034,184
Total assets	$5,443,743	$—	$5,443,743

Three-month period ended March 31, 2010	Canada	Mexico	Total

Revenues	$—	$—	$—
Loss before income tax	$(736,647)	$(62,554)	$(799,201)

MARKET FOR SDRG’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

SDRG’s common stock is traded on the Over-the-Counter Bulletin Board under the symbol “SDRG”. The following table sets forth high and low sales prices of SDRG common stock for each fiscal quarter for the last two fiscal years as reported by the Over-the-Counter Bulletin Board, based on closing prices. The prices in the table reflect inter-dealer prices, without retail markup, markdown or commission and may not represent actual transactions.

	High	Low

Year Ended December 31, 2010

First Quarter ended March 31, 2010	$0.44	$0.22
Second Quarter ended June 30, 2010	$0.36	$0.16
Third Quarter ended September 30, 2010	$0.29	$0.155
Fourth Quarter ended December 31, 2010	$0.28	$0.07

	High	Low

Year Ended December 31, 2009

First Quarter ended March 31, 2009	$0.12	$0.06
Second Quarter ended June 30, 2009	$0.145	$0.075
Third Quarter ended September 30, 2009	$0.30	$0.085
Fourth Quarter ended December 31, 2009	$0.49	$0.213

As of December 29, 2010, there were approximately 386 record holders of SDRG’s common stock, not including shares held in “street name” in brokerage accounts which are unknown. As of December 29, 2010 there were approximately 98,728,017 shares of SDRG’s common stock outstanding on record.

Dividends

No dividends have been paid.

Securities Authorized for Issuance under Equity Compensation Plans

There are no equity compensation plans.

Unregistered Sales of Equity Securities and Use of Proceeds

Between January 3 and February 15, 2011 an investor elected to convert two outstanding notes payable totaling $120,000 plus accrued interest of $3,000 and $1,800 respectively. SDRG issued a total of 1,991,285 shares in lieu of a cash payment.

On January 18, 2011, SDRG issued 50,000 shares of restricted common stock to a company, pursuant to the signing of a term sheet proposing $2.5 million of convertible debt financing for SDRG, for fair value of $5,000.

On January 25, 2011, SDRG issued 1,410,000 common share purchase warrants to directors and consultants at an exercise price of $0.11 exercisable for a period of three years from the date of issuance.

On January 27, 2011, the Superior Court of the State of California for the County of Los Angeles entered an Order Approving Stipulation for Settlement of in the matter entitled Socius CG II, Ltd. v. Silver Dragon Resources Inc. The order provides for settlement of Socius GC II, Ltd.’s $405,981 claim against SDRG. Socius purchased the claims from seven creditors of Silver Dragon. On January 28, 2011, SDRG issued 9,000,000 shares of common stock to Socius and Socius subsequently returned 3,116,104 shares for cancellation. For further information please see SDRG’s Form 8-Ks filed January 28 and March 3, 2011.

On January 31, 2011, SDRG issued 15,000 shares of SDRG’s restricted common stock to an individual for investor relation services provided, for fair value of $1,500.

On February 23, 2011, SDRG issued 100,000 shares of SDRG’s restricted common stock to an individual pursuant to an addendum to an agreement signed October 7, 2010, for fair value of $12,400.

On February 15, 2011, SDRG entered into a note and warrant purchase agreement with Tonaquint, Inc. (the “Investor”), whereby SDRG issued and sold, and the Investor purchased: (i) a Secured Convertible Promissory Note of SDRG in the principal amount of $2,766,500 and (ii) a Warrant to purchase 8.6 million shares of common stock of SDRG at an exercise price of $0.50 per share at any time within three years after February 15, 2011. In connection with the transaction, SDRG also issued to the Investor 50,000 shares of SDRG’s restricted common stock. For further information please see SDRG’s Form 8-K filed February 18, 2011.

On February 11, 2011, SDRG issued 250,000 share purchase warrants to a company at an exercise price of $0.07 exercisable for a period of one year from the date of issuance.

On April 20, 2011, SDRG issued 125,000 shares to a law firm for legal services provided in connection with the convertible financing agreement closed on April 21, 2011, for fair value of $20,000

On April 21, 2011 SDRG closed a convertible financing agreement for $3 million over a three-year period with JMJ Financial, a privately-held US investment firm. The total planned funding amount is $3,000,000, with payment consisting of $1,000,000 cash consideration through a convertible promissory note and four $500,000 promissory notes, secured & collateralized by JMJ Financial.

The initial note provides a $1 million consideration in the form of cash payments to be made to Silver Dragon according to a funding schedule expiring 180 days after an effective registration statement covering the resale of the shares of common stock issuable upon conversion of the note, assuming certain share volume and prices are met. $250,000 was paid to SDRG on April 21, 2011. The subsequent notes each provide $500,000 consideration, totaling $2,000,000, which are secured and collateralized by JMJ Financial, over the remainder of the three-year period. The total face amount of the convertible notes issued to JMJ is $3,150,000, which represents $3,000,000 to be paid to SDRG and includes other fees and expenses to be paid to JMJ Financial.

SDRG MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

Statements made in this Form 10-Q that are not historical or current facts are “forward-looking statements” made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 (the “Act”) and Section 21E of the Securities Exchange Act of 1934. These statements often can be identified by the use of terms such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” “approximate,” or “continue,” or the negative thereof. We intend that such forward-looking statements be subject to the safe harbors for such statements. We wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Any forward-looking statements represent management’s best judgment as to what may occur in the future. However, forward-looking statements are subject to risks, uncertainties and important factors beyond our control that could cause actual results and events to differ materially from historical results of operations and events and those presently anticipated or projected. We disclaim any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statement or to reflect the occurrence of anticipated or unanticipated events.

Available information

SDRG file annual, quarterly, current reports, proxy statements, and other information with the SEC. You may read and copy documents that have been filed with the SEC at their Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. You can also obtain copies of SDRG SEC filings by going to their website at www.sec.gov.

Overview.

SDRG’s objective is to explore for silver minerals and, if warranted, to develop those existing mineral properties. SDRG’s secondary objective is to locate, evaluate, and acquire other mineral properties, and to finance SDRG’s exploration and development through equity financing, by way of joint venture or option agreements or through a combination of both. SDRG’s primary objective right now is to monetize its assets in order to augment its cash flow and ensure increased value.

China

The properties in China, in which SDRG have an interest, continue to be drilled and tunneled. Geologic mapping, trenching, tunneling and drilling work are underway for three of the properties known as Dadi, Laopandao, and Aobaotugounao. An NI 43-101 report on Laopandao property will be completed by the third quarter of this year and the NI43-101 report on Dadi will also be updated by the third quarter.

On February 1, 2011 SDRG reported an initial geological report from recently completed exploration work at its Laopandao Silver-Tin-Copper-Lead Polymetallic project in Inner Mongolia, Northern China. Since 2006, an advanced drilling program has been carried out on the project, focusing on three mineralization zones and it is these three zones which were the focus of the report. Highlights from the report are as follows:

•

Mineralization zone I is featured by a silver-copper-tin enrichment and is approximately 540m long, 100m wide with a dip extension of over 300m, containing 8 mineralized bodies with average grades Ag 231.7 g/t, Cu 0.48%, and Sn 0.335%.

•	Mineralization zone II is also featured by a silver-copper-tin enrichment and is approximately 200m long and 80m wide, containing 16 mineralized bodies with the highest average grade of individual mineralized body at Ag 274.46 g/t, Cu 1.26% (II-3 mineralized body), and Sn 0.185% (II-1a mineralized body).

•

Mineralization zone III is characterized by tin mineralization, approximately 300m long and 200m wide and occurs within a granite porphyry intrusion. A total of 21 mineralized bodies were identified with the highest Tin ore grade at 34.08% and average Tin grade of 0.413%.

•	All mineralized bodies have been defined by drill holes and/or underground drifts, the samples were analyzed with internal and external verification.

•

The initial resource estimate of the three mineralization zones are based on Chinese National Non-ferrous Metal Resource Estimation Standards. Estimates show 4,616,370 t (metric tonnes) of ore with 318.2 t (10.2 million oz.) silver, 10,239 t copper, and 15,184.5 t tin.

•	SDRG will continue advanced exploration of Laopandao in 2011, conduct metallurgical testing on the 2010 exploration results and commission an initial NI 43-101 technical report based on CIM standards.

On February 23, 2011, SDRG announced the completion of a geological report on the results from the 2010 drilling program at our Dadi Silver-Lead-Zinc Polymetallic project in Inner Mongolia, Northern China.

Highlights were as follows:

•

Extensive exploration work has been carried out during the 2010 season with the major focus on mineralization zones I and II. These zones show the most significant mineralization so far. Although mineralization zones (III, IV, and V) also show significant potential, they were not the focus of the 2010 season.

•

Additional resource estimation based on the Chinese National Non-ferrous Metal Resource Estimation Standards indicates that mineralization zones I and II contain 3,375,000t ore with 358.4 metric tonnes (11.5 million ounces) silver; 42,621 metric tonnes (93.9 million pounds) lead, and 60,240 metric tonnes (132.8 million pounds) zinc. These estimates are in addition to previous estimates disclosed in our NI 43-101 released in Q1 2010.

•	An associated element, cadmium, was found in the polymetallic ores. The cadmium resource could be of significant industrial and economic value.

Further details are set out below.

1. Exploration work in 2010

In December 2009, Southampton Associates Inc. (Consulting Engineers and Geoscientists) prepared an initial NI 43-101 report on the Dadi Polymetallic Project. Based on the recommendations of the NI43-101 report on further exploration, a new round of exploration on the Dadi Property was completed successfully in 2010. In total, 7,938m drilling (18 holes), 1,910.7m tunneling, and 226m3 surface trenching were completed. The amount of assaying samples analyzed total 1,216. In addition, geophysical detection on main mineralization zones and sampling work for metallurgical testing was also carried out.

2. General geology and Ag-Pb-Zn mineralization type

The Dadi Property is located at the south end of Xingan Mountain Poly-metallic Metallogenic Belt and within a Jurassic volcanic faulted basin. The exposed rocks in the property are mainly Upper Jurassic volcanic series, consisting of rhyolitic and dacitic lava, welded tuff, tuff, and sandy conglomerate. Polymetallic mineralization zones are mainly controlled by the northwest trending fault system. Mineralization is volcanic hydrothermal fluid fracture filling type. The multiple mineralized bodies with vein and veinlet forms occur within the mineralization zones.

3. Ag-Pb-Zn mineralization zones and mineralized bodies

At Dadi, five mineralization zones are identified and controlled by surface trenches, drill holes, and underground tunneling. From north to south of the Property, they are mineralization zone II, mineralization zone I, mineralization zone III, and mineralization zone IV. Mineralization zone V is a blind one (being not exposed on the surface) and is located between mineralization zone I and zone II. Most exploration work, including surface trenching, drilling and underground tunneling, was focused on mineralization zone I and zone II.

(1) Mineralization zone I

Mineralization zone I, located in the central part of the Property, is about 1,000m long, and its width ranges from 5m to 60m. Laterally, the distribution pattern of the mineralization zone on the surface is like an “S” shape. The occurrence of mineralization zone I is of 310°~340° strike and dips to northwest. The southeast end of mineralization zone I is covered by Quaternary sediments.

The country rocks consist of Upper Jurassic Baiyingaolao Formation volcanic series. Within the mineralization zone, strong alteration is characterized by silicification, chloritization, carbonatization, limonitization, as well as epidotization, sericitization, and fluoritization.

4. Quality control of sampling, assaying and data verification

For drilling core, the sampling method consists of dividing the core along the middle line into two parts; one part for assaying and the other for storage. The sample lengths are from 1 m to 1.5m and the minimum sample length is 0.4m. Closing samples are taken from each mineralized body at the hanging wall and footwall to ensure that the mineralized body is closed by sampling.

Within underground drifts, the sampling method is channel sampling which is cut to 10cm wide and 3cm deep on the drift wall. The sample length is from 0.4m to 1.5m. Samples are collected close to the mineralized body at the hanging wall and footwall.

Collected samples are analyzed in the Yanjiao Central Laboratory of North China Nonferrous Geological Survey Bureau. From 2006 to 2009, 3,435 samples were analyzed, among which 126 samples were subject to internal assay verification and 61 samples were subject to external assay verification. In 2010, 1,000 samples were analyzed, among which 85 samples were subject to internal assay verification at the Central Laboratory and 53 samples were sent to ALS Laboratory Group, Mineral Division – ALS Chemex in Guangzhou (www.alschemex.com) for external assay verification.

The results of both the internal and external verifications show that the original assay results are of high quality and accuracy.

5. Initial resource estimation

Based on available data, the initial resource estimation of silver, lead and zinc has been carried out according to Chinese National Non-ferrous Metal Resource Estimation Standards.

The results of resource estimation as follows:

•	Mineralization zone I (332+333+334): 1,755,000t ore, containing 207 tonnes of silver, 30,636 tonnes of lead, and 24,517 tonnes of zinc;

•	Mineralization zone II (332+333+334): 5,745,000t ore, containing 719.4 tonnes of silver, 72,054 tonnes of lead, and 114,224 tonnes of zinc;

•	Other mineralization zones (334): 4,770,000t ore, containing 94.7 tonnes of silver, 14,334 tonnes of lead, and 60.607 tonnes of zinc.

•

Total resources for all five mineralization zones (332+333+334) are 12,270,000 tonnes of ore, containing 1021.4 tonnes (32.7 million oz.) of silver, 117,023 tonnes of lead and 199,348 tonnes of zinc. These numbers include previously disclosed resources from exploration prior to 2010 defined in SDRG’s NI 43-101 released in Q1 2010.

•

Additional resource estimation based on the Chinese National Non-ferrous Metal Resource Estimation Standards indicates that mineralization zones I and II contain 3,375,000 tonnes ore with 358.4 tonnes (11.5 million ounces) of silver; 42,621 metric tonnes (93.9 million pounds) of lead, and 60,240 metric tonnes (132.8 million pounds) of zinc. These estimates are based on exploration and analysis conducted after SDRG’s NI 43-101 released in Q1 2010.

In addition, 10 combined ore samples were collected from mineralized body (i) and mineralized body (ii) to analyze the contents of associated useful metal elements, including Au, Ge, Ga, In, Cd, Co, and Ni. The results of chemical analyses indicate that the average Cd (Cadmium) content reaches 0.06% in mineralized body (i) and 0.08% in mineralized body (ii) respectively (industrial grades of Cd are from 0.01% to 0.09%). Based on this data, an initial estimation of Cd resources reaches 5,649t in mineralized body (i) and mineralized body (ii). This indicates a further economic potential in addition to silver, lead and zinc.

6. Further exploration and development plan

•

Further exploration will focus on mineralization zones I and II in order to increase the amounts of mineable polymetallic resources by tunnelling and underground drilling. For other mineralization zones, surface drilling will be continued

•	Metallurgical testing will be completed shortly to provide basic industrial and economic parameters for development design.

•	The construction of the ore processing mill and the underground mining system will commence in order for Dadi to become a producing property by 2012.

Since the associate element Cadmium is found in polymetallic ores, further testing work will be conducted to evaluate its industrial and economic values.

On March 23, 2011 Chifeng Silver Dragon Resources & Technologies, Ltd. which owns the Erbahuo mine signed a definitive agreement with Guangxi Hongteng Mining, Ltd. to commence production at the Erbahuo silver mine.

On April 5, 2011 SDRG announced that Sanhe Sino-Top Resources & Technologies, Ltd. commenced this year’s approved exploration program on three of its properties in Northern China. The exploration targets include 6,000 meters (incl. 1,000 meters contingency) drilling, 2,500m tunneling, a 200m inclined shaft and a 260m shaft at Dadi; 5,000 meters (incl. 1,000 meters contingency) drilling, 1,000m tunneling and a metallurgic test at Laopandao; 1,000 meters drilling at Aobaotugounao. In addition, field surveys will be conducted on the Yuanlinzi, Zhuanxinhu and Shididonggou properties for exploration consideration and potential in 2012.

On April 12, 2011 Sanhe Sino-Top Resources & Technologies, Ltd. completed an initial metallurgic analysis of the Dadi polymetallic silver project. The ore processing test was carried out by Inner Mongolia Minerals Experiment Research Institute, China, an ISO certified testing facility for exploration, assaying and ore processing. Crude ores for the metallurgic test were collected, using the channel sampling method, from underground drifts within mineralization zone II at Dadi. One 300 kilogram composite testing sample collected from four groups of underground sampling was submitted for the ore processing test. The combined samples have a grade of 1.50% lead and 1.78% zinc and constitute good representation of the Dadi project.

Ore processing testing and analysis included sample preparation, chemical and mineralogical composition analysis, mineral phase analysis, crude ore sizing analysis, crude ore gravity measurement, floatation reagent test, floatation condition test, grinding condition experiment, open-circuit test, closed-circuit test, chemical analysis of concentrates, and settling speed test of tailings.

The main conclusions of the ore processing test for the Dadi project are as follows:

1.

Collected crude ore samples from Dadi Property are composed of metal minerals of sphalerite, galena, chalcopyrite, pyrite, argentite and small amounts (of arsenopyrite; and gangue minerals of quartz, carbonates, epidote, and chlorite. Main recoverable metals from crude ores are lead, zinc, and silver. Other metal contents do not reach economic parameters.

2.

Based on the ore processing test, the floatation process consists of two stages. The first stage recovers lead and then the second stage recovers zinc from lead tailings. The grade of lead concentrate is 66.40% Pb and the recovery rate of lead reaches 90.14%; and the grade of zinc concentrate is 42.48% Zn and the recovery rate reaches 74.79%. The grade of silver in lead concentrate is 2,965.04 g/t and silver recovery rate is 40.19% in the first stage of processing; the silver grade in zinc concentrates reaches 1,943.48 g/t and silver recovery rate reaches 40.35% in the second stage. The total silver recovery rate through the two-stage floatation process is 80.54%.

	Production rate (%)	Grade (%)		Grade (g/t)	Recovery rate (%)

Products		Pb	Zn	Ag	Pb	Zn	Ag

Lead concentrates	2.05	66.40	3.90	2,965.04	90.14	4.48	40.19

Zinc concentrates	3.14	1.12	42.48	1,943.48	2.33	74.79	40.35

Tails	94.81	0.12	0.39	31.04	7.53	20.73	19.46

Crude ore	100.00	1.51	1.78	151.24	100.00	100.00	100.00

3.	The ore processing test has provided efficient results on the recovery of useful metals.

4.	Lead occurs in sulphides, which have good floatability and are easily recovered.

5.

Since oxidized zinc grades 0.5% in crude ores accounts for 28.12% of the total zinc content in crude ores, the high content of oxidized zinc leads to a relatively low recovery rate of zinc. It is suggested that further processing tests on oxidized zinc should conducted in order to reduce processing costs.

6.	The results of the ore processing test indicate that the crude ores at the Dadi Property are easy-to-process ores and the parameters of the test can be used for resource evaluation of the property.

7.

Since the ore processing test is on laboratory scale, industrial-scale and continued ore processing testing should be carried out in order to provide more reliable references for feasibility study, mill design and development of Dadi Property.

Mexico

SDRG previously reported in its Annual Report on Form 10-K for the year ended December 31, 2010 about certain irregularities regarding our Cerro las Minitas Project in Mexico that resulted in SDRG writing off of SDRG investment in assets in Mexico in the years ended December 31, 2010 and 2009.

While SDRG expect that SDRG may eventually be successful with the Constitutional Rights Claim, since SDRG have lost title to SDRG`s 15 concessions in Mexico, pursuant to court judgments, at the end of 2010 SDRG wrote off its Mexican properties.

Employees

As of March 11, 2011, SDRG had six total employees, of whom five are full-time employees.

RESULTS OF OPERATIONS

Three months ended March 31, 2011 and March 31, 2010.

Total operating expenses for the three months ended March 31, 2011 were $588,601 (2010 – $687,512). The decrease in the expenses from the previous year was primarily due to a decrease in shares and warrants issued for services.

Total expenses for the three months ended March 31, 2011 were $734,697 (2010 – $799,201). The decrease in the expenses from the previous year was primarily due to a decrease in shares and warrants issued for services.

LIQUIDITY AND CAPITAL RESOURCES

At March 31, 2011 SDRG had working capital of $212,191 (December 31, 2010 – ($1,734,363)). SDRG have funded our expenses and capital requirements through the issuance of shares, warrants and notes. Sales of shares were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D thereunder, and/or Regulation S thereunder. All of the purchasers of the shares were sophisticated or accredited investors. The shares were issued with a restrictive legend.

SDRG expect to invest approximately $1,050,000 into Sino-Top in 2011. These funds are to be invested towards exploration and property maintenance on the seven properties in the portfolio and conducting a Canadian National Instrument (NI) 43-101 report on the Laopandao property and updating the NI43-101 report on the Dadi property.

On February 15, 2011, SDRG closed a convertible financing of $2.5 million over a four-year period with Tonaquint Inc. The total amount funded (in cash and notes) at closing was $2,500,000, with payment consisting of $500,000 in cash paid at closing and $2,000,000 to be paid in a series of ten notes, each in the principal amount of $200,000, with each due on or before the earlier of (i) 49 months from February 15, 2011, or (ii) subject to certain conditions, a series of dates beginning on September 15, 2011 and following on the 15th of each month thereafter. SDRG have the right to offset the payment of any unpaid note subject to certain conditions and obligations. The face amount of the convertible note issued to Tonaquint was $2,766,000, which represented the $2,500,000 paid or to be paid to us and other fees and expenses.

Tonaquint also received a warrant to purchase 8.6 million common shares at an exercise price of $0.50 per share at any time within three years after the date of issuance

On April 21, 2011 SDRG closed a convertible financing agreement for $3 million over a three-year period with JMJ Financial, a privately-held US investment firm. The total planned funding amount is $3,000,000, with payment consisting of $1,000,000 cash consideration through a convertible promissory note and four $500,000 promissory notes, secured & collateralized by JMJ Financial.

The initial note provides a $1 million consideration in the form of cash payments to be made to us according to a funding schedule expiring 180 days after an effective registration statement covering the resale of the shares of common stock issuable upon conversion of the note, assuming certain share volume and prices are met. $250,000 was paid to us on April 21, 2011. The subsequent notes each provide $500,000 consideration, totaling $2,000,000, which are secured and collateralized by JMJ Financial, over the remainder of the three-year period. The total face amount of the convertible notes issued to JMJ is $3,150,000, which represents $3,000,000 to be paid to us and includes other fees and expenses.

Revenues

Net sales were $nil for both the quarters ended March 31, 2011 and March 31, 2010 as there was no production at any of the mining properties.

Expenses

Total expenses for the three months ended March 31, 2011 were $734,697 (2010 – $799,201). The decrease in the expenses from the previous year was primarily due to a decrease in shares and warrants issued for services.

SDRG’S OFF-BALANCE SHEET ARRANGEMENTS

SDRG does not have any off-balance sheet arrangements or contractual obligations that have had or are reasonably likely to have a material current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that have not been disclosed in its financial statements.

SDRG’S QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

SDRG is not exposed to market risk.

SDRG’S CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

By resolution adopted on January 24, 2006, SDRG’s Board of Directors elected to change independent accountants. The independent accounting firm of Moore Stephens Cooper Molyneux LLP notified SDRG on January 24, 2006 that they were terminating their registration with the Public Company Accounting Oversight Board and therefore, were resigning as SDRG’s accountants. The independent auditors report on the consolidated financial statements for the two years ended December 31, 2003 and December 31, 2004, and the subsequent periods preceding December 31, 2005 contained no adverse opinion, no disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles, except that each report issued by Moore Stephens Cooper Molyneux LLP for the years ended December 31, 2004 and 2003, and the interim periods ended March 31, 2005, June 30, 2005 and September 30, 2005, respectively, raised substantial doubt about SDRG’s ability to continue as a going concern. In connection with the audits of SDRG’s consolidated financial statements for each of the two years ended December 31, 2003 and December 31, 2004, and during any subsequent interim periods preceding December 31, 2005, as well as the period up to and including January 24, 2006, there have been no disagreements with Moore Stephens Cooper Molyneux LLP on any matters of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which if not resolved to the satisfaction of Moore Stephens Cooper Molyneux LLP would have caused Moore Stephens Cooper Molyneux LLP to make reference to the subject matter of the disagreements in connection with their reports.

On January 24, 2006, SDRG’s Board of Directors engaged SF Partnership LLP, 4950 Yonge Street, 4th Floor, Toronto, Ontario, M2N 6K1 as its new independent auditors to audit its financial statements. During the two most recent fiscal years and the subsequent interim periods prior to the engagement of the new accounting firm, SDRG did not consult with the new accounting firm with regard to any of the matters listed in Regulation S-B items 304 (a) (2) (i) or (ii).

SDRG’S DIRECTORS AND EXECUTIVE OFFICERS

The following sets forth information concerning our current directors, executive officers and significant employees. Each director has been elected to serve until SDRG’s next annual meeting of shareholders and until his successor has been elected and qualified. Each executive officer serves at the discretion of our Board of Directors.

Name	Age	Position

Marc Hazout	45	Chief Executive Officer, President and Director
Manuel Chan	53	Director
Guoqiang Hao	56	Director
R.Glen MacMullin	38	Director

Marc Hazout has been the President, Chief Executive Officer and a director since June 1, 2002. Mr. Hazout attended The Canadian Securities Institute from 1998-2000 and in 1999 worked as an equity trader at Swift Trade Securities Inc. in Toronto. In 1998, Mr. Hazout founded and has been President and CEO of Travellers International Inc., a private investment banking firm headquartered in Toronto. Mr. Hazout studied International Relations and Economics at York University in Toronto from 1983 to 1985. Mr. Hazout completed the Real Estate Licensing Course at Humber College in Toronto in 1984. Mr. Hazout is also the President and Chief Executive officer, and a director of CommandCredit Corp.

Manuel Chan joined SDRG’s Board of Directors on August 29, 2007. Mr. Chan is also a member of the Board of Directors of Sanhe Sino-Top Resources & Technologies Ltd. (“Sino-Top’’) of which Silver Dragon owns a 40% equity interest. Mr. Chan possesses more than 20 years of experience in the real estate sector and holds a Bachelor of Commerce degree in Management Information Systems and Accounting from the University of British Columbia, Canada.

R. Glen MacMullin has been a director of SDRG since December, 2007. Mr. MacMullin is currently a Vice President of Finance with Minto Group, Inc. a fully integrated real estate development, construction and management company with operations in Ottawa, Toronto and Florida. Prior to joining Minto Group, Inc. in 2008, Mr. MacMullin was a Managing Director and Chief Operating Officer with Xavier Sussex, LLC; a New York based private equity firm he co-founded in 2004. In 2001, Mr. MacMullin was appointed Director and Chief Operating Officer with DB Advisors, LLC; a $6 billion hedge fund group based in New York and a wholly owned subsidiary of Deutsche Bank AG. He has also held several senior management positions with Deutsche Bank Offshore in the Cayman Islands from 1998 through 2001, including Head of Investment Funds. He began his career in 1993 as a public accountant with Coopers & Lybrand in Ottawa, Canada and KPMG in the Cayman Islands. Mr. MacMullin received a Bachelor of Business Administration degree from Saint Francis Xavier University in 1993 and is a member of the Canadian Institute of Chartered Accountants. Mr. MacMullin also serves on the Board of Directors of Nayarit Gold, Inc.

Guoqiang Hao has been a director of SDRG since June, 2008. Mr. Hao is currently head of Exploration Unit of North China Geological Exploration Bureau, a.k.a. Huaguan Industrial Corp.(HIC), a Chinese state-owned entity that operates in many diversified fields such as mining, engineering, manufacturing, chemical analysis and real estate. Mr. Hao has served with HIC for over 30 years, first as a geologist, then as a manager, and has witnessed its development from a geological exploration team to a conglomerate that boasts a staff of over 700 and over 10 subsidiaries. Under the leadership of Mr. Hao, HIC is also in the process of acquiring mining properties in northern Africa and central Asia.

Mr. Hao is also a member of the Board of the Directors of Sanhe Sino-Top Resources & Technologies Ltd., a joint venture between SDRG and HIC. Having a dual capacity of corporate executive and government officer, Mr. Hao has extensive connections with China’s mining and industrial circles and the Chinese government.

SDRG’S EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes and explains the significant elements of SDRG compensation programs.

The objectives of SDRG compensation program are to retain and motivate qualified executive officers who will drive SDRG success while promoting an alignment of interests between the executive officers and the shareholders. Compensation consists of three elements: base salary, short-term incentive bonus, and stock options. The Compensation Committee reviews annually each component and appropriate competitive factors, and makes recommendations based upon performance.

Base salaries: The primary element of SDRG compensation program is base salary. SDRG view is that a competitive base salary is a necessary element for retaining and attracting qualified employees. The base salary of each executive is determined based upon survey data and other competitive information, number of years’ experience, and comparison to other base salaries paid in similar situations.

Short-term incentive bonus: In addition to establishing competitive base salaries and stock option incentives, one of the objectives of the executive compensation strategy is to encourage and recognize strong levels of performance by linking achievement of specific goals with variable cash compensation in the form of a short-term incentive bonus. The compensation committee will be assessing appropriate targets going forward. No short-term incentive bonuses were awarded during 2010.

Stock warrants: The number of stock warrants granted is reviewed at each grant date to provide medium-term incentives. Warrants granted to directors who are not employees vest immediately and expire after three years. The terms and conditions of options granted to executives and other employees are reviewed for each grant at the time that it is made.

The following table sets forth certain summary information concerning the compensation paid or accrued during each of our last two completed fiscal years for services for named executive officers in all capacities for the fiscal year ended December 31, 2010.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)

Marc Hazout, Director, President and Chief Executive Officer	2010	—	—	279,000	(1)	—	—	288,000	(2)	567,000
	2009	—	—	—		—	—	288,000	(2)	288,000

(1)

The shares granted in 2010 were pursuant to a financing and extension of contract for five years. The shares issued to Travellers International Inc., a corporation owned by Mr. Hazout, consisted of 1,000,000 shares of SDRG’s restricted common stock, valued at $0.279 per share on the grant date, which vested immediately and are restricted from resale for six months from the date of issuance of the shares.

(2)	Payments were made to Travellers International Inc.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table provides information regarding the outstanding equity awards held by SDRG Named Executive Officers as of December 31, 2010.

	Option Awards					Stock Awards

Name	No. of Securities Underlying Unexercised Options (#) Exercisable	No. of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Exercise Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)

Marc Hazout	—	—	—	—	—	—	—	—	—

No options have been awarded to Named Executive Officers. Any stock awards granted to Named Executive Officers are fully vested.

Compensation of Directors

Directors who are also officers of SDRG are not remunerated for their services rendered as a director of SDRG. Outside directors received warrants as remuneration for their office. Directors are reimbursed for any reasonable expenses incurred in the connection with attendance at board or committee meetings or any expenses generated in connection with the performance of services on the behalf of SDRG.

The following table summarizes compensation paid or earned by our directors who are not Named Executive Officers for their services as directors of SDRG during the fiscal year ended December 31, 2010.

Name	Fees earned or paid in cash	Stock awards ($)	Option awards ($)		Non-equity incentive plan compensation ($)	Non- qualified deferred compensation earnings ($)	All other compensation	Total ($)

Manuel Chan	—	—	20,426	(1)	—	—	—	20,426
Charles McAlpine	—	—	32,704	(2)	—	—	—	32,704

(1)	200,000 share purchase warrants were awarded to Manuel Chan exercisable at an exercise price of $0.18 for a period of two years from the date of issuance.
(2)	200,000 share purchase warrants were awarded to Charles McAlpine exercisable at an exercise price of $0.25 for a period of three years from the date of issuance.

Consulting Agreements

On November 1, 2010, SDRG entered into a consulting agreement with Travellers International Inc., a corporation owned by Mr. Hazout, to provide consulting services including all activities required to direct, oversee, and manage us including providing the services that would be provided by a chief executive officer. The consulting agreement provides that the Mr. Hazout is entitled to an annual fee of $288,000 for a term of five years, a travel allowance of $3,000 per month, and eight weeks paid holidays each calendar year. Upon termination of the consulting agreement, Mr. Hazout will be provided with 100% of his annual fee rate for the remaining period of the agreement. The agreement contains provisions prohibiting him from competing with us or soliciting customers or employees for a period of one year following the termination of the agreement.

On October 6, 2010 SDRG issued 1,000,000 shares of common stock to Travellers International Inc., a company owned by Marc Hazout, pursuant to the signing of a consulting agreement. The fair value of the shares issued on the date of issuance was $279,000.

Equity Compensation Plan Information

The 2020 stock option plan was cancelled by the Board of Directors on March 16, 2011.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding beneficial ownership of SDRG common stock as of March 11, 2011, by: (1) SDRG directors, named executive officers and beneficial holders of more than 5% of SDRG common stock, and (2) all of SDRG current directors and executive officers as a group. The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 under the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated in the footnotes to this table, and as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner	Number of Shares Beneficially		Percentage of Shares
	Owned		Beneficially Owned(1)

Marc Hazout (2)	18,173,206	(2)	16.5%
Manuel Chan (3)	100,000		0.45%
Guoqiang Hao (4)	200,000		0.36%
Glen MacMullin (5)	—		0.63%
Charles McAlpine (6)	—		0.36%
Officers and Directors as a group (7 persons)	18,473,206		18.57%

(1) Based on 109,884,302 shares outstanding as of March 16, 2011 plus any shares of common stock deemed to be beneficially owned pursuant to warrants that are exercisable within 60 days from the above date.

(2) Owned by Travellers International Inc. solely owned by Mr. Hazout. Mr. Hazout is the President and CEO of Travellers. His address is Suite 803, 5160 Yonge Street, Toronto, Ontario, M2N 6L9.

(3) Manuel Chan owns share purchase warrants, expiring September 1, 2012, to purchase 200,000 shares of Common Stock at an exercise price of $0.18. He owns further share purchase warrants, expiring January 25, 2014, to purchase 200,000 shares of Common Stock at an exercise price of $0.11.

(4) Guoqiang Hao owns share purchase warrants, expiring January 25, 2014, to purchase 200,000 shares of Common Stock at an exercise price of $0.11.

(5) Glen MacMullin owns share purchase warrants, expiring December 5, 2012, to purchase 250,000 shares of Common Stock at an exercise price of $0.11. He also owns share purchase warrants, expiring October 13, 2011, to purchase 250,000 shares of Common Stock at an exercise price of $0.25. He owns further share purchase warrants, expiring January 25, 2014, to purchase 200,000 shares of Common Stock at an exercise price of $0.11.

(6) Charles McAlpine owns share purchase warrants, expiring September 28, 2013, to purchase 200,000 shares of Common Stock at an exercise price of $0.25. He owns further share purchase warrants, expiring January 25, 2014, to purchase 200,000 shares of Common Stock at an exercise price of $0.11.

Glen MacMullin and Charles McAlpine were both considered independent under the independence standards of the NASDAQ Stock Market Rule 5605 during the past fiscal year. Mr. MacMullin and Mr. McAlpine currently sit on the audit committee and compensation committee.

DESCRIPTION OF SDRG COMMON STOCK

SDRG common stock is considered to be a “penny stock.” The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on NASDAQ, provided that current price and volume information with respect to transactions in these securities is provided by the exchange or system). Prior to a transaction in a penny stock, a broker-dealer is required to:

•

deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market;

•	provide the customer with current bid and offer quotations for the penny stock;
•	explain the compensation of the broker-dealer and its salesperson in the transaction;
•	provide monthly account statements showing the market value of each penny stock held in the customer’s account; and
•	make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.
These requirements may have the effect of reducing the level of trading activity in the secondary market for SDRG’s stock, and investors may find it more difficult to sell their shares.

The authorized capital stock of SDRG consists of 150,000,000 shares of common stock with a $.001 par value per share. 20,000,000 shares of preferred stock have been authorized but none has been issued. Holders of shares of SDRG common stock are entitled to one vote for each share on all matters to be voted on by the shareholders. Holders of SDRG common stock do not have cumulative voting rights. All of the outstanding shares of SDRG common stock are fully paid and non-assessable. Holders of common stock have no preemptive rights to purchase SDRG common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the SDRG common stock.

COMPARISON OF STOCKHOLDERS’ RIGHTS.

The following is a summary of the material differences between (a) the current rights of GOG’s stockholders under GOG’s articles of incorporation and bylaws, (b) the current rights of NRI’s stockholders under NRI’s articles of incorporation and bylaws and (c) the current rights of SDRG stockholders under SDRG’s articles of incorporation and bylaws.

The following summary is not a complete statement of the rights of stockholders of the two companies or a complete description of the specific provisions referred to below. This summary is qualified by reference to GOG’s, NRI’s and SDRG’s constituent documents.

Authorized Capital Stock

GOG - The total number of shares of common stock, par value of $0.001 per share, authorized for issuance is 200,000,000. As of May 20, 2010, 45,136,000 shares of common stock were issued and outstanding. The total number of shares of preferred stock, par value of $0.001 per share, authorized for issuance is 25,000,000.

NRI – The total number of shares of common stock, no par value per share, authorized for issuance is unlimited. As of May 20, 2010there were approximately 17,636,299 shares of NRI’s common stock issued and outstanding on record. CDS & CO., in Toronto, Ontario holds 10,171,939 shares of common stock of NRI which is 57.7% of the outstanding common stock.

SDRG - The authorized capital stock of SDRG consists of 150,000,000 shares of common stock with a $.001 par value per share. As of May 18, 2011, the number of shares of SDRG common stock issued and outstanding was 106,893,198. There are 20,000,000 shares of preferred stock which have been authorized but none has been issued.

Dividend Policy

GOG – The GOG common stock is junior to the GOG preferred stock in the right to receive dividends. No dividends shall at any time be declared on GOG common stock if the result of the payment of the dividend declared would be to impair the ability of GOG immediately thereafter to redeem all of the issued and outstanding preferred stock.

NRI – The holders of the common stock of NRI are entitled to receive dividends and to receive the remaining property of the corporation upon dissolution.

SDRG - In order that SDRG may determine the stockholders entitled to receive payment of any dividend, the Board of Directors of SDRG may fix, in advance, a record date, which shall not be more than sixty days prior to such action. If no record date is fixed, the record date shall be at the close of business on the day on which the Board of Directors adopts the resolution relating to the payment of any dividend.

Voting

GOG – Each share of GOG common stock is entitled to one vote.

NRI – Each share of NRI common stock is entitled to one vote.

SDRG – Each share of SDRG common stock is entitled to one vote. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Any other action shall be authorized by a majority of the votes cast except where applicable law prescribes a different percentage of votes. Voting need not be by ballot.

Number of Directors

GOG - The number of Directors which shall constitute the whole Board of Directors of GOG shall be two. GOG’s Board of Directors currently consists of 2 Directors.

NRI – The number of Directors which shall constitute the whole Board of Directors of NRI shall be three. NRI’s Board of Directors currently consists of 3 Directors.

SDRG - The number of Directors which shall constitute the whole Board of Directors of SDRG shall be five. SDRG’s Board of Directors currently consists of 5 Directors.

Term of Directors

GOG - Directors shall be elected at each annual meeting of the shareholders to hold office until the next annual meeting or special meeting of shareholders at which time a new Board of Directors of GOG is elected. Each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until a successor has been elected and qualified.

NRI– Directors elected at the annual meeting of stockholders hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified.

SDRG– Directors elected at the annual meeting of stockholders hold office until the next annual meeting of stockholders and until their respective successors is elected and qualified.

Removal of Directors

GOG– Directors may be removed by shareholders at an annual meeting or special meeting of shareholders at which time a new Board of Directors is to be elected. Such removal is accomplished by a new director receiving a plurality of the votes.

NRI– Directors may be removed by shareholders at an annual meeting or special meeting of shareholders at which time a new Board of Directors is to be elected. Such removal is accomplished by a new director receiving a plurality of the votes.

SDRG– Any one or more directors may be removed, with or without cause, by vote or written consent of the holders of a majority of the issued and outstanding shares of stock of SDRG entitled to vote for the election of directors.

Vacancies on the Board

GOG – Directors may be elected in the manner prescribed by the provisions of Sections 78.320 through 78.335 of the General Corporation Law of Nevada. Any director may resign at any time upon written notice to GOG. Directors who are elected at an election of directors by stockholders, and directors who have been elected in the interim to fill vacancies and newly created directorships, shall hold office until the next election of directors by stockholders and until their successors are elected and qualified or until their earlier resignation or removal. In the interim between elections of directors by stockholders, newly created directorships and any vacancies in the Board of Directors, including any vacancies resulting from the removal of directors for cause or without cause by the stockholders and not filled by said stockholders, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. GOG currently has one vacancy on its Board of Directors.

NRI – Vacancies shall be filled by the remaining directors. Directors elected by the Board to fill such vacancies will serve only until the next annual election of directors at the annual shareholders meeting. NRI currently does not have any vacancies on its Board of Directors.

SDRG – Vacancies in existing or new director positions may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. Directors elected by the Board to fill such vacancies will serve only until the next annual election of directors.

Annual Stockholders Meeting

GOG – The annual meeting shall be held on the date and at the time fixed, from time to time, by the directors, provided, that the first annual meeting shall be held on a date within thirteen months after the organization of the corporation, and each successive annual meeting shall be held on a date within thirteen months after the date of preceding annual meeting. A special meeting shall be held on the date and at the time fixed by the directors.

NRI – The holders of the NRI common stock receive notices of and may attend and vote at all meetings of shareholders of NRI. The meetings of shareholders may be held in the Municipality of Metropolitan Toronto and Province of Ontario.

SDRG – The annual meeting shall be held on the date and at the time fixed by the directors. When the directors shall fail to fix a place for the meeting, it shall be held at SDRG’s registered office. Written notice shall be given regarding each meeting.

Quorum for Stockholders Meetings

GOG – A majority of the voting power, which includes the voting power that is present in person or by proxy, regardless of whether the proxy has authority to vote on all matters, constitutes a quorum at a meeting of stockholders for the transaction of business unless the action to be taken at the meeting shall require a greater proportion. The stockholders present may adjourn the meeting despite the absence of a quorum.

NRI – A majority of the voting power, which includes the voting power that is present in person or by proxy, regardless of whether the proxy has authority to vote on all matters, constitutes a quorum at a meeting of stockholders for the transaction of business unless the action to be taken at the meeting shall require a greater proportion. The stockholders present may adjourn the meeting despite the absence of a quorum.

SDRG – The holders of a majority of the outstanding shares of common stock constitutes a quorum.

Stockholder Action by Written Consent

GOG – Any action which, under any provisions of the laws of the Stale of Nevada or under the provisions of the Certificate of Incorporation of GOG or under GOG’s by-laws may be taken at a meeting of the shareholders, may be taken without a meeting if a record or memorandum thereof be made in writing and signed by the holders of outstanding stock having no less than the minimum number of votes that would be necessary to authorize or take the action at a meeting for such purpose, and such record or memorandum be filed with the Secretary of GOG.

NRI – Any action required to be taken at any annual or special meeting of the stockholders, or any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

SDRG – Any action required to be taken at any annual or special meeting of the stockholders, or any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

Amendment of Governing Documents

GOG – GOG reserves the right to amend, alter, change or repeal any provision contained in the articles of incorporation, in the manner now or hereafter prescribed, and all rights conferred upon stockholders herein granted subject to this reservation.

NRI – NRI requires shareholder approval.

SDRG – SDRG’s directors may amend the bylaws.

Indemnification of Directors and Officers

GOG – The articles of incorporation contain provisions providing for the indemnification of directors and officers of GOG as follows:

(a) GOG shall indemnify any person who was or is a party, or is threatened to be made a party, of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of GOG), by reason of the fact that he is or was a director, officer, employee or agent of GOG, or is otherwise serving at the request of GOG as a director, officer, employee or agent of another corporation, partnership joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to the best interests of GOG, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct is unlawful. The termination of any action, suit or proceeding, by judgment, order, settlement, conviction upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the person did not act in good faith in a manner he reasonably believed to be in, or not opposed to, the best interests of

GOG and, with respect to any criminal action or proceeding, had reasonable cause to believe the action was unlawful.

(b) GOG shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of GOG, to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of GOG, or is or was serving at the request of GOG as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in, or not, opposed to, the best interests of GOG, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to GOG, unless, and only to the extent that, the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper.

(c) To the extent that a director, officer, employee or agent of GOG has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections (a) and (b) above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney’s fees) actually and reasonably incurred by him in connection therewith.

(d) Any indemnification under Section (a) or (b) above (unless ordered by a court) shall be made by GOG only as authorized in the specific case upon a determination that indemnification of the officer, director and employee or agent is proper in the circumstances, because he has met the applicable standard of conduct set forth in Section (a) or (b) above. Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the affirmative vote of the holders of a majority of the shares of stock entitled to vote and represented at a meeting called for purpose.

(e) Expenses (including attorneys’ fees) incurred in defending a civil or criminal action, suit or proceeding may be paid by GOG in advance of the final disposition or such action, suit or proceeding, as authorized in Section (d) of this Article, upon receipt of an understanding by or on behalf of the director, officer, employee or agent to repay such amount, unless it shall ultimately be determined that he is entitled to be indemnified by GOG.

(f) The Board of Directors may exercise GOG’s power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of GOG, or is or was serving at the request of GOG as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not GOG would have the power to indemnify him against such liability.

(g) The indemnification discussed above shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled.

NRI –NRI indemnifies its officers and directors from any personal loss or damage from any actions regarding the corporation which are performed in good faith. The indemnification does not apply to any directors’ or officers’

(a) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law,
(b) acts or omissions that a director or officer believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director or officer,

(c) approval of any transaction from which a director or officer derives an improper personal benefit,

(d) acts or omissions that show a reckless disregard for the director’s or officer’s duty to the corporation or its shareholders in circumstances in which the director or officer was aware, or should have been aware, in the ordinary course of performing a director’s or officer’s duties, of a risk of serious injury to the corporation or its shareholders,

(e) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director’s or officer’s duty to the corporation or its shareholders, or

(f) approval of an unlawful dividend, distribution, stock repurchase or redemption.

The indemnification would generally absolve directors and officers of personal liability for negligence in the performance of duties, including gross negligence.

SDRG – SDRG’s Certificate of Incorporation provides for indemnification of directors as follows: no director shall be personally liable to SDRG or its stockholders for monetary damages for any breach of fiduciary duty by such directors as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to SDRG or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

LEGAL REQUIREMENTS CONCERNING THE OFFER

This offer is being made solely by this prospectus and the accompanying letter of transmittal. The offer is being made to all holders of shares of SDRG common stock. The Offeror is not aware of any jurisdiction where making the offer or tendering shares of SDRG in response to the offer would violate the laws of the jurisdiction. If the Offeror becomes aware of any jurisdiction in which making the offer or tendering shares of SDRG in response could violate applicable law, the Offeror will make a good faith effort to comply with any such law. If, after such good faith effort, the Offeror cannot comply with any such law, the offer will not be made to (nor any tenders be accepted from or on behalf of) the holders of shares of SDRG common stock in such jurisdiction

EXPERTS

Accounting Matters

GOG’s financial statements as of August 31, 2010 and 2009, and for the years then ended, have been audited by Joern (John) Scholz, independent public accountant and are attached as an Exhibit to this prospectus.

NRI’s financial statements as of July 31, 2010 and 2009, and for the years then ended, have been audited by Joern (John) Scholz, independent public accountant and are attached as an Exhibit to this prospectus.

Legal Matters

The validity of the shares of GOG common stock offered pursuant to this prospectus will be passed on by Nannarone & McMurdo LLP, 511 Avenue of the Americas, Suite 800, New York, NY 10011.

The validity of the shares of NRI common stock offered pursuant to this prospectus will be passed on by John Spratley, LLB, 4 King St. W., #1320, Toronto, Ontario M5H 1B6.

Financial Statements of

GUARDIANS OF GOLD INC.

Years ended August 31, 2010 and 2009

AUDITORS’ REPORT
To the Shareholders of

Guardians of Gold Inc.

We have audited the accompanying consolidated balance sheet of Guardians of Gold Inc. as of August 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ deficiency, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based upon our audits.

We have conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board (PCAOB) (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Guardians of Gold Inc. as of August 31, 2010 and 2009, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred operating losses in current year and also in the past. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

John Scholz CA

[SIGNED]

Woodbridge, Ontario, Canada	Chartered Accountant

February 7, 2011	Licensed Public Accountant
CPAB Registered
PCAOB Registered

GUARDIANS OF GOLD INC.
Balance Sheet

August 31, 2010 and 2009

	2010	2009

Assets

Current assets:
Cash	$170	—
Mining Ore Tailings (Note 3)	34,000	34,000

	$34,170	34,000

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable and accrued liabilities	$93,388	18,312

Shareholders’ equity:
Capital stock (note 4)	76,100	76,100
Deficit	(135,318)	(60,412)

	(59,218)	15,688

	$34,170	34,000

See accompanying notes to financial statements.

Approved on behalf of the Board:

____signed________________________ “Ronald Haller, Director”

____signed________________________ “Jordan Starkman, Director”

GUARDIANS OF GOLD INC.
Statements of Earnings

Years ended August 31, 2010 and 2009

	2010	2009

Revenue	$—	—

Expenses:
Shareholders’ information	69,842	8,656
Transfer agent’s fees and expenditures	5,064	7,540

	74,906	16,196

Net earnings (loss)	$(74,906)	(16,196)

Net income (loss) per share	$(0.0019)	(0.0012)

See accompanying notes to financial statements.

GUARDIANS OF GOLD INC.
Statements of Retained Earnings

Years ended August 31, 2010 and 2009

	2010	2009

Retained earnings (Deficit), beginning of year	$(60,412)	(44,216)

Net earnings (loss)	(74,906)	(16,196)

Retained earnings (Deficit), end of year	$(135,318)	(60,412)

See accompanying notes to financial statements.

GUARDIANS OF GOLD INC.
Statement of Cash Flows

Years ended August 31, 2010 and 2009

	2010	2009

Operating Activities:

Net earnings (loss)	$(74,906)	(16,196)

Changes in non-cash working capital:
Accounts payable	75,076	4,096

Cash provided by (Expended in) Operating Activities	170	(12,100)

Investing Activities:

Mining ore tailings	—	(34,000)

Cash provided by (Expended in) Investing Activities	—	(34,000)

Financing Activities:

Common shares issued for mining ore tailings	—	34,000
Common shares issued for services rendered	—	6,100
Common shares issued for debt settlement	—	6,000

Cash provided by (Expended in) Financing Activities	—	46,100

Increase (decrease) in cash	170	—

Cash and cash equivalents, beginning of year	—	—

Cash and cash equivalents, end of year	$170	—

See accompanying notes to financial statements.

GUARDIANS OF GOLD INC.
Notes to Financial Statements

Years ended August 31, 2010 and 2009

1. FUTURE OPERATIONS

The accompanying financial statements have been prepared on the basis of accounting principles applicable to a going concern which presumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business.

The Company is in the process of exploring its resource properties and has not yet determined whether the properties contain economically recoverable reserves. The recovery of the amounts shown for resource properties and the related deferred expenditures is dependent upon the existence of economically recoverable reserves, confirmation of the Company’s interest in the underlying mining claims, the ability of the Company to obtain necessary financing to complete the development, upon future profitable production and the support of the Company’s trade creditors.

The financial statements do not give effect to any adjustments to the amount of assets and liabilities that might be necessary should the Company be unable to continue as a going concern and therefore, be required to realize its assets and discharge its liabilities in other than the ordinary course of business.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

Cash and cash equivalents include cash on account and demand deposits.

Loss Per Share

Basic loss per share is computed using the weighted average number of common shares outstanding during the year. Diluted loss per share is computed using the weighted average number of common and potential common shares outstanding during the year. Potential common shares consist of the incremental common shares issuable upon the exercise of stock options using the treasury stock method.

Use of Estimates

The preparation of these financial statements, in conformity with Canadian generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

Stock Based Compensation

The Company accounts for its stock option plan using the fair value method. The fair value of each stock option granted is estimated on the date of the grant using the Black-Scholes option pricing model and expensed over the service period which equals the vesting period. The stock option expense for the year ended August 31, 2010 was $NIL (2009 -$NIL).

Future Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under the asset and liability method, future income taxes are recognized for temporary differences between the tax and financial statement bases of assets and liabilities and for certain carry forward items. Future income tax assets are recognized only to the extent that, in the opinion of management, it is more likely than not that the future income tax assets will be realized. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the year that includes the date of enactment or substantive enactment.

Measurement Uncertainty

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the year. Actual results would differ from those estimates.

Foreign Currency Translation

The Company translates its foreign denominated monetary assets and liabilities at the exchange rate prevailing at year-end. Non-monetary assets and liabilities are translated at historic rates. Revenues and expenses are translated at the rate of exchange in effect at the time of the transaction. Exchange gains or losses are included in operations.

Mining Claims and Deferred Exploration Expenditures

Mining claims are carried at cost until they are brought into production at which time they are depleted on a unit-of-production basis. Exploration expenditures relating to mining claims are deferred until the properties are brought into production at which time they are amortized on a unit-of-production basis. The cost of claims abandoned or sold and the deferred exploration costs relating to claims abandoned or sold are charged to operations in the current year.

3. MINING ORE TAILINGS

The Company has acquired the Rapid Metal Recovery Process to be used at a tailings site at the Ross Mine located at Holtyre, Ontario, in consideration of 34,000,000 common shares of the Company, valued at $0.001 per share.

4. CAPITAL STOCK

The Company is authorized to issue 175,000,000 common shares. Common shares issued and fully paid are as follows:

Common shares issued:

	Shares	Value

Balance, August 31, 2008	30,000,000	$30,000

Value of common shares issued in settlement of debt	6,000,000	6,000

1 – 1,000 consolidation	(35,964,000)	—

Value of common shares issued in consideration of interest in mining ore tailings	34,000,000	34,000

Value of common shares issued in consideration of services rendered	6,100,000	6,100

Balance, August 31, 2009 and August 31, 2010	40,136,000	$76,100

By Certificate of Amendment dated April 22, 2009, the Company’s name was changed from Pearlstar Corporation to Guardians of Gold Inc. and its common shares were consolidated on a 1 – 1,000 basis.

GUARDIANS OF GOLD INC.
BALANCE SHEET
FEBRUARY 28, 2011 AND AUGUST 31, 2010
(Unaudited)

	February 28, 2011	August 31, 2010

ASSETS
Current:
Cash	$21,850	$170
Subscriptions receivable	1,500,000	—

	1,521,850	170
Mining Ore Tailings (Note 2)	34,000	34,000

	$1,555,850	$34,170

LIABILITIES
Current:
Accounts payable	$152,967	$93,388

Shareholders’ Equity

Share Capital (Note 3)
Authorized
75,000,000 common shares, par value $0.001 per share
Issued
45,136,000 common shares (August 31, 2010- 40, 136,000)	1,602,724	76,100
Deficit	(198,841)	(135,318)

	1,402, 883	(59,218)

	$1,555,850	$34,170

GUARDIANS OF GOLD
STATEMENT OF OPERATIONS AND DEFICIT
FOR THE SIX MONTH PERIOD ENDED FEBRUARY 28, 2011 AND 2010
(Unaudited)

	2011	2010

REVENUE:	$—	$—

EXPENSES:
Shareholders’ information	59,684	41,080
Transfer agent’s fees and expenditures	2,579	2,643
Accounting fees	2,260	—

	64,523	43,723

NET LOSS	64,523	43,723
DEFICIT, BEGINNING OF PERIOD	135,318	60,412

DEFICIT, END OF PERIOD	$199,841	$104,135

NET LOSS PER COMMON SHARE	$0.0015	$0.0011

GUARDIANS OF GOLD
STATEMENTS OF OPERATIONS AND DEFICIT
FOR THE THREE MONTH PERIOD ENDED FEBRUARY 28, 2011 AND 2010
(Unaudited)

	2011	2010

Revenue	$—	$—
Expenses:
Shareholders’ information	32,640	16,980
Accounting fees	2,260	—
Transfer agent’s fees and expenditures	1,283	1,455

	36,183	18,435

Net loss	$(36,183)	$(18,435)
Deficit, beginning of period	$(163,658)	$(104,135)

Net loss per common share	$(0.0008)	$(0.0005)

GUARDIANS OF GOLD INC.
STATEMENT OF CASH FLOWS
FOR THE SIX MONTH PERIOD ENDED FEBRUARY 28, 2011 AND 2010
(Unaudited)

	2011	2010

CASH PROVIDED BY (USED IN):

OPERATIONS:
Net loss	$(64,523)	$(43,723)
Increase in subscriptions receivable	(1,500,000)	—
Increase in accounts payable	59,579	43,723

	(1,504,944)	—

FINANCING ACTIVITIES:
Sale of common shares for cash	1,526,624	—

Increase in cash	21,680	—
Cash, beginning of period	170	—

Cash, end of period	$21,850	$—

GUARDIANS OF GOLD INC.
STATEMENT OF CASH FLOWS
FOR THE THREE MONTH PERIOD ENDED FEBRUARY 28, 2011 AND 2010
(Unaudited)

	2011	2010
CASH PROVIDED BY (USED IN):
OPERATIONS:
Net loss	$(36,183)	$(18,435)
Decrease in subscriptions receivable	26,624	—
Increase in accounts payable	31,283	18,435

Increase in cash	21,724	—
Cash, beginning of period	126	—

Cash, end of period	$21,850	$—

GUARDIANS OF GOLD INC.
NOTES TO THE FINANCIAL STATEMENTS
February 28, 2011
(Unaudited)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

               The accompanying financial statements have been prepared on the basis of accounting principles applicable to a going concern which presumes GOG will be able to realize its assets and discharge its liabilities in the normal course of business.

               GOG is in the process of exploring its resource properties and has not yet determined whether the properties contain economically recoverable reserves. The recovery of the amounts shown for resource properties and the related deferred expenditures is dependent upon the existence of economically recoverable reserves, confirmation of GOG’s interest in the underlying mining claims, the ability of GOG to obtain necessary financing to complete the development, upon future profitable production and the support of GOG’s trade creditors.

The financial statements do not give effect to any adjustments to the amount of assets and liabilities that might be necessary should GOG be unable to continue as a going concern and therefore, be required to realize its assets and discharge its liabilities in other than the ordinary course of business.

The financial statements have been stated in Canadian funds, unless otherwise indicated.

Financial Statements of

NIREK RESOURCES INC.

Years ended July 31, 2010 and 2009

AUDITORS’ REPORT

To the Shareholders of

Nirek Resources Inc.

We have audited the accompanying balance sheet of Nirek Resources Inc. as of July 31, 2010 and 2009, and the related statements of operations, stockholders’ deficiency, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based upon our audits.

We have conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board (PCAOB) (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nirek Resources Inc. as of July 31, 2010 and 2009, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred substantial operating losses in current year and also in the past. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Joern Scholz CA

[SIGNED]

Woodbridge, Ontario, Canada	Chartered Accountant

November 23, 2010	Licensed Public Accountant
CPAB Registered
PCAOB Registered

NIREK RESOURCES INC.
Balance Sheet

July 31, 2010 and 2009

	2010	2009

Assets

Current assets:
Cash	$—	52,530
Accounts receivable	332	7,164

	332	59,694

Mining claims and deferred exploration expenditures (Notes 2 and 3)	58,102	60,565

Investment in Millstream Mines Ltd. (Note 4)	160,000	160,000

Investment in Ofek Capital Corp. (Note 4)	79	79

	$218,513	280,338

Liabilities and Shareholders’ Equity

Current liabilities:
Bank indebtedness	$16	—
Accounts payable and accrued liabilities	59,060	41,306

	59,076	41,306

Shareholders’ equity:
Capital stock (note 5)	760,995	755,994
Deficit	(601,558)	(516,962)

	159,437	239,032

	$218,513	280,338

See accompanying notes to financial statements.

NIREK RESOURCES INC.
Statements of Earnings

Years ended July 31, 2010 and 2009

	2010	2009

Revenue	$—	20,000

Expenses:
Office and general	4,528	4,776
Travel	14,790	8,663
Shareholders’ information	5,671	37,970
Transfer agent’s fees and expenditures	4,522	8,454
Management and Directors fees	30,180	50,720
Professional fees	24,000	46,038
Telephone	905	1,226

	(84,596)	(157,847)

Net earnings (loss)	$(84,596)	(137,847)

Net income (loss) per share	$(0.005)	(0.008)

See accompanying notes to financial statements.

NIREK RESOURCES INC.
Statements of Retained Earnings

Years ended July 31, 2010 and 2009

	2010	2009

Retained earnings (Deficit), beginning of year	$(516,962)	(379,115)

Net earnings (loss)	(84,596)	(137,847)

Retained earnings (Deficit), end of year	$(601,558)	(516,962)

See accompanying notes to financial statements.

NIREK RESOURCES INC.
Statement of Cash Flows

Years ended July 31, 2010 and 2009

	2010	2009

Operating Activities:

Net earnings (loss)	$(84,596)	(137,847)

Changes in non-cash working capital:
Accounts receivable	6,832	213,426
Accounts payable	17,754	(143,214)

Cash provided by (Expended in) Operating Activities	(60,010)	(67,635)

Investment Activities:

Investment in Millstream Mines Ltd.	—	(79)
Deferred exploration expenditures	2,463	(42,593)
Issuance of common shares	5,001	160,830

Cash provided by (Expended in) Investing Activities	7,464	118,158

Increase (decrease) in cash	(52,546)	50,523

Cash and cash equivalents, beginning of year	52,530	2,007

Cash and cash equivalents, end of year	$(16)	52,530

See accompanying notes to financial statements.

NIREK RESOURCES INC.
Notes to Financial Statements

Years ended July 31, 2010 and 2009

1. FUTURE OPERATIONS

The accompanying financial statements have been prepared on the basis of accounting principles applicable to a going concern which presumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business.

The Company is in the process of exploring its resource properties and has not yet determined whether the properties contain economically recoverable reserves. The recovery of the amounts shown for resource properties and the related deferred expenditures is dependent upon the existence of economically recoverable reserves, confirmation of the Company’s interest in the underlying mining claims, the ability of the Company to obtain necessary financing to complete the development, upon future profitable production and the support of the Company’s trade creditors.

The financial statements do not give effect to any adjustments to the amount of assets and liabilities that might be necessary should the Company be unable to continue as a going concern and therefore, be required to realize its assets and discharge its liabilities in other than the ordinary course of business.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

Cash and cash equivalents include cash on account and demand deposits.

Loss Per Share

Basic loss per share is computed using the weighted average number of common shares outstanding during the year. Diluted loss per share is computed using the weighted average number of common and potential common shares outstanding during the year. Potential common shares consist of the incremental common shares issuable upon the exercise of stock options using the treasury stock method.

Use of Estimates

The preparation of these financial statements, in conformity with Canadian generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

Stock Based Compensation

The Company accounts for its stock option plan using the fair value method. The fair value of each stock option granted is estimated on the date of the grant using the Black-Scholes option pricing model and expensed over the service period which equals the vesting period. The stock option expense for the year ended July 31, 2010 was $NIL (2009 -$NIL).

Future Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under the asset and liability method, future income taxes are recognized for temporary differences between the tax and financial statement bases of assets and liabilities and for certain carry forward items. Future income tax assets are recognized only to the extent that, in the opinion of management, it is more likely than not that the future income tax assets will be realized. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the year that includes the date of enactment or substantive enactment.

Measurement Uncertainty

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the year. Actual results would differ from those estimates.

Foreign Currency Translation

The Company translates its foreign denominated monetary assets and liabilities at the exchange rate prevailing at year-end. Non-monetary assets and liabilities are translated at historic rates. Revenues and expenses are translated at the rate of exchange in effect at the time of the transaction. Exchange gains or losses are included in operations.

Mining Claims and Deferred Exploration Expenditures

Mining claims are carried at cost until they are brought into production at which time they are depleted on a unit-of-production basis. Exploration expenditures relating to mining claims are deferred until the properties are brought into production at which time they are amortized on a unit-of-production basis. The cost of claims abandoned or sold and the deferred exploration costs relating to claims abandoned or sold are charged to operations in the current year.

3. MINING CLAIMS AND DEFERRED EXPLORATION EXPENDITURES

The Company holds an option to acquire a 100% interest in the Sarah Lake, Quebec Property, under a 3-year earn-in option agreement with payments (in both flow-through cash into the property and shares which will be restricted for 12 months) and a work commitment, outlined in the options terms as follows:

Option Terms: 3-year option to earn 100% interest, less royalty.

Work commitment:	Year 1 - $25,000 flow-through work in property

Year 2 - $25,000 flow-through work in property

Year 3 - $25,000 flow-through work in property

Cash:	$10,000 on May 30, 2008

Shares:	April 1, 2008 – 30,000 shares

April 1, 2009 – 100,000 shares

April 1, 2010 – 100,000 shares

April 1, 2011 – 100,000 shares

4. INVESTMENT IN MILLSTREAM MINES LTD. AND OFEK CAPITAL CORP.

On February 17, 2008 the company purchased 160,000 shares of Millstream Mines Ltd. At $1.00 per share.

On October 10, 2008 the company received 395 shares of Ofek Capital Corp for 79 Shares of Nirek Resources Inc.

5. CAPITAL STOCK

The Company is authorized to issue an unlimited number of common shares. Common shares issued and fully paid are as follows:

	Number of Shares	Amount

Balance, July 31, 2009	17,132,808	$755,994

Value of common shares issued in consideration of professional fees	500,000	5,000

Value of common shares issued in consideration of office expenses	2,000	1

Balance, July 31, 2010	17,634,808	$760,995

Until 90 days after the date when the securities are sold, all dealers effecting transactions in the shares, whether or not participating in the distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters to their unsold allotments or subscriptions.

NIREK RESOURCES INC.

GUARDIANS OF GOLD INC.

Offer to Exchange

(i) 1,068,932 Shares of Common Stock
of
Nirek Resources Inc.;

(ii) 1,068,932 Shares of Common Stock
of
Guardians of Gold Inc.;

(iii) 1,068,932 Silver Certificates
Issued by Nirek Resources Inc.
for ten (10) grams of silver. Such grams of silver shall be delivered to the holders of the silver certificates by March 31, 2016; and

(iv) 197,456 Gold Warrants
Issued by Nirek Resources Inc.
exercisable on or before July 18, 2011 at a cost of $190.00
for ten (10) grams of gold. Such grams of gold, assuming timely exercise of the related gold warrants, shall be delivered to the holders of such gold warrants by March 31, 2016. Delivery of any or all of the gold is not guaranteed. In the event that only a portion of the gold can be delivered by March 31, 2016, it shall be distributed, pro rata, among the shareholders who exercised the related gold warrants in a timely manner. The remaining balance of gold shall be replaced by an amount of silver equal in value to the aforementioned gold, based on the market prices of the silver and gold on the date the related gold warrant was exercised.

For Shares of
Silver Dragon Resources Inc., Common Stock
On the Basis of an Exchange of one hundred (100) Silver Dragon Resources Inc. Shares for

(i) One (1) Guardians of Gold Inc. Share of Common Stock;

(ii) One (1) Nirek Resources Inc. Share of Common Stock;

(iii) One (1) Nirek Resources Inc. Silver Certificate For ten (10) grams of silver. Such grams of silver shall be delivered to the holders of the silver certificates by March 31, 2016; and

(iv) One (1) Nirek Resources Inc. Gold Warrant exercisable on or before July 18, 2011 at a cost of $190.00 for ten (10) grams of gold. Such grams of gold, assuming timely exercise of the related gold warrants, shall be delivered to the holders of such gold warrants by March 31, 2016. Delivery of any or all of the gold is not guaranteed. In the event that only a portion of the gold can be delivered by March 31, 2016, it shall be distributed, pro rata, among the shareholders who exercised the related gold warrants in a timely manner. The remaining balance of gold shall be replaced by an amount of silver equal in value to the aforementioned gold, based on the market prices of the silver and gold on the date the related gold warrant was exercised.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 78.751 of the Nevada General Corporation Law provides generally and in pertinent part that a Nevada corporation may indemnify its officers and directors. This provision does not apply to the directors’ (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the corporation or its shareholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

The effect of this provision in GOG’s articles of incorporation is to eliminate the rights of GOG and its stockholders (through stockholder’s derivative suits on behalf of GOG) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (vi) above. This provision does not limit nor eliminate the rights of GOG or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. In addition, GOG’s articles of incorporation provide that if Nevada law is amended to authorize the future elimination or limitation of the liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the law, as amended. GOG’s bylaws provide for indemnification of such persons to the full extent allowable under applicable law. These provisions will not alter the liability of the directors under federal securities laws.

A resolution by the NRI Board of Directors, dated January 25, 2010, was passed that indemnified its officers and directors from that date forward from any personal loss or damage from any actions regarding the corporation which are performed in good faith. This resolution does not apply to any directors’ or officers’ (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director or officer believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director or officer, (iii) approval of any transaction from which a director or officer derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director’s or officer’s duty to the corporation or its shareholders in circumstances in which the director or officer was aware, or should have been aware, in the ordinary course of performing a director’s or officer’s duties, of a risk of serious injury to the corporation or its shareholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director’s or officer’s duty to the corporation or its shareholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors and officers of personal liability for negligence in the performance of duties, including gross negligence.

The effect of this resolution is to eliminate the rights of NRI’s stockholders (through stockholder’s derivative suits on behalf of NRI) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (vi) above. This resolution does not limit nor eliminate the rights of NRI or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. This resolution provides for indemnification of such persons to the full extent allowable under Canadian federal and provincial laws and to the extent the provincial security regulator laws may apply. Canadian and Ontario laws would generally take precedence over any foreign jurisdictions laws or regulatory body rules.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling GOG and NRI pursuant to the foregoing provisions, GOG and NRI have been informed that in the opinion of the SEC, such indemnification is against public policy and is therefore unenforceable.

Item 21.	Exhibits and Financial Statements

See the Exhibit Index below.

Item 22.	Undertakings

a. The undersigned registrant hereby undertakes:

1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set for the in the “Calculation of Registration Fee” table in the effective registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, the registrant will treat each post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of the securities at that time to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

4. Since the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use

5. That, for the purposes of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

          (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

          (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

          (iii) The portion of any other free writing prospectus relating to the Offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

          (iv) Any other communication that is an offer in the Offering made by the undersigned small business issuer to the purchaser.

b. The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions of this registration statement, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Additionally, the undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ron Haller, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Guardians of Gold Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on June 28, 2011.

Guardians of Gold Inc.

/s/ Ron Haller

Ron Haller, Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities and on the dates indicated.

Date: June 28, 2011	/s/ Ron Haller

Ron Haller, Secretary and Director

Date: June 28, 2011	/s/ Jordan Starkman

Jordan Starkman, President and Director

Date: June 28, 2011	/s/ Matthew McMurdo

Matthew McMurdo
Authorized Representative

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Abraham Arnold, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Nirek Resources Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on June 28, 2011.

Nirek Resources Inc.

/s/ Abraham Arnold

Abraham Arnold
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities and on the dates indicated.

Date: June 28, 2011	/s/ Abraham Arnold

Abraham Arnold
President and Director

Date: June 28, 2011	/s/ Dave Coutts

Dave Coutts
Director

Date: June 28, 2011	/s/ Matthew McMurdo

Matthew McMurdo
Authorized Representative

EXHIBIT INDEX

Exhibit	Description

3.1	Amended and Restated Articles of Incorporation of Bylaws Guardians of Gold Inc.
3.2	Amended and Restated Articles of Incorporation and Bylaws of Nirek Resources Inc.
4.1	Specimen Common Stock Certificate of Guardians of Gold Inc.
4.2	Specimen Common Stock Certificate of Nirek Resources Inc.
4.3	Form of Nirek Resources Inc. Silver Certificate.
4.4	Form of Nirek Resources Inc. Gold Warrant with subscription form.
4.5	Form of Gold Certificate.
5.1	Opinion of Nannarone & McMurdo, LLP, as to the validity of the shares of GOG common stock being offered.*
5.2	Opinion of John Spratley, LLB, as to the validity of the shares of NRI common stock being issued and matters of Ontario law.*
10.1	Option Agreement, dated March 26, 2008, by and between Nirek Resources Inc. and Fenton Scott Management Inc.
23.1	Consent of Joern (John) Scholz.
23.2	Consent of Nannarone & McMurdo, L.L.P. (included in Exhibit 5.1).*
23.3	Consent of John Spratley, LLB (included in Exhibit 5.2).*
24.1	Power of Attorney, included on signature pages.
99.1	Notice of Guaranteed Delivery.
99.2	Form of Letter of Transmittal.

*To be filed by amendment.